Exhibit 10.10

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of November 19, 2021

made by and among

1350 S DIXIE LLC,
as Borrower,

NRI REAL TOKEN TENANT, LLC,

As Hotel Lessee,

STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C.,
as Initial Lender

and

STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C.,
as Administrative Agent for the Lenders

Property:

1350 South Dixie Highway,
Coral Gables, Florida

Loan Amount: $116,250,000.00

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(Continued)

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EXHIBITS:

EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT B-2	FORM OF PAYOR DIRECTION LETTER
EXHIBIT B-3	FORM OF TENANT DIRECTION LETTER
EXHIBIT C-1	FORM OF DRAW REQUEST
EXHIBIT C-2	FORM OF REQUISITION SPREADSHEET
EXHIBIT C-3	FORM OF BORROWING CERTIFICATE
EXHIBIT D	FORM OF COLLATERAL ASSIGNMENT OF RATE CAP AGREEMENT

SCHEDULES:

SCHEDULE I	BORROWER ORGANIZATIONAL STRUCTURE
SCHEDULE II	HOTEL UNIT WORK BUDGET
SCHEDULE III	DEFINITION OF SINGLE PURPOSE ENTITY
SCHEDULE IV	INTENTIONALLY OMITTED
SCHEDULE V	LITIGATION
SCHEDULE VI	INTENTIONALLY OMITTED
SCHEDULE VII	INTENTIONALLY OMITTED
SCHEDULE VIII	MATERIAL AGREEMENTS
SCHEDULE IX	MINIMUM RELEASE PRICE
SCHEDULE X	INTENTIONALLY OMITTED
SCHEDULE XI	LEASING GUIDELINES
SCHEDULE XII	EXISTING RETAIL LEASES

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of November 19, 2021 (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among 1350 S DIXIE LLC, a Delaware limited liability company, having its principal place of business at 1340 South Dixie Hwy, Suite 612, Coral Gables, Florida 33146, as borrower (“Borrower”), NRI REAL TOKEN TENANT, LLC, a Delaware limited liability company, having its principal place of business at 1340 South Dixie Hwy, Suite 612, Coral Gables, Florida 33146, as hotel lessee (“Hotel Lessee”), STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C., a Delaware limited liability company, having an address at c/o Starwood Property Trust, Inc., 591 W. Putnam Avenue Greenwich, Connecticut 06830, as the initial lender (in such capacity, together with its successors and assigns, “Initial Lender”), the Lenders (as defined herein) from time to time party hereto, and STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C., a Delaware limited liability company, having an address at c/o Starwood Property Trust, Inc., 591 W. Putnam Avenue Greenwich, Connecticut 06830, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, “Administrative Agent”).

RECITALS:

WHEREAS, Borrower obtained a loan from Lenders in the maximum aggregate principal amount of up to $116,250,000.00 (the “Loan”) pursuant to that certain Loan and Security Agreement, dated as of May 10, 2021, by and among Borrower, Lenders and Administrative Agent (the “Original Loan Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Original Loan Agreement in its entirety as more particularly sets forth herein.

NOW THEREFORE, in consideration of the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (i) the Original Loan Agreement is hereby amended and restated in its entirety as set forth herein and (ii) the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” has the meaning set forth on Schedule III attached hereto.

“Account Banks” means, collectively, the Lockbox Bank and the Cash Management Bank.

“Account Collateral” has the meaning set forth in Section 5.1.3(a).

“Account Control Agreement” means, collectively, (i) that certain Cash Management Agreement (Soft) dated as of the Closing Date, and (ii) any Account Control Agreements made with respect to other Collateral Accounts, in each case made by and among Cash Management Bank, Borrower and Administrative Agent, as each such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent.

“Acknowledgment” means, with respect to any Interest Rate Cap Agreement or a Replacement Interest Rate Cap Agreement, an acknowledgment by the applicable Approved Counterparty in form and substance reasonably satisfactory to Administrative Agent and such Approved Counterparty.

“Act” has the meaning set forth on Schedule III attached hereto.

“Actual Interest Payment” shall mean the Cumulative Interest Payments received by Lenders from the Closing Date to the first to occur of (a) the date of repayment or prepayment of the Loan in full or (b) the Maturity Date (whether by acceleration or otherwise).

“Administrative Agent” has the meaning set forth in the introductory paragraph hereto.

“Advance Conditions” means, collectively, all of the conditions for the disbursement of any Advance as set forth in Article IV of this Agreement.

“Advance Date” means, with respect to each Advance, the date on which such Advance is disbursed to Borrower pursuant to this Agreement, which date shall be not more than ten (10) Business Days following the date that all conditions to such Advance set forth in this Agreement have been satisfied (as reasonably determined by Administrative Agent).

“Advance Default” has the meaning set forth in Section 2.4(g).

“Advances” means, an advance (including the Floor Funding, a TI/LC Advance or an Interest/OpEx Advance) of any portion of the Loan Amount made pursuant to the provisions of this Agreement. An “Advance” means each of the Advances, individually.

“Affiliate” means, as to any Person, any other Person that, (i) directly or indirectly owns twenty percent (20%) or more of all Equity Interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common Control with such Person, and/or (iii) is a director, partner or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or an Affiliate of such Person.

“Affiliate Agreement” has the meaning set forth in Section 7.3(s).

“Affiliated Manager” means any Manager or Development Manager that is an Affiliate of Borrower or any Guarantor.

“Aggregate Debt Service” means, with respect to any particular period of time, Debt Service plus all scheduled payments of interest under the Mezzanine Loan Note.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Allocated Loan Amount” means (a) with respect to the Hotel Unit, $48,060,277.28, (b) with respect to the Residential Unit, $52,973,282.82, (c) with respect to the Retail Units, $8,131,594.50, and (d) with respect to the Parking Unit, $7,084,845.40.

“ALTA” means American Land Title Association, or any successor thereto.

“Alteration” has the meaning set forth in Section 12.2.

“Alternative Rate” means, for any Interest Period, the greater of (a) the sum of (i) the Alternative Spread, plus (ii) the Alternative Rate Index for such Interest Period, and (b) the sum of (i) the Spread, plus (ii) the LIBOR Floor.

“Alternative Rate Index” means the Replacement Rate Index; provided, however, that, if an Alternative Rate Trigger has occurred and a Replacement Rate Index and Replacement Spread have not yet been selected by Administrative Agent, the Alternative Rate Index shall be the Prime Rate Index.

“Alternative Rate Loan” means the Loan or any portion thereof at any time during which the Interest Rate for the Loan or such portion thereof, as the case may be, is calculated with reference to the Alternative Rate in accordance with the provisions of Article II.

“Alternative Rate Strike Price” means an Alternative Rate Index rate that, if used to determine the monthly Debt Service payment amount on the first Payment Date during which the Interest Rate is an Alternative Rate, would result in a Debt Service Coverage Ratio equal to or greater than the Debt Service Coverage Ratio calculated as of the last day that the Interest Rate was the LIBOR Interest Rate using the then-applicable strike price (in lieu of the then-applicable Interest Rate) to determine the monthly Debt Service payment amount.

“Alternative Rate Trigger” means an Early Opt-In Election or Administrative Agent’s good faith determination that (a) adequate and reasonable means do not exist for ascertaining the then-applicable Rate Index or, if the then-applicable Rate Index is LIBOR, that a contingency has occurred which materially and adversely affects the London Interbank Eurodollar Market at which Administrative Agent prices loans (which determination by Administrative Agent shall be conclusive and binding on Borrower in the absence of manifest error), (b) that a different floating rate index has become generally accepted by market participants in commercial real estate loans as an alternative to the then-applicable Rate Index or (c) any institutional warehouse or repurchase lender that is not an Affiliate of Administrative Agent providing financing backed in whole or in part by an interest in the Loan has changed the Rate Index applicable to the Loan.

“Alternative Spread” means the Replacement Spread; provided, however, that, if an Alternative Rate Trigger has occurred and a Replacement Rate Index and Replacement Spread have not yet been selected by Administrative Agent, the Alternative Spread shall be the Prime Rate Spread.

“Annual Operating Budget” means an operating budget for the Property to be prepared by Borrower or Hotel Lessee, as applicable, for each Fiscal Year (or portion thereof), and setting forth, in reasonable detail, such party’s good faith estimate, on a month-by-month basis, of all anticipated Operating Income, Operating Expenses, and Capital Expenditures for the Property for such Fiscal Year (or portion thereof).

“Apartment Lease” means any Lease demising space in the Residential Unit, which Lease shall comply with the provisions of Section 7.1.19.

“Applicable Sections” has the meaning set forth in Section 15.3(a).

“Appraisal” means a FIRREA appraisal of the Property conducted by an Independent MAI appraiser selected by Administrative Agent, which Appraisal shall conform to all regulatory requirements and be satisfactory in form and substance to Administrative Agent.

“Approved Annual Operating Budget” has the meaning set forth in Section 13.7.

“Approved Bank” means Bank of America, N.A., Wells Fargo Bank, N.A., J.P. Morgan Chase Bank, N.A., Citibank, N.A. or another bank or other financial institution that has a minimum long term unsecured debt rating of at least “A” by S&P or “A2” by Moody’s.

“Approved Counterparty” means (i) a bank or other financial institution which has either (a) a long-term unsecured debt rating of “A-” or higher by S&P or (b) a long-term unsecured debt rating of “A3” or higher by Moody’s; or (c) a long-term unsecured debt rating of “A-” or higher by Fitch, or (ii) a bank or other financial institution which does not satisfy the ratings requirements set forth in clauses (a), (b) or (c) of subsection (i) above, but which bank or other financial institution’s obligations under any Interest Rate Cap Agreement are guaranteed by a parent or Affiliate of such bank or other financial institution that does satisfy one or more of the rating requirements set forth in clauses (a), (b) and (c) of subsection (i) above.

“Approved FF&E Expenditures” means costs and expenses incurred in connection with the purchase, lease and/or installation by Borrower or Hotel Lessee of FF&E at the Property in accordance with (a) the applicable Approved Annual Operating Budget, or (b) if not set forth in an Approved Annual Operating Budget, as may otherwise be approved by Administrative Agent in its reasonable discretion from time to time.

“Approved Replacement Guarantor” means any Person that (a) is acceptable to Administrative Agent in its sole discretion in all circumstances, (b) has on the date of delivery of any replacement guaranty pursuant to this Agreement, and agrees to maintain pursuant to such guaranty (and together with any other Guarantors remaining a party to such guaranty after such replacement), an aggregate Net Worth of not less than the amount required to be maintained by all Guarantors pursuant to the Guarantees, and aggregate Liquid Assets of not less than the amount required to be maintained by all Guarantors pursuant to the Guarantees, (c) is not a Prohibited Person, (d) has experience owning and/or managing properties that are similar to the Property and located in similar geographic and economic markets, and (e) is (or is Controlled by) a reputable person of good character, able to provide positive references from other lenders or banking relationships.

“Approved Replacement Guarantor Conditions” means that (a) an Approved Replacement Guarantor shall have executed a guaranty of recourse obligations, a carry guaranty and an environmental indemnity agreement (collectively, the “Replacement Guarantees”) on substantially the same forms as the Guarantees and Environmental Indemnity executed by Guarantors in connection with the Loan, (b) Borrower shall have executed such modifications to the Loan Documents as may be reasonably required to reflect such Replacement Guarantor and Replacement Guarantees, and customary reaffirmations of the Loan Documents as Administrative Agent may reasonably require, and shall have delivered updated organizational documents of Borrower as may be reasonably required to identify the Replacement Guarantor and memorialize such Replacement Guarantees, (c) Administrative Agent shall have received such legal opinions of counsel to such parties with respect to the foregoing modifications to the Loan Documents and Replacement Guarantees in form and substance substantially the same as Administrative Agent required on the Closing Date, (d) Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that the Approved Replacement Guarantor, collectively with any remaining Guarantors, complies with the Guarantor Financial Covenants applicable to Guarantors pursuant to the Loan Documents, and (e) the proposed Approved Replacement Guarantor owns a direct or indirect Equity Interest in Borrower or otherwise demonstrates to Administrative Agent’s satisfaction that it has received adequate consideration for executing the applicable Replacement Guarantees.

“Assignment and Acceptance” means each Assignment and Acceptance entered into by a Lender and an assignee, and accepted by Administrative Agent, in substantially the form of Exhibit B or such other form customarily used by Administrative Agent in connection with the syndication of mortgage loans at the time of such assignment.

“Assignment of Declarant’s Rights” shall mean that certain Collateral Assignment of Declarant’s Rights, dated as of the date hereof, executed by Borrower, as assignor, to Administrative Agent, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Development Management Agreement” means that certain Assignment of Development Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among Borrower, Development Manager and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of F&B Management Agreement” means that certain Assignment of F&B Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among Borrower, F&B Manager and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Hotel Management Agreement” means that certain Assignment of Hotel Management Agreement and Subordination of Hotel Management Fees, dated as of the Modification Date, among Borrower, Hotel Lessee, Hotel Manager and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” means that certain Assignment of Leases and Rents, dated as of the Closing Date, made by Borrower to Administrative Agent for the benefit of the Administrative Agent, as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Parking Management Agreement” means that certain Assignment of Parking Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among Borrower, Parking Manager and Administrative Agent, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Rate Cap” means a Collateral Assignment of Interest Rate Cap Agreement by Borrower in favor of Administrative Agent for the benefit of the Lenders in the form attached as Exhibit D hereto to be executed and delivered by Borrower in connection with Borrower’s obtaining of any Interest Rate Cap Agreement pursuant to Article XI and to be acknowledged by the applicable Approved Counterparty pursuant to an Acknowledgment, together with any additional assignments in substantially the same form required pursuant to the terms of this Agreement to be executed and delivered by Borrower to Administrative Agent for the benefit of the Lenders in connection with any extension or replacement of any Interest Rate Cap Agreement, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Residential Management Agreement” means that certain Assignment of Residential Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among by Borrower, Residential Manager and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Shared Facilities and Retail Management Agreement” means that certain Assignment of Shared Facilities and Retail Units Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among Borrower, Retail Manager and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Authorized Representative” means any Person(s) designated in writing by Borrower to Administrative Agent on the Closing Date as authorized to sign and deliver requisition letters pursuant to Section 4.4.2), as the list of such Persons may be updated and revised by Borrower by written notice to Administrative Agent from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Action” has the meaning set forth on Schedule III attached hereto.

“Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

“Bankruptcy Event” has the meaning set forth in Section 18.1(a)(ix).

“Blended Rate” means the weighted average annual interest rate payable under the Notes and under the Mezzanine Loan Notes assuming an Event of Default does not then exist under either the Loan or under the Mezzanine Loan.

“Bona Fide Sales Contract” has the meaning set forth in Section 7.2.1(b)(iii).

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Group” means, collectively, the Borrower, Mezzanine Borrower, any Affiliated Manager, any Guarantor or any Person Controlled by, Controlling or under common Control with Borrower or Guarantor.

“Borrower Operating Account” has the meaning set forth in Section 5.1.6(a)(vi).

“Borrower Party” and “Borrower Parties” means, collectively, Borrower, each SPE Constituent Entity, each Guarantor and any of the respective members, managers, officers, directors or Affiliates of Borrower, any SPE Constituent Entity, or any Guarantor, whether direct or indirect, but excluding shareholders of any of the foregoing entities that are publicly traded companies and any other members or shareholders which are not Affiliates.

“Borrower Recourse Liabilities” has the meaning set forth in Section 19.1.

“Borrowing” means a borrowing hereunder consisting of the aggregation of Advances of one or more Lenders to be made to Borrower pursuant to Article II on a single date and during a single Interest Period.

“Budgeted Discretionary Operating Expenses” has the meaning set forth in the definition of “Permitted Operating Expense Deficit”.

“Business Day” means any day other than a Saturday, Sunday or any other day on which state or national banks in New York, New York are not open for business. When used with respect to an Interest Determination Date, Business Day means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“Capital Expenditures” means, for any period, the amount expended for items required to be capitalized under GAAP and, with respect to the Hotel Unit, under the Uniform System of Accounts (including expenditures for building improvements, major repairs and tenant improvements). “Capital Expenditures” shall exclude any item that otherwise would be a Capital Expenditure to the extent such item is not payable by Borrower but rather is payable directly by any Tenant under any Lease or is payable directly by the Hotel Manager under the Hotel Management Agreement.

“Carry Guaranty” means that certain Guaranty of Carry Costs, dated as of the Modification Date, made by Guarantor in favor of Administrative Agent for the benefit of the Lenders, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash” means the legal tender of the United States of America.

“Cash and Cash Equivalents” means any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.

“Cash Management Account” has the meaning set forth in Section 5.1.1.

“Cash Management Bank” means Wells Fargo Bank, N.A. or any successor Approved Bank acting as Cash Management Bank under the Account Control Agreement pursuant to the terms of this Agreement selected by Administrative Agent from time to time to maintain the Cash Management Account under the terms of a replacement cash management agreement acceptable to Administrative Agent in its sole discretion.

“Cash Management Event” means the occurrence of any of the following: (a) the Closing Date; (b) an Event of Default; (c) any Bankruptcy Action with respect to Borrower, Hotel Lessee, Guarantor, or any Manager; (d) the determination by Administrative Agent at any time that the Debt Yield is not at least (x) following the Closing Date and otherwise prior to the Initial Maturity Date, five and seventy-five hundredths percent (5.75%), or (y) during any Extension Period, six percent (6.0%) (provided, that in the event of a failure of Borrower or Hotel Lessee to deliver the information and documentation required under Section 13.2 by the required delivery date hereunder, at Administrative Agent’s option the Debt Yield will be presumed to be less than the level required above unless and until such information and documentation are provided to Administrative Agent and demonstrate otherwise); or (e) the occurrence of a Mezzanine Loan Event of Default.

“Cash Management Period” means the period commencing upon the occurrence of any Cash Management Event and continuing until a corresponding Cash Management Termination Event occurs.

“Cash Management Termination Event” means the occurrence of any of the following: (a) with respect to the Cash Management Event commencing on the Closing Date, Administrative Agent shall have determined that the Debt Yield is at least five and seventy-five hundredths percent (5.75%); (b) if the related Cash Management Event occurred as a result of an Event of Default, such Event of Default shall no longer exist (without implying that Borrower has a right to cure an Event of Default), no other Event of Default then exists, and Administrative Agent shall not have otherwise accelerated the Loan, moved for a receiver or commenced foreclosure proceedings; (c) in the event that the related Cash Management Event occurred as a result of a Bankruptcy Action, (i) the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property (unless same shall have been cured in full) or the Loan, as reasonably determined by Administrative Agent, (ii) if the Bankruptcy Action relates to a Manager, the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property or the Loan (unless same shall have been cured in full), or the replacement of such Manager with a Qualified Manager in accordance with the terms and conditions of this Agreement, or (iii) if the Bankruptcy Action relates to Guarantor, the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property or the Loan (unless same shall have been cured in full) or the replacement of Guarantor with an Approved Replacement Guarantor in accordance with the terms and conditions of this Agreement; and (d) with respect to the Cash Management Event described in clause (d) of the definition thereof occurring after the Closing Date, but for the avoidance of doubt, without limiting clause (a) above, Administrative Agent shall have determined that the Debt Yield is (i) prior to the Initial Maturity Date, at least five and seventy-five hundredths percent (5.75%) for two (2) consecutive full calendar quarters, or (ii) during any Extension Period, at least six percent (6.0%) for two (2) consecutive full calendar quarters; and (d) with respect to the Cash Management Event described in clause (e) of the definition thereof, the receipt by Administrative Agent of a Mezzanine Loan Event of Default Revocation Notice.

“Casualty” means the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Amount” means Five Million Dollars ($5,000,000).

“Cause” means, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Person that constitute willful disregard of such Person’s duties under the applicable agreements; (ii) that such Person has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Person; (iii) such Person dies or is incapacitated or otherwise unable to perform its duties as an Independent Director or Independent Manager or such Person’s employment with the applicable service provider is terminated; or (iv) any increase in the fees charged by such Person for service as an Independent Director or Independent Manager which Borrower, Hotel Lessee or the applicable SPE Entity in its reasonable discretion determines to be commercially unreasonable.

“Closing Date” means May 10, 2021.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Accounts” means, collectively, the General Collection Account, the Retail Collection Account, the Hotel Collection Account, the Cash Management Account, the Tax Reserve Account, the Insurance Reserve Account, the Proceeds Reserve Account, the Interest/OpEx Reserve Account, the Replacement Reserve Account, the FF&E Reserve Account, the Excess Cash Flow Reserve Account, the Extension Account and any other accounts now or hereafter pledged to Administrative Agent for the benefit of the Lenders pursuant to this Agreement, the Security Instrument or any of the other Loan Documents (including pursuant to any documents hereafter executed and delivered by Borrower in connection with the Loan).

“Collection Account” has the meaning set forth in Section 5.1.2(a).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Advances pursuant to the terms and conditions of the Loan Documents and which shall not, in the aggregate with respect to the Loan, exceed the principal amounts set forth opposite such Lender’s name below or as set forth in the Assignment and Acceptance by which it became a Lender, as modified from time to time in accordance with the terms of this Agreement or to give effect to any Assignment and acceptance executed and delivered in accordance with the terms of this Agreement. “Commitments” means the aggregate principal amount of the Commitments of all the Lenders, which in the aggregate shall equal the Loan Amount. The Commitments of each Lender as of the date hereof are as follows: Initial Lender Commitment: $116,250,000.

“Commitment Percentage” means, with respect to each Lender, the percentage obtained by dividing such Lender’s Commitment by the aggregate amount of all Lenders’ Commitments.

“Confidentiality Agreement” has the meaning set forth in Section 15.1(a).

“Constituent Equity Members” has the meaning set forth on Schedule III attached hereto.

“Constituent Member” has the meaning set forth in Section 19.1(c).

“Construction Consultant” means such Person as may be designated and engaged by Administrative Agent in its sole discretion from time to time as construction consultant to advise, consult and render reports to Administrative Agent and Lenders concerning the status of any Tenant Improvements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, subject to the rights customarily granted to limited partners and joint venture partners (including the right of such parties to vote on customary major decisions). The terms “Controlled”, “Controlling” and “Common Control” shall have correlative meanings.

“Control Requirement” means at all times, one or more of (i) NP International Real Estate Fund, LLC (as long as the same is Controlled by Charles D. Nolan, Jr. and/or Brent M. Reynolds), and/or (ii) one or more of Charles D. Nolan, Jr. and/or Brent M. Reynolds maintains Control of Borrower, Hotel Lessee and Mezzanine Borrower.

“Counterparty” means the Approved Counterparty that is the issuer of an Interest Rate Cap Agreement.

“Counterparty Opinion” has the meaning set forth in Section 11.3(g).

“Cumulative Interest Payments” shall mean the aggregate sum actually paid to the Lenders from the portion of the Debt Service attributable solely to the Interest Rate (and specifically excluding any portion of the Debt Service attributable to the Default Rate, Late Payment Charges, any origination or commitment fees, any Extension Fees, any Unused Fees, any payments in reduction of the outstanding principal balance of the Loan and any reimbursement of costs or expenses incurred by Administrative Agent or any Lender required to be reimbursed by Borrower under the Loan Documents).

“DBRS” means DBRS, Inc., together with its successors.

“Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Notes, together with all interest accrued and unpaid thereon and all other sums due to the Lenders in respect of the Loan under the Notes, this Agreement, and the other Loan Documents.

“Debt Service” means, with respect to any particular period of time, scheduled payments of interest and principal under all Notes.

“Debt Service Coverage Ratio” means, as of the date of calculation, a ratio, as determined by Administrative Agent, in which (a) the numerator is UNCF and (b) the denominator is Pro Forma Debt Service.

“Debt Yield” means, as of any date of determination, a fraction, expressed as a percentage, (i) the numerator of which is the UNCF and (ii) the denominator of which is equal to the sum of (a) the outstanding principal amount of the Loan plus all remaining amounts available to be advanced from the Loan amount, plus (b) the outstanding principal amount of the Mezzanine Loan, plus any remaining amounts available to be advanced from the Mezzanine Loan.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (i) the Maximum Legal Rate and (ii) five percent (5%) above the Interest Rate in effect from time to time as set forth herein.

“Defaulted Lender Obligation” has the meaning set forth in Section 2.4(e).

“Defaulting Lender” has the meaning set forth in Section 2.4(f).

“Development Management Agreement” means that certain Development Management Agreement, dated as of September 14, 2017, between Development Manager and Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Development Manager” means NPI Construction, LLC, a Minnesota limited liability company, or any Qualified Development Manager engaged by Borrower with respect to all or any portion of the Project.

“Development Manager Replacement Event” has the meaning set forth in Section 7.1.22(b).

“Disclosure Document” has the meaning set forth in Section 15.3(a).

“Discretionary Operating Expenses” means Operating Expenses which are not Non-Discretionary Expenses, or fees or payments payable to any Affiliate of Borrower.

“Distributable Proceeds” means all Revenues generated by the Hotel Unit, the Residential Unit, the Retail Unit, and Parking Unit, as applicable, after application of such amounts to pay Impositions, Insurance Premiums, Debt Service (if applicable), Operating Expenses set forth in the Approved Annual Operating Budget and/or otherwise constituting Permitted Operating Expense Deficits, and other expenses reasonably incurred in the ordinary course of business, and otherwise to fund required reserves, in each case of the Residential Unit, the Parking Unit, the Hotel Unit and the Retail Unit, in accordance with the terms and conditions of the applicable Management Agreement.

“Draw Request” has the meaning set forth in Section 4.4.1.

“Early Opt-in Election” means that Administrative Agent (i) is then originating U.S. dollar-denominated floating rate commercial real estate loans that at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, a Rate Index which has become generally accepted by market participants in such commercial real estate loans and which is not the Rate Index which is then in effect hereunder, and (ii) has elected, following non-binding consultation with Borrower, to change the then-effective Rate Index to such other Rate Index.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” means any one or more of: (a) any Person that (i) has total assets (in name or under management) of at least $600,000,000.00 and capital/statutory surplus or shareholders’ equity (including any undrawn capital commitments of investors) of at least $250,000,000.00 (but an advisory firm, fund manager, or similar fiduciary need not satisfy such total assets and capital statutory surplus or shareholder’s equity requirements so long as the actual entity that is proposed to hold the Loan does satisfy such requirements), and (ii) is regularly engaged in the business of making, owning or administering (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate construction loans (including mezzanine construction loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or developing or operating commercial properties, or (b) any Lender or an Affiliate of any Lender.

“Eligible Institution” means (i) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (A) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (B) the long term unsecured debt obligations of which are rated at least “A+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days) or (ii) such other depository institution otherwise approved by Administrative Agent from time-to-time in its sole discretion.

“Engineering Report” means any written report resulting from the property condition assessment of the Project or any part thereof delivered to Administrative Agent in connection with the Loan.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the Modification Date, made by Borrower and Guarantor in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” has the meaning set forth in the Environmental Indemnity.

“Environmental Reports” has the meaning given such term in the Environmental Indemnity.

“Equipment” has the meaning set forth in the Security Instrument.

“Equity Interests” means (i) partnership interests (general or limited) in a partnership, (ii) membership interests in a limited liability company, (iii) shares or stock interests in a corporation, and (iv) the beneficial ownership interests in a trust.

“Equity Payment” means a payment by Borrower which payment is not made from Advances or Mezzanine Advances.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 18.1(a).

“Excess Cash Flow” has the meaning set forth in Section 5.1.6(a).

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 17.6.

“Excluded Taxes” means, with respect to each of Administrative Agent, each Lender or any other recipient (each of the foregoing, a “Recipient”) of any payment to be made on account of the Debt pursuant to this Agreement or any other Loan Document, (i) any taxes imposed on (or measured by) such Recipient’s income and franchise or similar taxes imposed on it by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of a Lender, in which its applicable Lending Office is located (and, if different from the jurisdiction of such Lender’s Lending Office, the jurisdiction of the domicile of its Advances determined by the applicable taxing authorities), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed under the laws of any other jurisdiction in which Borrower is located, and (iii) any U.S. Federal Withholding Taxes imposed under FATCA.

“Excusable Delay” means any delay or number of delays, not exceeding one hundred eighty (180) days in the aggregate, due to conditions beyond the reasonable control of Borrower, including strikes, stays, judgments, orders, decrees, labor disputes, governmental restrictions, earthquakes, hurricanes, tidal waves, inclement weather or any act of God or operation of forces of nature, enemy action, an act of terrorism, civil commotion, fire, casualty, accidents, epidemics, pandemics, shortages of, or inability to obtain, labor, utilities or material, unusual subsurface or unknown or concealed physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities, any failure of any Lender to make any Advance required to be made by the Lenders pursuant to this Agreement or any failure by Mezzanine Lender to make Mezzanine Advances required to be made by Mezzanine Lender pursuant to the terms of the Mezzanine Loan Agreement, provided, that Borrower shall have given written notice of such delay to Administrative Agent within ten (10) Business Days of the date Borrower became aware of the occurrence of the event resulting in such delay. Notwithstanding the foregoing, if Borrower is able subsequently to demonstrate to the reasonable satisfaction of Administrative Agent the existence and duration of an occurrence of delay that would have qualified as Excusable Delay but for Borrower’s failure to timely notify Administrative Agent, such delay shall nevertheless be deemed Excusable Delay for the period commencing on the date on which Borrower first became aware that such occurrence was likely to result in a delay, and continuing thereafter in accordance with the terms of this definition.

“Existing Affiliate Agreements” means the Development Management Agreement and the Hotel Unit Lease.

“Extension Confirmation” has the meaning set forth in Section 2.5(b).

“Extension Fee” means, an amount equal to one-quarter of one percent (0.25%) of the principal balance of the Loan outstanding as of the applicable Maturity Date then being extended plus any unfunded portion of the Loan remaining available to be Advanced as of such Maturity Date.

“Extension Account” has the meaning set forth in Section 2.5(b).

“Extension Collateral” has the meaning set forth in Section 2.5(b).

“Extension Options” has the meaning set forth in Section 2.5(b).

“Extension Period” means each of the First Extension Period and the Second Extension Period.

“Extraordinary Expenses” means Operating Expenses not set forth in the Approved Annual Operating Budget.

“F&B Management Agreement” means (i) that certain Food and Beverage Management Agreement, dated as of March 1, 2021, by and between Borrower and F&B Manager, and (ii) any replacement food and beverage management agreements hereafter entered into by Borrower with a Qualified Manager for the operation of one or more restaurants in the Project, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“F&B Manager” means Alpareno Restaurant Group, LLC, or any other Qualified Manager engaged by Borrower with respect to the Hotel Unit in accordance with Section 7.1.21 hereof.

“F&B Space” means the space located at the “Tower B Commercial Unit” as such term is defined and such space is legally described in the Master Declaration.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“FF&E” shall mean all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on the Property or used in connection with the use, occupancy, operation and maintenance of all or any part of the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets, in each case to the extent constituting the personal property of Borrower and excluding any such items owned by a tenant.

“FF&E Reserve Account” has the meaning set forth in Section 17.3 hereof.

“FF&E Reserve Amount” has the meaning set forth in Section 17.3 hereof.

“Financial Information” has the meaning set forth in Section 15.2(b).

“First Extended Maturity Date” means May 9, 2025.

“First Extension Option” has the meaning set forth in Section 2.5(b).

“First Extension Period” means the period of twelve (12) consecutive months following the Initial Maturity Date.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or the portion of any such twelve (12) month period falling within the term of the Loan in the event that such a 12-month period occurs partially before or after, and partially during, the term of the Loan.

“Fitch” means Fitch, Inc., together with its successors.

“Floor Funding” means the Advance made on the Closing Date in the amount of $107,555,015.72 for purposes of refinancing certain existing debt encumbering the Property and paying costs and expenses incurred in connection with the closing of the Loan, as approved by Administrative Agent.

“GAAP” means the generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination. With respect to the Hotel Unit, accounting practices in accordance with the Uniform System of Accounts for the Lodging Industry (11th Revised Edition, 2014 or any later edition thereof) shall be deemed to satisfy the definition of GAAP for all purposes hereunder.

“General Collection Account” has the meaning set forth in Section 5.1.2(a).

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, in the case of any provision herein relating to the Lenders, foreign Governmental Authorities.

“Guarantees” means, collectively, the Recourse Guaranty, the Payment Guaranty and the Carry Guaranty.

“Guarantor” means Charles D. Nolan, Jr. (provided, however, from and after such time as the Approved Replacement Guarantor Conditions have been satisfied, the term “Guarantor” shall include, together with any Guarantor that continues to be a Guarantor hereunder, the applicable Approved Replacement Guarantor, but neither the foregoing nor the satisfaction of the Approved Replacement Guarantor Conditions shall limit any of Administrative Agent’s rights or remedies against the Guarantor that has been replaced pursuant to its Guarantees as provided in such agreements).

“Guarantor Financial Covenants” has the meaning set forth in the Recourse Guaranty.

“Hotel Collection Account” has the meaning set forth in Section 5.1.2(a).

“Hotel Lessee” has the meaning set forth in the introductory paragraph hereto.

“Hotel Lessee Operating Account” has the meaning set forth in Section 5.1.2(a).

“Hotel Management Agreement” means (i) that certain Hotel Management Agreement, dated as of November 15, 2019, by and between Initial Hotel Manager and Borrower, as modified by that certain Assignment, Assumption and Amendment of Management Agreement dated as of November 11, 2021, by and among Borrower, Hotel Lessee and Initial Hotel Manager (the “Initial Hotel Management Agreement”), and (ii) any replacement hotel management agreements hereafter entered into by Borrower or Hotel Lessee with a Qualified Manager for the operation of the Hotel Unit, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Hotel Manager” means Hersha Hospitality Management L.P., a Pennsylvania limited partnership (the “Initial Hotel Manager”) or any other Qualified Manager engaged by Borrower with respect to the Hotel Unit in accordance with Section 7.1.21 hereof.

“Hotel UNCF” means the underwritten net cash flow for the Hotel Unit determined by Administrative Agent as the sum of (a) Revenues for the trailing twelve (12) month period (including but not limited to based on actual occupancy and average daily room rates and other recurring revenue for the Hotel Unit), less (b) the greater of (i) budgeted Operating Expenses as set forth in the Approved Annual Operating Budget and (ii) actual Operating Expenses incurred in connection with the Hotel Unit during the twelve (12) month period preceding the date of calculation, with adjustments for any anticipated increases or decreases in such Operating Expenses projected to occur (based on executed agreements or other evidence satisfactory to Administrative Agent) during the twelve (12) month period following the date of calculation, and assuming (i) base hotel management fees equal to the greater of (A) the amount required to be paid pursuant to the Hotel Management Agreement during such prior 12-month period, and (B) two and one half percent (2.5%) of Revenues for the Hotel Unit during such prior 12-month period, and (ii) deposits to the FF&E Reserve equal to the greater of (A) the amount required to be paid pursuant to the Hotel Management Agreement during such prior 12-month period, and (B) four percent (4.0%) of Revenues for the Hotel Unit for the prior 12-month period.

“Hotel Unit” means, collectively, (a) the Unit to be located at the Property comprising the limited service 245-key hotel intended to be operated in the Improvements pursuant to the Hotel Management Agreement, and (b) the F&B Space.

“Hotel Unit Lease” means that certain Lease Agreement dated as of November 11, 2021, by and between Borrower, as lessor, and Hotel Lessee, as lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Hotel Unit Work” has the meaning set forth in the definition of Hotel Unit Work Costs contained herein.

“Hotel Unit Work Advance” means an Advance made to pay for Hotel Unit Work Costs.

“Hotel Unit Work Allocation” means the portion of the Loan in the initial amount of $1,874,984.28 allocated for Hotel Unit Work Advances.

“Hotel Unit Work Budget” means that certain budget attached hereto as Schedule II which has been approved by Administrative Agent (as the same may be modified from time to time with the prior written approval of Administrative Agent, not to be unreasonably withheld, conditioned or delayed) setting forth the anticipated Hotel Unit Work Costs (and an associated contingency).

“Hotel Unit Work Costs” means costs incurred or required to be paid in connection with the completion of the work contemplated in the Hotel Unit Work Budget, including, without limitation, hard and soft costs in connection with the anticipated build-out, marketing and pre-opening operations of the F&B Space (collectively, the “Hotel Unit Work”).

“HVCRE” means any loan classified as a Highly Volatile Commercial Real Estate Loan by the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) including the rules, guidelines and directives promulgated pursuant to Basel III.

“Impositions” means all taxes or payments-in-lieu of taxes (including all ad valorem, sales (including those imposed on lease rentals), use, gross rental receipts, value added, intangible transaction or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the Closing Date and whether or not commenced or completed during the Term), business improvement district charges and assessments, water, sewer, maintenance, vault or other similar charges, excises, levies or fees, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Revenues (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed by any Governmental Authority on or in respect of or be a Lien upon (i) the Property, or any other collateral delivered or pledged to Administrative Agent in connection with the Loan, or any part thereof, or any Revenues therefrom or any estate, right, title or interest therein, or (ii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof, but, in each case, excluding (a) all income, franchise, single business or other taxes imposed on Borrower or Hotel Lessee for the privilege of doing business in the jurisdiction in which the Property is located, (b) all permit, license and similar fees payable in connection with the Project and (c) sales, occupancy or similar taxes to the extent actually paid by Tenants or which cannot become a Lien on the Property.

“Improvements” has the meaning set forth in the Security Instrument.

“Indebtedness” has the meaning set forth on Schedule III attached hereto.

“Indemnification Date” has the meaning set forth in Section 20.12(b).

“Indemnified Parties” has the meaning set forth in Section 20.12(b).

“Independent” means, when used with respect to any Person, a Person who (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower, as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions, and (iii) is not a member of the immediate family of a Person defined in clauses (i) or (ii) above.

“Independent Accountant” means any so-called “big four” accounting firm or another firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Administrative Agent.

“Independent Architect” means an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the State and has at least five (5) years of architectural experience and which is reasonably acceptable to Administrative Agent.

“Independent Director” or “Independent Manager” means a natural person who (A) has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc. (or its affiliate NRAI Entity Services, LLC), Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, independent managers or independent members, another nationally-recognized company reasonably approved by Administrative Agent, in each case, that is not an Affiliate of the Borrower and that provides professional independent directors, independent managers, independent members and other corporate services in the ordinary course of its business, and (B) is duly appointed as an independent director, independent manager or independent member of (1) the board of directors or board of managers of the applicable corporation or (2) the applicable limited liability company and for the five (5)-year period prior to his or her appointment as such independent director, independent manager or independent member has not been and during the continuation of his or her serving as such independent director, independent manager or independent member will not be, any of the following: (i) a member (other than a Special Member of Borrower), manager (other than an Independent Director or Independent Manager of Borrower), director, trustee, officer, employee, attorney, or counsel of any of Borrower, any Sponsor or their respective Affiliates; (ii) a creditor, customer, supplier, service provider (including provider of professional services) or other Person who derives any of its purchases or revenues from its activities with Borrower, any Sponsor or any of their respective Affiliates (other than a member, manager, director, trustee, officer, employee, attorney or counsel of a nationally-recognized company that routinely provides professional independent directors, independent managers and independent members and other corporate services to Borrower, any Sponsor or any of their respective Affiliates in the ordinary course of business); (iii) a direct or indirect legal or beneficial owner in Borrower, any Sponsor or any of their respective Affiliates; (iv) a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to above; and (v) a Person Controlling or under the common Control of anyone listed in clauses (i) through (iv) above. A natural person who otherwise satisfies the foregoing definition but does not satisfy the requirements of clause (i) by reason of being the independent director, independent manager or independent member of a “single purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager hereunder, provided that the fees that such individual earns from serving as an independent director, independent manager or independent member of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “single purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the Single Purpose Entity definition in this Agreement. The Independent Director or Independent Manager for each of Borrower and Mezzanine Borrower (or their respective SPE Constituent Entities, if any) shall at all times be separate persons.

“Initial Hotel Management Agreement” has the meaning set forth in the definition of Hotel Management Agreement.

“Initial Hotel Manager” has the meaning set forth in the definition of Hotel Manager.

“Initial Lender” has the meaning set forth in the introductory paragraph hereto.

“Initial Maturity Date” means May 9, 2024.

“Insurance Premiums” has the meaning set forth in Section 8.1.2.

“Insurance Requirements” means, collectively, (i) the requirements of Section 8.1 together with all material terms of any of the Policies required thereunder, and (ii) all material regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.

“Insurance Reserve Account” has the meaning set forth in Section 5.1.1(ii).

“Insurance Reserve Amount” has the meaning set forth in Section 17.2.

“Intangibles” has the meaning set forth in the Security Instrument.

“Intercreditor Agreement” means any applicable intercreditor agreement among Administrative Agent for and on behalf of Lenders and Mezzanine Lender (or Mezzanine Administrative Agent on behalf of Mezzanine Lender), as the same may be amended, restated, extended, supplemented or otherwise modified from time to time.

“Interest Determination Date” means, with respect to each Interest Period, the date which is two (2) London Business Days prior to the day such Interest Period commences; provided, however, that with respect to the initial Interest Period, the Interest Determination Date shall be two (2) London Business Days prior to the Closing Date.

“Interest/OpEx Advances” means Advances made from the Interest/OpEx Allocation for purposes of funding Debt Service and Operating Expense deficits and any other Qualifying Interest/OpEx Payment Obligations, subject to the terms of this Agreement.

“Interest/OpEx Allocation” means a portion of the Loan Amount in the amount of $3,100,000 initially allocated for Interest/OpEx Advances (as the same may be adjusted pursuant to the terms of this Agreement, including Section 4.4.5(a), or as otherwise agreed to in writing by Administrative Agent and Borrower).

“Interest/OpEx Borrower Payment” has the meaning set forth in Section 4.4.5(a)

“Interest Period” means, with respect to each Payment Date, the period commencing on and including the ninth (9th) day of the preceding calendar month and ending on and including the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that (i) no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate) and (ii) for any Advance, the first Interest Period shall begin on and include the first Advance Date and end on and include the eighth (8th) day of the calendar month in which such Advance Date occurs if the Advance Date occurs prior to the eighth (8th) day of such month or shall end on the eighth (8th) day of the calendar month following the calendar month in which such Advance Date occurs if the Advance Date occurs on or after the ninth (9th) day of such calendar month. The first Interest Period hereunder shall begin on and include the Closing Date and shall end on and include the eighth (8th) day of either (a) the calendar month in which the Closing Date occurs, if the Closing Date occurs on or after the first day of such month, but prior to the ninth (9th) day of such calendar month, or (b) the calendar month following the calendar month in which the Closing Date occurs, if the Closing Date occurs after the ninth (9th) day of such calendar month).

“Interest Rate” means, with respect to each Interest Period, an interest rate per annum equal to the LIBOR Rate plus the Spread, except with respect to any portion of the Loan which is an Alternative Rate Loan, in which case, the interest rate for such Alternative Rate Loan for each Interest Period during which such Alternative Rate Loan is outstanding shall be the Alternative Rate.

“Interest Rate Cap Agreement” means a Confirmation and Agreement (together with the confirmation and schedules relating thereto) between the applicable Counterparty and Borrower to be obtained by Borrower pursuant to Article XI and to be collaterally assigned to Administrative Agent pursuant to an Assignment of Rate Cap. After delivery of any Replacement Interest Rate Cap Agreement by Borrower to Administrative Agent for the benefit of the Lenders, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement. Any Interest Rate Cap Agreement shall contain or comply in all material respects with each of the following terms and conditions, as the case may be:

(i) Notional Amount. The notional amount of the Interest Rate Cap Agreement at any time shall at all times be at least equal to the then outstanding principal balance of the Loan (and if it is ever less than the outstanding principal balance of the Loan, then Borrower shall modify the same (or acquire an additional, supplemental Interest Rate Cap Agreement) to increase the notional amount thereof to be at least equal to the then outstanding principal balance of the Loan);

(ii) Term. The remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(iii) Parties. The Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Administrative Agent by Borrower in accordance with this Agreement;

(iv) Payment Stream. The Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to Administrative Agent for the benefit of the Lenders (whether or not an Event of Default has occurred) from time to time during the term of such Interest Rate Cap Agreement equal to the product of (a) the notional amount of such Interest Rate Cap Agreement multiplied by (b) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price, and shall provide that such payments shall be made on a monthly basis, in each case, not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three (3) Business Days) each Payment Date;

(v) Acknowledgment. The Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(vi) Other. The Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects reasonably satisfactory in form and substance to Administrative Agent and shall satisfy applicable Rating Agency standards and requirements, including provisions satisfying Rating Agencies standards, requirements and criteria (a) that incorporate representations by the Counterparty that no withholding taxes shall apply to payments by the Counterparty, and provide for “gross up” payments by the Counterparty for any withholding tax, (b) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (c) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

“Knowledge” means, when used in relation to Borrower or Hotel Lessee, (i) the actual knowledge of Charles D. Nolan, Jr. and/or Brett M. Reynolds or (ii) to the extent that any such individual(s) are no longer associated with Borrower or Hotel Lessee and future representations, warranties and certifications required to be made by Borrower or Hotel Lessee under the Loan Documents are at issue, then the actual knowledge (after engaging in reasonably due inquiry) of any individual having the title of President, Executive Vice President or Treasurer (or similar variants thereof) of Borrower or Hotel Lessee or such other parties as may be reasonably approved by Administrative Agent.

“Labor Agreements” has the meaning set forth in Section 6.1.33.

“Labor Liability” has the meaning set forth in Section 7.2.2.

“Land” means that certain real property located at 1350 South Dixie Hwy,
Coral Gables, Florida, as more particularly described on Exhibit A attached hereto and made a part hereof.

“Late Payment Charge” has the meaning set forth in Section 2.11.3.

“Lease” means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The term “Lease” shall not include use and occupancy arrangements for customary hotel transactions in the ordinary course of operating the Hotel Unit at the Property, including daily rentals (or licensing) of individual hotel rooms, suites, and banquet rooms.

“Leasing Commissions” means leasing commissions and similar obligations incurred by Borrower in connection with the leasing of space in the Retail Units.

“Leasing Guidelines” means the leasing guidelines attached to as Schedule XI, as the same may be modified from time to time to the extent expressly permitted by this Agreement or with the approval of Administrative Agent.

“Legal Requirements” means, collectively, all present and future laws, statutes, codes, ordinances, consents, approvals, certifications, orders, judgments, decrees, injunctions, rules, regulations and requirements of every Governmental Authority (including Environmental Laws and all covenants, restrictions and conditions now or hereafter of record to the extent the same run to the benefit of a Governmental Authority) which may be, and to the extent the same are, applicable to (i) Borrower or Hotel Lessee, (ii) all or any portion of the Property, including the Improvements and/or the Equipment thereon, (iii) the performance and completion of the obligations and agreements of Borrower or Hotel Lessee contained herein or in the other Loan Documents, including the development and construction of the Project, (iv) the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of all or any portion of the Property, including building and zoning codes and any required variances, and ordinances and laws relating to handicapped accessibility, and (v) each Operating Permit.

“Lender” or, collectively, “Lenders” means the Initial Lender in its capacity as a mortgage lender under the Loan, and each and every successive mortgage lender under the Loan that is a direct or indirect successor or assign to such Initial Lender in such capacity.

“Lender Group” has the meaning set forth in Section 15.3(a).

“Lending Installation” means, as to each Lender, any office or branch of such Lender.

“Lending Office” means, as to each Lender, the office such Lender may designate as its Lending Office by written notice to Borrower and Administrative Agent.

“Letter of Credit” means an irrevocable, unconditional, freely transferable (without cost to Administrative Agent), clean sight draft letter of credit, which is (i) an “evergreen” letter of credit or a letter of credit that does not expire until one (1) year after the issuance thereof, (ii) in form and substance reasonably acceptable to Administrative Agent, (iii) issued by a United States Approved Bank or the United States agency or branch of a foreign Approved Bank or, if no United States Approved Banks or United States agencies or branches of any foreign Approved Banks are then issuing letters of credit for purposes such as the one for which such letter of credit is required under the terms of this Agreement, then such letter of credit may be issued by a United States bank, the long term unsecured debt rating of which is “A-” or better by S&P and Moody’s, in any event having an office in a state within the continental United States where presentation may be made by Administrative Agent, in each case, as such letter of credit may be amended, restated, supplemented, replaced, split, substituted, assigned or otherwise modified from time to time with Administrative Agent’s prior written approval, provided that Administrative Agent’s prior written approval shall not be required for any extension of the terms of any letter of credit in accordance with its terms.

“Liabilities” has the meaning set forth in Section 15.3(a).

“LIBOR” means, with respect to each Interest Determination Date and each Interest Period in respect of any LIBOR Loan, the greater of (i) the LIBOR Floor and (ii) the rate determined by Administrative Agent to be (a) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Interest Period, which appears on Reuters Screen LIBOR01 Page (or the successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the applicable Interest Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (b) if the rate described in clause (a) does not appear on Reuters Screen LIBOR01 Page (or the successor thereto), the arithmetic mean (rounded upwards, if necessary, to the nearest 1/1000 of 1%) of the offered quotations of rates obtained by Administrative Agent from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Interest Period to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on the applicable Interest Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (c) if fewer than two (2) Reference Banks provide Administrative Agent with such quotations, the rate per annum which Administrative Agent determines to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/1000 of 1%) of the offered quotations of rates which major banks in New York, New York selected by Administrative Agent are quoting at approximately 11:00 a.m., New York time, on the Interest Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Interest Period in amounts of not less than U.S. $1,000,000.00. Administrative Agent’s good faith determination of LIBOR in accordance with the foregoing shall be binding and conclusive on Borrower absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Administrative Agent or any Lender prices loans on the applicable Interest Determination Date.

“LIBOR Floor” means 0.25% per annum.

“LIBOR Loan” means the Loan or any portion thereof at any time during which the Interest Rate for the Loan or such portion thereof, as the case may be, is calculated with reference to the LIBOR Rate in accordance with the provisions of Article II.

“LIBOR Rate” means, with respect to each Interest Period, the quotient of (i) LIBOR applicable to such Interest Period, divided by (ii) a percentage equal to one hundred percent (100%) minus the Reserve Requirements (if any) applicable to such Interest Period (provided that Administrative Agent confirms that, as of the Closing Date, no Reserve Requirements apply to the Loan).

“Licenses” has the meaning set forth in Section 6.1.21.

“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, Hotel Lessee, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, any PACE Loan, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Property or any portion thereof or Borrower, Hotel Lessee or any direct or indirect interest in Borrower, Hotel Lessee or Mezzanine Borrower.

“Liquid Assets” has the meaning set forth in the Recourse Guaranty.

“Loan” has the meaning set forth in the recitals hereto.

“Loan Amount” means $116,250,000.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Instrument, the Assignment of Leases, the Assignment of Permits, the Recourse Guaranty, the Payment Guaranty, the Carry Guaranty, the Environmental Indemnity, the Assignment of Architectural Agreement, the Assignment of Parking Management Agreement, the Assignment of Shared Facilities and Retail Management Agreement, the Assignment of Residential Management Agreement, the Assignment of Hotel Management Agreement, the Assignment of F&B Management Agreement, the Assignment of Development Management Agreement, the Assignment of Declarant’s Rights, the Assignment of Rate Cap, the Lockbox Agreement and the Account Control Agreement, together with all other agreements, certificates or other documents now or hereafter evidencing, guaranteeing, securing or otherwise executed by Borrower or any Guarantor and delivered to Administrative Agent for the benefit of the Lenders in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Percentage Share” means (i) with respect to the Loan, seventy-seven and one-half percent (77.5%) and (ii) with respect to the Mezzanine Loan, twenty-two and one-half percent (22.5%).

“Loan-to-Value Ratio” means the ratio of (a) the aggregate outstanding principal balance of the Loan and the Mezzanine Loan to (b) the “as-is” value of the Project.

“Lockbox Agreement” means, individual or collectively, as the context may require, the Lockbox Agreement (General Collection Account), the Lockbox Agreement (Hotel Collection Account) and the Lockbox Agreement (Retail Collection Account.

“Lockbox Agreement (General Collection Account)” means that certain Deposit Account Control Agreement (Soft Lockbox) (General Collection Account), dated as of the Closing Date, among Administrative Agent, Borrower and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent.

“Lockbox Agreement (Hotel Collection Account)” means that certain Deposit Account Control Agreement (Soft Lockbox) (Hotel Collection Account), dated as of the Modification Date, among Administrative Agent, Hotel Lessee and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent.

“Lockbox Agreement (Retail Collection Account)” means that certain Deposit Account Control Agreement (Soft Lockbox) (Retail Collection Account), dated as of the Closing Date, among Administrative Agent, Borrower and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent.

“Lockbox Bank” means the Approved Bank selected by Borrower, and reasonably approved by Administrative Agent, to act as the depositary bank under the Lockbox Agreement.

“London Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are closed for interbank or foreign exchange transactions.

“Management Agreement” means (i) the Parking Management Agreement, (ii) the Residential Management Agreement, (iii) the Retail Management Agreement, (iv) the Hotel Management Agreement, and (v) the F&B Management Agreement, or any other management agreement entered into by Borrower or Hotel Lessee and a Manager in accordance with the terms of this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Management Condition” means, with respect to any of the Hotel Unit, Residential Unit, the Retail Unit or the Parking Unit, (i) that the applicable Unit is then managed by the applicable Manager pursuant to the applicable Management Agreement which has been approved by Administrative Agent in accordance with this Agreement or for which Administrative Agent’s approval is not required in accordance with the Loan Documents, and (ii) the applicable Management Agreement remains in full force and effect.

“Management Fee” means the fees payable to Manager pursuant to the terms of the Management Agreement. “Management Fee” does not include reimbursement to Manager for expenses incurred by Manager or its affiliates. “Management Fee” also includes any of the following paid or payable to Manager or its Affiliates: marketing fees, system expense reimbursements, payments for use of names, marks and systems in which Manager or any Affiliate has any interest, and other royalties.

“Manager” means (i) with respect to the Hotel Unit, Hotel Manager and F&B Manager, (ii) with respect to the Parking Unit, Parking Manager, (iii) with respect to the Residential Unit, Residential Manager, (iv) with respect to the Retail Unit and the Shared Facilities, Retail Manager, and/or (v) any other Qualified Manager engaged by Borrower or Hotel Lessee with respect to the property management of all or any portion of the Project in accordance with Section 7.1.21.

“Manager Replacement Event” has the meaning set forth in Section 7.1.21(b).

“Master Declaration” means that certain Declaration of Covenants, Restrictions and Easements for Paseo de la Riviera dated as of September 29, 2020 and recorded in the Recording Office as document number CFN 20200567141, as the same may be modified, amended, restated and supplemented from time to time in accordance with the terms of this Agreement, which Master Declaration will govern the relationship of the Units and the common areas and other shared facilities within or appurtenant to the Project.

“Material Action” shall mean (i) a Bankruptcy Action or (ii) any other action which, pursuant to the terms of the organizational documents of Borrower, Hotel Lessee or of any other SPE Entity requires the affirmative vote of all Independent Managers of such Person.

“Material Adverse Effect” means any event or condition after the Closing Date that has a material adverse effect on (i) the Project taken as a whole, (ii) the business, profits, operations or financial condition of Borrower or Hotel Lessee, (iii) the value of the collateral (other than collateral having a de minimis value) securing the Loan pursuant to the Loan Documents, (iv) [intentionally omitted], (v) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or the ability of Borrower or Hotel Lessee to perform and satisfy when due or required any of Borrower’s or Hotel Lessee’s other material obligations under the Loan Documents pursuant to the terms thereof (provided, if following such event or condition, Borrower remains reasonably able to pay the principal and interest of the Loan as it becomes due and Borrower and Hotel Lessee remain reasonably able to perform and satisfy when due or required Borrower’s and Hotel Lessee’s other obligations under the Loan Documents pursuant to the terms thereof, then such event or condition shall not be deemed to have a Material Adverse Effect), or (vi) the validity or enforceability of any of the Loan Documents, or the rights and remedies of Administrative Agent thereunder.

“Material Agreement” means any agreement to which Borrower or Hotel Lessee is a party (other than the Leases, the Loan Documents, the Mezzanine Loan Documents to which Borrower or Hotel Lessee is a party) which (i) is between Borrower or Hotel Lessee, on the one hand, and any Affiliate of Borrower or Sponsor, on the other hand, that relates to the Property, or (ii) (a) has a term greater than one (1) year, unless such agreement may be terminated by Borrower or Hotel Lessee upon thirty (30) days’ notice or less without cause and without the payment of a penalty or premium in connection with such termination, and (b) provides for annual payments thereunder by Borrower or Hotel Lessee in excess of $500,000.

“Material Alteration” means any Alteration which, when aggregated with all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project, involves an estimated cost exceeding $500,000 with respect to such Alteration or related Alterations (including the Alteration in question) then being undertaken at the Property by or at the direction of Borrower. Notwithstanding the foregoing, (i) any tenant improvement work or landlord work performed by or on behalf of a Tenant (including required capital improvements outside of the applicable demised premises) performed pursuant to any Lease, (ii) work required pursuant to any Bona Fide Sales Contract and (iii) the Hotel Unit Work, in each case, approved (or deemed approved) by Administrative Agent shall not constitute a Material Alteration.

“Maturity Date” means the Initial Maturity Date or such earlier date on which the final payment of the outstanding principal amount of the Loan becomes due and payable as herein provided, whether by acceleration, or otherwise; provided, however, that if (a) Borrower exercises the First Extension Option in accordance with the terms of this Agreement, from and after such extension of the term of the Loan, the term “Maturity Date” shall mean the First Extended Maturity Date or such earlier date on which the final payment of the outstanding principal amount of the Loan becomes due and payable as herein provided, whether by acceleration, or otherwise, and (b) if Borrower exercises the Second Extension Option, in accordance with the terms of this Agreement, from and after such extension of the term of the Loan, the term “Maturity Date” shall mean the Second Extended Maturity Date or such earlier date on which the final payment of the outstanding principal amount of the Loan becomes due and payable as herein provided, whether by acceleration, or otherwise.

“Maximum Legal Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Administrative Agent” means Starwood Property Mortgage Sub-12-A, L.L.C., a Delaware limited liability company, in its capacity as administrative agent under the Mezzanine Loan, together with its successors and assigns.

“Mezzanine Advances” means “Advances” as such term is defined in the Mezzanine Loan Agreement.

“Mezzanine Borrower” means 1350 S Dixie Mezz Borrower LLC, a Delaware limited liability company.

“Mezzanine Lender” means, collectively, Starwood Property Mortgage Sub-12-A, L.L.C., a Delaware limited liability company, in its capacity as mezzanine lender under the Mezzanine Loan, together with its successors and assigns in such capacity.

“Mezzanine Loan” means that certain mezzanine loan to be made by Mezzanine Lender to Mezzanine Borrower pursuant to the Mezzanine Loan Agreement in the maximum principal amount not to exceed the Mezzanine Loan Amount.

“Mezzanine Loan Agreement” means that certain Amended and Restated Mezzanine Loan Agreement, dated as of the Modification Date, by and among Mezzanine Borrower, Mezzanine Lender and Mezzanine Administrative Agent, as the same may be hereinafter amended, restated, replaced, supplemented, extended or otherwise modified from time to time.

“Mezzanine Loan Amount” means the “Loan Amount” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Mezzanine Loan Agreement.

“Mezzanine Loan Documents” means the Mezzanine Loan Agreement, the Mezzanine Loan Note together with all other agreements, certificates or other documents now or hereafter evidencing, guaranteeing, securing or otherwise executed by Mezzanine Borrower or any Guarantor and delivered to Mezzanine Administrative Agent for the benefit of the Mezzanine Lender in connection with the Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Event of Default” means an “Event of Default” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Event of Default Revocation Notice” means a written notice from Mezzanine Administrative Agent, with respect to the Mezzanine Loan (upon which Administrative Agent may conclusively rely without any inquiry into the validity thereof) that a Mezzanine Loan Event of Default of which Administrative Agent was previously notified no longer exists.

“Mezzanine Loan Note” means the “Note” as defined in the Mezzanine Loan Agreement.

“Mezzanine TI/LC Advances” means “TI/LC Advances” as defined in the Mezzanine Loan Agreement.

“Minimum Multiple” means, if the Actual Interest Payment is less than the Required Interest Payment, an amount equal to (a) the Required Interest Payment, minus (b) the Actual Interest Payment.

“Minimum Release Price” means, with respect to any Unit, the minimum release price set forth on Schedule IX required to be paid to Administrative Agent for the ratable benefit of the Lenders for the release of such Unit from the lien of the Security Instrument pursuant to and in accordance with Section 2.21; provided, however, if the amount of any such Minimum Release Price is less than the amount necessary to ensure that the Loan is not categorized as HVCRE and to otherwise satisfy the requirements of Sections 2.21(j) through (m), then the applicable Minimum Release Price shall be equal to the lowest amount determined by Administrative Agent to be necessary to ensure that the Loan is not categorized as HVCRE and to otherwise satisfy the requirements of Sections 2.21(j) through (m).

“Modification Date” means the date hereof.

“Monthly Insurance Reserve Amount” has the meaning set forth in Section 17.2.

“Monthly Tax Reserve Amount” has the meaning set forth in Section 17.1.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Morningstar” means Morningstar, Inc., together with its successors.

“Net Effective Rent” means, with respect to any Lease for space in the Retail Units, (a) the aggregate base rental income payable under such Lease based on a summation of all rents due thereunder from the commencement date of such Lease until the earlier to occur of (i) the expiration of the initial term of such Lease or (ii) the date, if any, on which the Tenant under such Lease is entitled to terminate such Lease with respect to more than fifty percent (50%) of the rentable square footage demised thereunder, less (b) the aggregate amount of any Tenant Improvement costs, Tenant Allowances, Leasing Commissions, free rent and/or other rent concessions provided for under such Lease.

“Net Operating Income” means, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income, as such amount may be adjusted by Administrative Agent in its reasonable discretion based on Administrative Agent’s underwriting standards.

“Net Sales Proceeds” means, as to any Unit, the gross consideration to be received by Borrower with respect to the sale of such Unit minus customary and reasonable out-of-pocket closing costs and other customary costs and expenses incurred in connection with the sale (including, brokerage fees and reasonable attorneys’ fees, but specifically excluding any payment to Borrower or any Affiliate of the Borrower Group), which closing costs in the aggregate shall not exceed eight percent (8.0%) of such gross consideration to be received by Borrower with respect to the sale of such Unit.

“Net Worth” has the meaning set forth in the Recourse Guaranty.

“New Lending Office” has the meaning set forth in Section 2.16(d).

“Non-Defaulting Lender” means each Lender which, on the Advance Date in question, has funded in full the Pro Rata Percentage of the Advance required to be made by such Lender in accordance with the terms and conditions of this Agreement.

“Non-Discretionary Operating Expenses” means Operating Expenses which fall into the following categories, or otherwise labeled “Non-Discretionary” in the Approved Annual Operating Budget (with such designation subject to Lender approval): taxes, insurance, utilities, leasing commissions, Management Fees payable to any third party, including Management Fees payable under the Residential Management Agreement and the Parking Management Agreement.

“Non-Hotel UNCF” means the underwritten net cash flow for the Non-Hotel Units reasonably determined by Administrative Agent as the sum of (a) rental income and tenant recoveries generated by the Non-Hotel Units based on trailing three (3) month annualized associated with Leases in effect as of the date of calculation (not including (i) retail Leases where the tenant or any guarantor thereunder is the subject of a Bankruptcy Action, (ii) Leases where a monetary or other material default has existed thereunder for a period exceeding thirty (30) days, or (iii) retail Leases where the stated expiration date thereof occurs within twelve (12) months of the date of calculation) and (b) other verifiable recurring income, less, for retail leases, the greater of (x) budgeted Operating Expenses as set forth in the Approved Annual Operating Budget and (y) actual recurring Operating Expenses (excluding non-recurring expenses and Extraordinary Expenses) incurred in connection with the Non-Hotel Units during the twelve (12) month period preceding the date of calculation, with adjustments for any anticipated increases or decreases in such Operating Expenses projected to occur during the twelve (12) month period following the date of calculation, and assuming (i) base property management fees equal to the greater of (A) the actual contractual management fees that would be paid by Borrower assuming trailing three (3) month annualized income, and (B) three percent (3%) of Operating Income assuming trailing three (3) month annualized income, (ii) Administrative Agent’s reasonable adjustment for ongoing anticipated Replacement Monthly Deposits (i.e. (i) the product of $250 multiplied by the number of apartment units contained in the Residential Unit and (ii) $0.10 multiplied by the aggregate rentable square footage contained in the Retail Units and the Parking Unit).

“Non-Hotel Units” means, collectively, the Retail Units, the Residential Unit and the Parking Unit.

“Non-U.S. Lender” has the meaning set forth in Section 2.16(d).

“Note” or “Notes” means, individually or collectively, as the context may require, that certain Amended and Restated Promissory Note made by Borrower in favor of Initial Lender, dated as of the Closing Date, in the maximum principal amount of the Loan Amount, as such note was split and severed into (i) that certain Promissory Note A-1 made by Borrower in favor of Initial Lender, dated as of the Closing Date, in the original principal amount of $107,555,015.72, and (ii) that certain Promissory Note A-2 made by Borrower in favor of Initial Lender, dated as of the Closing Date, in the maximum principal amount of $8,694,984.28, pursuant to that certain Note Severance and Splitter Agreement between Borrower and Initial Lender, dated as of the Closing Date, as each of the same may be hereinafter amended, restated, replaced (whether by one or more replacement notes), supplemented, extended or otherwise modified from time to time.

“Obligations” means, collectively, the “Obligations” as defined and described in the recitals of the Security Instrument, and shall include all of such Obligations in the aggregate.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website http://www.treasury.gov/ofac/downloads/t11sdn.pdf.

“Officer’s Certificate” means a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property.

“Operating Expenses” means, for any period, and without duplication, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and/or management of the Property that are incurred on a regular monthly or other periodic basis (including utilities, ordinary repairs and maintenance, insurance, license fees, Impositions and Common Charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs), but excluding (a) non-cash charges such as depreciation and amortization, (b) Debt Service and Mezzanine Loan Debt Service, (c) Capital Expenditures, (d) tenant improvements and leasing commissions, (e) any Reserve Funds required under the Loan Documents, (f) costs of restoration following a Casualty or Taking, (g) any payment or expense for which Borrower, Hotel Lessee or Mezzanine Borrower was or is to be reimbursed from proceeds of the Loan or the Mezzanine Loan (respectively), by insurance, or by any third party, and (h) federal, state or local income taxes. “Operating Expenses” shall exclude any item that otherwise would be an Operating Expense to the extent such item is not payable by Borrower or Hotel Lessee but rather is payable directly by any Tenant under any Lease (other than Borrower, Hotel Lessee or their Affiliates).

“Operating Income” means, for any period, and without duplication, all Revenues received or paid to or for the account or benefit of Borrower or Hotel Lessee resulting from or attributable to the ownership or operation of the Property, determined in accordance with GAAP, but excluding (a) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (b) any insurance proceeds paid by reason of a Casualty (except for proceeds of business interruption or other loss of income or insurance as set forth in the definition of Revenues); (c) any proceeds received in connection with a Taking; (d) payment of Revenues from Tenants more than thirty (30) days in advance or deposits paid in advance for the use of the Property until such time as such payments or deposits become due; (e) Lease termination or modification payments; (f) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority; (g) Loan proceeds and disbursements to Borrower from the Reserve Funds or to Mezzanine Borrower from the Reserve Funds (as defined in the Mezzanine Loan Agreement), if any; (h) gross receipts received by lessees, licensees or concessionaires of the Property; (i) sales of furniture, fixtures and equipment; (j) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (k) Revenues from any other events not related to the ordinary course of operation of the Property; (l) gratuities collected by the Property employees; (m) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; and (n) non-recurring Revenues generated other than in the ordinary course of business.

“Operating Permits” means, collectively, all material authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for the ownership, use and occupancy of the Property in accordance with all Legal Requirements (other than Operating Permits) and for the performance and observance in all material respects of all obligations and agreements of Borrower and Hotel Lessee contained herein or in the other Loan Documents that relate to the ownership, use and occupancy of the Property, including the ownership, use and occupancy of the Project.

“Opinion of Counsel” means an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to Administrative Agent.

“Original Loan Agreement” has the meaning set forth in the recitals hereto.

“Other Taxes” has the meaning set forth in Section 2.16(b).

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Parking Management Agreement” means (i) that certain Parking Management Agreement, dated as of July 12, 2019, between Borrower and Parking Manager, and (ii) any parking management agreement hereafter entered into by Borrower with a Qualified Manager for the operation of the Parking Unit, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Parking Manager” means Legacy Parking Company, LLC, an Illinois limited liability company, or any Qualified Manager engaged by Borrower with respect to the Parking Unit in accordance with Section 7.1.21 hereof.

“Parking Unit” means the Unit located at the Property comprising the structured parking garage containing approximately 636 parking spaces intended to be operated in the Improvements.

“Participant Register” has the meaning set forth in Section 15.1(b).

“Payment Date” means the ninth (9th) day of each calendar month during the term of the Loan, provided that, if such day is not a Business Day, then “Payment Date” means the Business Day immediately preceding such ninth (9th) day of such calendar month.

“Payment Guaranty” means that certain Payment Guaranty, dated as of the Modification Date, made by Guarantor in favor of Administrative Agent for the benefit of Lenders, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Payor” means each credit card company, issuer, and/or clearing bank with which Borrower, Hotel Lessee or Manager has entered into a merchant agreement, and each wholesaler or other third-party with which Borrower, Hotel Lessee or Manager has entered into any agreement for payments relating to bookings of rooms at the Property.

“Payor Direction Letter” has the meaning set forth in Section 5.1.2(c).

“Performing Lender” has the meaning set forth in Section 2.4(e).

“Permitted Debt” means, collectively: (i) the Notes and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and/or the other Loan Documents; (ii) the Mezzanine Loan; and (iii) Permitted Equipment Leases and unsecured trade payables payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of business that are (a) not secured by Liens on the Property, (b) in an amount not to exceed two percent (2%) of the aggregate outstanding principal of the Loan and Mezzanine Loan, and (c) not evidenced by a note, but in all events are paid within ninety (90) days following the date on which each such amount is incurred.

“Permitted Encumbrances” means, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all other Liens and other matters disclosed in the Title Policy, (iii) the Liens, if any, for Impositions not yet due or payable, (iv) any Liens which have been fully bonded to the reasonable satisfaction of Administrative Agent, (v) any Liens which are being contested in accordance with the terms of Section 9.3, (vi) financing leases for equipment in the ordinary course, provided that the aggregate rental payments under all such leases do not exceed the amounts reflected in the Approved Annual Operating Budget for such applicable budget period, (vii) such governmental, public utility and private easements, covenants, conditions and restrictions which are customary and reasonably necessary for the provision of utilities or access to the Property, (viii) any other documents or instruments recorded against the Property (or any portion thereof), provided that such other documents and instruments have been approved by Administrative Agent as set forth in this Agreement to the extent Administrative Agent’s approval is required pursuant to the express terms of this Agreement, (ix) each Lease entered into in accordance with the terms of this Agreement, (x) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in its sole discretion, and (xi) the Liens and security interests granted pursuant to the Mezzanine Loan Documents.

“Permitted Equipment Leases” shall mean equipment or personal property (including vehicles) financing that (a) is entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business, (b) relates to personal property which is (i) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business, (ii) is readily replaceable without material interference or interruption to the operation of the Property and (iii) is secured only by the financed equipment or personal property, and (c) provides for payments thereunder not to exceed (x) $40,000 in any calendar year and (y) $200,000 during the term of such financing.

“Permitted Operating Expense Deficit” means, for any period, (A) the positive difference of the aggregate Non-Discretionary Operating Expenses that are then due and payable during such period minus the aggregate amount available in the Approved Annual Budget for such Non-Discretionary Operating Expenses during such period, plus (B) the positive difference of aggregate Discretionary Operating Expenses that are then due and payable during such period minus the aggregate amount available the Approved Annual Budget (“Budgeted Discretionary Operating Expenses”) for such Discretionary Operating Expenses during such period, but, in the case of this clause (B) only, such amount shall not exceed 5% of the aggregate Budgeted Discretionary Operating Expenses. For clarity, this clause (B) shall be evaluated on a year to date basis (taking into account prior Permitted Operating Expense Deficit amounts attributed to this clause (B) in such year) when determining Permitted Operating Expense Deficits.

“Permitted Transfer” has the meaning set forth in Section 10.3.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in the granting clause of the Security Instrument.

“Plan” has the meaning set forth in Section 7.3(k).

“Policies” or “Policy” has the meaning set forth in Section 8.1.2.

“Preparation Work” has the meaning set forth in the definition of TI/LC Costs contained herein.

“Prepayment Date” has the meaning set forth in Section 2.12(a).

“Prepayment Notice” has the meaning set forth in Section 2.12(a).

“Prime Rate Index” means the annual rate of interest published in The Wall Street Journal from time to time as the “prime rate” as of the date that is prior to (but most near) the date which is two (2) Business Days prior to the eleventh (11th) day of the calendar month in which the applicable Interest Period commences. If The Wall Street Journal ceases to publish the “Prime Rate,” Administrative Agent shall select an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Administrative Agent shall select a reasonably comparable interest rate index. Administrative Agent’s determination of the Prime Rate Index shall be binding and conclusive on Borrower absent manifest error. The Prime Rate Index may or may not be the lowest rate at which Administrative Agent or any Lender prices loans on the date which the Prime Rate Index is determined by such Lender as set forth above.

“Prime Rate Spread” means the number of basis points determined by Administrative Agent as the sum of (a) the LIBOR Rate last in effect for the Interest Period immediately prior to the date on which such Lender has determined that the Alternative Rate is in effect with respect to its portion of the Loan, plus (b) the Spread, less (c) the Prime Rate Index in effect as of the last date of its determination pursuant to the definition thereof immediately prior to the date on which Administrative Agent has determined that the Alternative Rate is in effect with respect to the Loan.

“Pro Forma Debt Service” means, as of a particular date of determination, annual payment of regularly-scheduled interest based on the aggregate outstanding amount plus the undisbursed amount of the Loan and the Mezzanine Loan, assuming an interest rate equal to the actual interest rates then applicable under the Loan and the Mezzanine Loan.

“Pro Rata Percentage” means with respect to any Advance and any Lender, such Lender’s Commitment Percentage of such Advance; provided, however, that with respect to any portion of an Advance allocable to accrued and unpaid interest on the Loan, “Pro Rata Percentage” shall mean each Lender’s pro rata share of such accrued interest based on the unpaid principal balance of, and the Interest Rate applicable to, such Lender’s Note.

“Proceeds” has the meaning set forth in Section 8.2.2.

“Proceeds Reserve Account” has the meaning set forth in Section 5.1.1(iii).

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.

“Project” means the Improvements which have been constructed on the Land, consisting of (i) the Hotel Unit, (ii) the Retail Unit, (iii) the Residential Unit, (iv) the Parking Unit and (v) the Shared Facilities Unit.

“Property” means, collectively, the Land and the Improvements now or hereafter erected thereon, together with all other property, interests, rights and estates pertaining to the Land and the Improvements and described as the “Real Property” in the Security Instrument.

“Protective Advances” means the payment by Administrative Agent or any Lender of Impositions, Insurance Premiums, Liens, cure payments in the nature of protective advances made on behalf of Borrower and any other advances or payments by Administrative Agent or any Lender made for the purpose of avoiding deterioration or harm to the Property, or diminution in value of the Property or any other collateral for the Loan.

“Qualified Development Manager” means (a) NPI Construction, LLC, a Minnesota limited liability company, and/or (b) any other reputable and experienced development management organization (which may be an Affiliate of Borrower) possessing experience in developing properties similar in size, scope, use and value as the Project and approved by Administrative Agent.

“Qualified Lease” means any lease with a Tenant for space to be demised in the Retail Units or the Residential Unit with a Person who is not an Affiliate of any of the Borrower Group and which: (a) with respect any retail lease, (i) conforms in all material respects with Borrower’s standard retail lease form at the Property, as has been approved by Administrative Agent; (ii) provides for a Net Effective Rent of not less than $12.00 per rentable square foot; (iii) has a base lease term, which after consideration of any applicable lease termination rights, provides for a minimum term of five (5) years; (iv) provides a rent abatement period not exceeding then current market standards; (v) has a maximum tenant improvement allowance as provided for in the Leasing Guidelines (unless Borrower deposits with Administrative Agent for the benefit of the Lenders the excess amount); (vi) has a maximum demised square footage of 2,000 square feet; and (vii) has a maximum brokerage commission as provided for in the Approved Annual Operating Budget or the Leasing Guidelines (unless Borrower deposits with Administrative Agent for the benefit of the Lenders the excess amount); and (b) with respect to any Apartment Lease, (i) conforms in all material respects with Borrower’s standard residential lease form that has been approved by Administrative Agent, and (ii) provides for a net effective rent (taking into account any applicable free rent periods) of not less than the applicable per rentable square foot rent amount set forth in the Leasing Guidelines unless otherwise approved by Administrative Agent. Administrative Agent and Lenders hereby acknowledge and agree that (x) all Apartment Leases entered into as of the Closing Date and (y) the Leases set forth on Schedule XII hereto shall constitute Qualified Leases.

“Qualified Lease Prohibited Amendment” means, with respect to any Lease which constituted a Qualified Lease at the time of execution and delivery thereof, any proposed modification, supplementation or other amendment thereto in any respect which would cause such Lease not to meet the requirements of a Qualified Lease if such proposed modification, supplementation or other amendment were to become effective.

“Qualified Leasing Expenses” shall mean actual, out-of-pocket expenses incurred by Borrower in leasing space at the Retail Unit pursuant to Leases entered into in accordance with the terms hereof, including brokerage commissions and tenant improvements, which expenses (a) (i) in connection with Leases which require Administrative Agent’s approval under the Loan Documents, are approved by Administrative Agent (or are deemed to be approved by Administrative Agent in accordance with the terms of this Agreement), (ii) in connection with Leases which do not require Administrative Agent’s approval under the Loan Documents, are incurred in the ordinary course of business and are on market terms and conditions, or (iii) are otherwise approved by Administrative Agent, which approval shall not be unreasonably withheld or delayed, and (b) are substantiated by executed Lease documents and/or brokerage agreements, and Administrative Agent shall have received and approved a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection with any Qualified Leasing Expenses.

“Qualified Manager” means a reputable and experienced property management organization (which may be an Affiliate of Borrower) which (a) possesses experience in managing properties similar in size, scope, use and value as the Project or the applicable portion thereof, (b) solely with respect to the Hotel Unit, is a firm considered in the hospitality industry to be an eligible independent contractor within the meaning of 26 U.S. Code, Section 856 (d) (9) (A), and (c) is approved by Administrative Agent, in Administrative Agent’s reasonable discretion (and, in each case, if a Securitization has occurred, with respect to which Borrower has obtained a Rating Agency Confirmation).

“Qualifying Interest/OpEx Payment Obligations” has the meaning set forth in Section 4.4.5.

“Rate Cap Collateral” has the meaning set forth in Section 11.2.

“Rate Index” means either LIBOR or the Alternative Rate Index, as in effect hereunder on the date of determination.

“Rating Agencies” means (a) prior to a Securitization, each of S&P, Moody’s, Fitch, DBRS, Inc., Morningstar, Inc., or Kroll Bond Ratings, or any other nationally recognized statistical rating agency which has been approved by Administrative Agent, and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.

“Rating Agency Confirmation” means a written affirmation from each of the applicable Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation Borrower and Hotel Lessee each acknowledges may be granted or withheld in such Rating Agency’s sole and absolute discretion. For the purposes of this Agreement and the other Loan Documents, if any Rating Agency shall waive, decline or refuse to review or otherwise engage any request for a Rating Agency Confirmation hereunder or under the other Loan Documents, such consent shall be deemed to eliminate, for such request only, the condition that a Rating Agency Confirmation by such Rating Agency (only) be obtained for purposes of this Agreement or the other Loan Documents, as applicable; provided, however, if Administrative Agent does not have a separate and independent approval right with respect to such event set forth herein or in the other Loan Documents, as applicable, then the term “Rating Agency Confirmation” shall be deemed instead to require the approval of Administrative Agent based on its good faith determination of whether the applicable Rating Agency would issue a Rating Agency Confirmation for the applicable event. For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for a Rating Agency Confirmation hereunder or under the other Loan Documents shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for a Rating Agency Confirmation hereunder or under the other Loan Documents, and the condition for Rating Agency Confirmation pursuant to this Agreement and the other Loan Documents for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.

“Reallocated Interest/OpEx Amount” ha the meaning set forth in Section 4.4.5(a).

“Recipient” has the meaning set forth in the definition of “Excluded Taxes” in this Section 1.1.

“Recording Office” means the Clerk of the Courts for Miami-Dade County, Florida.

“Recourse Guaranty” means that certain Guaranty of Recourse Obligations, dated as of the Modification Date, made by Guarantor in favor of Administrative Agent for the benefit of Lenders, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Registration Statement” has the meaning set forth in Section 15.3(a).

“Regulation AB” means Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulation S-K” means Regulation S-K under the Securities Act and the Exchange Act.

“Regulation S-X” means Regulation S-X under the Securities Act and the Exchange Act.

“Regulatory Change” has the meaning set forth in Section 2.14.

“Related Loan” means a loan to an Affiliate of Borrower or secured by a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” (within the meaning of the definition of Significant Obligor) to the Property, which loan is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Replaced Lender” has the meaning set forth in Section 2.19.

“Replacement Guarantees” has the meaning set forth in the definition of Approved Replacement Guarantees

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Approved Counterparty with substantially the same terms as the Interest Rate Cap Agreement except that the same shall be effective (i) in connection with a replacement following the expiration thereof, as of the date required in Section 11.1(a) or (ii) in connection with a replacement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below “A-” by S&P and Fitch (if Fitch rates such counterparty) and “A3” by Moody’s, as of the date required in Section 11.3(c); provided that, to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement as is approved in writing by Administrative Agent.

“Replacement Lender” has the meaning set forth in Section 2.19.

“Replacement Monthly Deposit” shall mean the product of (a) 1/12 multiplied by (b) an amount, to be reasonably determined by Administrative Agent based on a property condition assessment for the Property dated no later than thirty (30) days prior to the Initial Maturity Date, which amount shall not be less than the sum of (i) the product of $250 multiplied by the number of apartment units contained in the Residential Unit and (ii) $0.10 multiplied by the aggregate rentable square footage contained in the Retail Units and the Parking Unit.

“Replacement Rate Index” means a floating rate market index (i) that is commonly accepted by market participants in commercial real estate loans as an alternative to LIBOR (or the then-applicable Alternative Rate Index, as the case may be), as determined by Administrative Agent in its sole but good faith discretion, or (ii) then being used by any institutional warehouse or repurchase lender that is not an Affiliate of Administrative Agent providing financing backed in whole or in part by an interest in the Loan. Administrative Agent’s determination of the Replacement Rate Index shall be binding and conclusive on Borrower absent manifest error. The Replacement Rate Index may or may not be the lowest rate at which Administrative Agent or any Lender prices loans on the date which the Replacement Rate Index is determined by Administrative Agent as set forth above.

“Replacement Reserve” has the meaning set forth in Section 17.4.

“Replacement Reserve Account” has the meaning set forth in Section 17.4.

“Replacement Spread” means the number of basis points determined by Administrative Agent as the sum of (a) the LIBOR Rate last in effect for the Interest Period immediately prior to the date on which Administrative Agent has determined that the Alternative Rate is in effect with respect the Loan, plus (b) the Spread, less (c) the Replacement Rate Index in effect as of the last date of its determination pursuant to the definition thereof immediately prior to the date on which Administrative Agent has determined that the Alternative Rate is in effect with respect to the Loan.

“Replacements” has the meaning set forth in Section 17.4.

“Required Interest Payment” shall mean an amount equal to $7,410,937.50; provided, however, in the event that the Loan is repaid in full from the proceeds of a sale of the entirety of the Property to a third party purchaser that is not an Affiliate of Borrower, Mezzanine Borrower or any Guarantor pursuant to a bona fide contract in form and substance acceptable to Administrative Agent in its reasonable discretion, the “Required Interest Payment” shall mean $6,175,781.25.

“Required Lenders” means, at any time, with respect to each of the Loan, the applicable Lenders holding Notes evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loan.

“Reserve Accounts” has the meaning set forth in Section 5.1.1.

“Reserve Funds” means, collectively, any and all funds held in any Reserve Account from time to time.

“Reserve Requirements” means with respect to any Interest Period, the maximum rate of all reserve requirements imposed upon or affecting any Lender (or its Lending Office) or the London Interbank Eurodollar Market (including all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during such Interest Period) which are imposed under Regulation D on Eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during such Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars ($1,000,000,000), but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Reserve Requirements shall be based on the assumption that Lenders funded one hundred percent (100%) of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the applicable Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the Lenders, Administrative Agent may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. Administrative Agent’s computation of same shall be final absent manifest error.

“Residential Management Agreement” means (i) that certain Property Management Agreement, dated as of July 1, 2019, between Residential Manager and Borrower, or (ii) any property management agreement hereafter entered into by Borrower with a Qualified Manager for the operation of the Residential Unit, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Residential Manager” means Gables Residential Services, Inc., or any Qualified Manager engaged by Borrower with respect to the Residential Unit in accordance with Section 7.1.21 hereof.

“Residential Unit” means the Unit to be located at the Property comprising approximately 201,101 rentable square feet that shall be offered for rent for residential purposes in accordance with the terms of the Loan Documents.

“Restoration” has the meaning set forth in Section 8.2.4(a).

“Restricted Party” means, collectively (i) Borrower, Hotel Lessee, Mezzanine Borrower and Guarantor and (ii) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of Borrower, Hotel Lessee, Mezzanine Borrower or any non-member manager, but excluding from (a) clauses (i) and (ii) shareholders of any entities that are publicly traded companies and (b) clause (ii) any other members or shareholders which are not Affiliates of such entities.

“Retail Collection Account” has the meaning set forth in Section 5.1.2(a).

“Retail Management Agreement” means that certain Shared Facilities and Retail Units Management Agreement effective as of April 21, 2021, by and between Borrower and Retail Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Retail Manager” means NR Operations, LLC, a Delaware limited liability company, or any Qualified Manager engaged by Borrower with respect to the Retail Units in accordance with Section 7.1.21 hereof.

“Retail Unit” or “Retail Units” means one or both (as the context requires) of the two (2) Units located at the Property, comprising in the aggregate approximately 29,473 rentable square feet, to be used for retail purposes in accordance with the terms of the Loan Documents and in compliance with Legal Requirements. For purposes of this Agreement, the Retail Units shall not include or refer to the F&B Space, which shall be deemed part of the Hotel Unit for all purposes hereunder.

“Revenues” means all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents (including payments by reason of the rejection of a Lease in a Bankruptcy Action), all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Revenues” if received in the ordinary course of the Property operation, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, fees, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property (including utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits), other required pass-throughs or reimbursements paid by tenants under Leases of any nature, and interest on Reserve Funds, if any), business interruption or other loss of income or rental insurance proceeds, and other income or consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Hotel Lessee, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property, and all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower, Hotel Lessee or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges and vending machine sales.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., together with its successors.

“Secondary Market Transaction” has the meaning set forth in Section 15.1.

“Second Extended Maturity Date” means May 9, 2026.

“Second Extension Option” has the meaning set forth in Section 2.5(b).

“Second Extension Period” means the period of twelve (12) consecutive months following the First Extended Maturity Date.

“Securities” has the meaning set forth in Section 9.1 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 9.1.

“Security Instrument” means that certain first priority Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the Closing Date, executed and delivered by Borrower as security for the Loan and encumbering the Property, recorded in the Recording Office on May 18, 2021 at CFN 20210350106, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in Section 15.5.

“Servicing Agreement” has the meaning set forth in Section 15.5.

“Shared Facilities Unit” means the portions of the Land and Project not included in any other Unit, including certain shared components of the Project and the airspace located outside the Improvements.

“Shortfall” has the meaning set forth in Section 5.1.6(b).

“Significant Obligor” has the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Purpose Entity” has the meaning set forth on Schedule III attached hereto.

“Special Member” has the meaning set forth on Schedule III attached hereto.

“SPE Constituent Entity” means (i) if Borrower is a limited partnership, the Single Purpose Entity that is required to be the general partner of Borrower; or (ii) the managing member of Borrower, unless Borrower is an Acceptable LLC.

“SPE Entity” means Borrower, Hotel Lessee and each SPE Constituent Entity, each of which is required by this Agreement to be, as long as any portion of the Loan is outstanding, a Single Purpose Entity.

“Sponsor” means NR International USA, LLC, a Minnesota limited liability company,.

“Spread” means 225 basis points (i.e., 2.25%) per annum; provided, however, that if, at any point during the Term of the Loan, Administrative Agent determines that the Property has achieved a Debt Yield of not less than 675 basis points (i.e., 6.75%) for one calendar quarter, commencing on the next succeeding Payment Date and continuing through the Term of the Loan, “Spread” shall mean 200 basis points (i.e., 2.0%) per annum.

“Springing LIBOR Event” means any date on which the LIBOR Rate is greater than or equal to one percent (1.0%).

“Springing Recourse Event” has the meaning set forth in Section 19.1(b).

“State” means the State of Florida.

“Strike Price” has the meaning set forth in Section 11.1.

“Survey” means a survey of the Property prepared by a surveyor licensed in the State and reasonably satisfactory to Administrative Agent and Title Company, and containing a certification of such surveyor reasonably satisfactory to Administrative Agent.

“Taking” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Tax Reserve Account” has the meaning set forth in Section 5.1.1(i).

“Tax Reserve Amount” has the meaning set forth in Section 17.1.

“Taxes” has the meaning set forth in Section 2.16(a).

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of the Property pursuant to a Lease in accordance with this Agreement, other than Hotel Lessee.

“Tenant Direction Letter” has the meaning set forth in Section 5.1.2(c).

“Tenant Allowances” means tenant improvement allowances, tenant relocation costs, space planning allowances and any other costs associated with preparing or fitting out space within the Retail Units for tenant occupancy which are not costs of Tenant Improvements or Leasing Commissions.

“Tenant Improvements” means, collectively, any tenant improvement work to prepare or fit out space within the Retail Units that Borrower agrees to undertake pursuant to the terms of any Lease of such space entered into in accordance with the terms of this Agreement.

“Term” has the meaning set forth in Section 2.5(a).

“Terrorism Premium Cap” has the meaning set forth in Section 8.1.1(j).

“TI/LC Advance” means an Advance made to pay for TI/LC Costs.

“TI/LC Allocation” means the portion of the Loan in the initial amount of $3,720,000 allocated for TI/LC Advances.

“TI/LC Advance Qualified Lease” means any Lease for space within the Retail Units (a) which has been approved by Administrative Agent, to the extent Administrative Agent’s approval is required hereunder, and is otherwise entered into in accordance with the terms of this Agreement, and (b) which provides for a Net Effective Rent of not less than $12.00 per rentable square foot of space demised under such Lease.

“TI/LC Costs” means (i) costs incurred or required to be paid in connection with the completion of Tenant Improvements, (ii) Tenant Allowances, (iii) Leasing Commissions, and (iv) costs incurred in connection with vacant space preparation (such as “white boxing,” demolishing existing improvements, obtaining permits, buildout costs) with respect to potential leasing at the Retail Units (the work described in this clause (iv), collectively, “Preparation Work”); provided, that the aggregate amount of TI/LC Advances and Mezzanine Loan TI/LC Advances made for Preparation Work shall not exceed $500,000.

“Title Company” means First American Title Insurance Company and/or any successor or co-insuring title company or companies licensed to issue title insurance in the State and approved by Administrative Agent in its sole discretion.

“Title Continuation” means an endorsement to the Title Policy indicating that (i) with respect to the first Title Continuation, since the Closing Date and (ii) with respect to each subsequent Title Continuation, since the date of the last preceding Advance, the lien of the Security Instrument continues to be a valid lien on the Property, subject only to the Permitted Encumbrances and any other exceptions previously approved by Administrative Agent, which endorsement shall contain no exception for inchoate mechanic’s liens and shall have the effect of (x) with respect to any Title Continuation required pursuant to the terms of this Agreement in connection with an Advance, continuing the Title Policy to the date of such Advance and increasing the coverage of the Title Policy by an amount equal to the Advance then being made if the Title Policy does not by its terms provide for such an increase, and (y) with respect to any Title Continuation required pursuant to the terms of this Agreement in connection with an Extension Option, continuing the Title Policy to the date of the commencement of the applicable Extension Period.

“Title Policy” means an ALTA mortgagee title insurance policy in a form reasonably acceptable to Administrative Agent issued by Title Company with respect to the Property and insuring the lien of the Security Instrument.

“Tranches” has the meaning set forth in Section 15.2(a).

“Transfer” means any sale, conveyance, transfer, lease, assignment, grant, mortgage, option, encumbrance, hypothecation, pledge, in each case, directly or indirectly, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise (and with respect to an entity shall include the merger of such entity with or into any other entity) of (i) any interest or estate in the Property, other than Permitted Encumbrances or (ii) any Equity Interests in any Restricted Party, including, without limitation, the incurrence of any PACE Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State.

“UNCF” means the sum of Hotel UNCF and Non-Hotel UNCF.

“Uniform System of Accounts” means the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“Underwriter Group” has the meaning set forth in Section 15.3(a).

“Unit” means each individual unit (including the Residential Unit, each Retail Unit, the Parking Unit, the Hotel Unit and Shared Facilities Unit, and any interests appurtenant thereto) created by the Master Declaration.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Updated Information” has the meaning set forth in Section 15.2(b).

“U.S. Government Obligations” means any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. In no event shall any such obligation have a maturity in excess of 365 days.

“U.S. Lender” has the meaning set forth in Section 2.16(d).

“Vertical Subdivision Documents” means, collectively with respect to the Project, (i) the Master Declaration to be recorded in the Recording Office and in a form approved by Administrative Agent in accordance with Section 7.2.24, (ii) that certain Declaration of Restrictive Covenants in Lieu of Unity of Title dated November 8, 2017 and recorded in the Recording Office as CFN 2017R0642596, and (iii) that certain Reciprocal Easement and Operating Agreement dated November 14, 2017 and recorded in the Recording Office as CFN 2017R0642597, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zoning Report” has the meaning set forth in Section 7.1.2(b).

1.2 Principles of Construction.

All references to Schedules, Sections and Exhibits are to Schedules, Sections and Exhibits in or attached to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “include” or “including” shall mean “include or including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified or unless the context shall indicate otherwise, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.   GENERAL TERMS.

2.1 Loan Amounts and Disbursement to Borrower.

2.1.1 Loan Amounts.

(a) Loan. Subject to the conditions and upon the terms herein provided, and subject specifically to the restrictions set forth in the remainder of this Section 2.1.1, Lenders hereby agree to lend to Borrower, in installments, the Loan. The Loan shall be evidenced by the respective Notes and shall in no event exceed the Loan Amount. The Loan shall be repaid with interest, costs and charges as more particularly set forth in this Agreement, the Notes, the Security Instrument and the other Loan Documents. Principal amounts of the Loan which are repaid for any reason may not be reborrowed.

(b) Maximum Aggregate Loan Amount. Notwithstanding anything contained herein or in any other Loan Document to the contrary, the aggregate principal amount of the Loan shall not under any circumstances exceed the Loan Amount.

2.1.2 Advances.

(a) On the Closing Date, if Borrower shall have satisfied the applicable Advance Conditions pursuant to and in accordance with the terms and conditions set forth in this Agreement, the Lenders shall make one (1) Advance hereunder in the amount of the Floor Funding.

(b) If Borrower shall have satisfied the applicable Advance Conditions pursuant to and in accordance with the terms and conditions set forth in this Agreement, the Lenders shall make additional Advances from time to time (i) in a minimum aggregate amount of at least $50,000 for each Advance and (ii) in an aggregate principal amount, together with the Floor Funding, not to exceed the Loan Amount.

(c) Upon the disbursement of any Advance on the applicable Advance Date in accordance with the terms of this Agreement, Borrower agrees to borrow such Advance from Lenders upon the terms of the applicable Notes, this Agreement, and the other Loan Documents. Other than any Advances made on their respective Advance Dates pursuant to this Agreement, Lenders shall have no obligation to loan any additional funds in respect of the Loan in connection with the Project.

2.1.3 The Notes, Security Instrument and Loan Documents.

(a) The Loan shall be evidenced by the Notes and secured by the Security Instrument, the Assignment of Leases and the other applicable Loan Documents.

(b) Each Note shall be payable to the order of each applicable Lender for the account of such Lender’s Lending Office in the maximum principal amount equal to each such Lender’s Commitment.

(c) Each Lender may, by written notice to Borrower and Administrative Agent, request that its Pro Rata Percentage of the Loan be evidenced by a separate Note in an amount equal to such Pro Rata Percentage, but in no event shall the aggregate principal amount of all Notes exceed the Loan Amount. Each Note shall be in substantially the form of the Note.

(d) Upon receipt of each Lender’s Note, Administrative Agent shall forward such Note to such Lender. Each Lender shall record the date, amount, and type of each portion of the aggregate Loan made by it and the date and amount of any payment of principal made by Borrower with respect thereto, and may, subject to Section 15.1(b), if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such portion of the aggregate Loan then outstanding evidenced by such Note; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of Borrower hereunder or under the Notes. Subject to Section 15.1(b), each Lender is hereby irrevocably authorized by Borrower to so endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(e) Notwithstanding subsections (b), (c) and (d) above and the existence of multiple Notes, Borrower shall only be required to make single payments of the aggregate amounts due from time to time under such Notes to Administrative Agent.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan only for the purposes and in the manner set forth in this Agreement in accordance with this Agreement. The portion sets forth, by category and line items, the purposes and amounts for which Advances made by Lenders under this Agreement are to be used. Borrower will receive the Advances to be made hereunder, and will hold the right to receive the same, as a trust fund for the purpose of paying costs and expenses for which Advances may be made pursuant to the terms of this Agreement, and Borrower will apply the same first to such payment before using any part thereof for any other purpose.

2.2 Commitments to Lend. Each Lender severally (and not jointly) agrees on the terms and conditions set forth in this Agreement, to make the Advances to Borrower ratably in accordance with its respective Pro Rata Percentage, pursuant to this Agreement in amounts such that the aggregate principal amount of the Advances by such Lender at any one time outstanding shall not exceed the amount of its Commitment with respect to the Loan, subject to the right of the Lenders to make Protective Advances upon the occurrence and during the continuance of an Event of Default. The term of the Commitments shall expire on the Initial Maturity Date and neither Administrative Agent nor the Lenders shall have any further commitment to advance any additional funds after the Initial Maturity Date. The aggregate amount of each Advance made by the Lenders in connection with a Draw Request shall equal the applicable Loan Percentage Share of the total amount of Loan proceeds and Mezzanine Loan proceeds then requested to be advanced by Borrower and Mezzanine Borrower.

2.3 Method of Borrowing and Conversion. With respect to each Advance, Borrower shall provide to Administrative Agent a Draw Request meeting the requirements set forth in Article IV, which shall specify the amount and the requested Advance Date of such Advance and which shall be delivered to Administrative Agent no later than 11:00 A.M. New York time, on the date that is at least ten (10) Business Days prior to the requested Advance Date set forth in such Draw Request. Administrative Agent shall submit each Draw Request to the Lenders as set forth in Section 2.4(a), as long as such Draw Request meets the requirements of Article IV.

2.4 Notice to Lenders and Funding of Loan.

(a) Promptly after receipt of each Draw Request, Administrative Agent shall notify (which may be by telephone, promptly confirmed in writing) each Lender of the contents thereof and of the amount of such Lender’s Pro Rata Percentage of such Borrowing and, once so communicated to each Lender, such Draw Request shall not thereafter be revocable by Borrower. The Lenders shall make each requested Advance on the applicable Advance Date as long as the conditions to such Advance set forth in this Agreement are satisfied (as reasonably determined by Administrative Agent).

(b) Not later than 1:00 P.M. (New York time) on each Advance Date, each Lender shall make available its Pro Rata Percentage of the applicable Borrowing, in immediately funds available in lawful money of the United States, to Administrative Agent at its address referred to in Section 20.6. Subject to Section 2.4(c), on each Advance Date, Administrative Agent shall make available to Borrower the applicable Advance, in immediately funds available in lawful money of the United States.

(c) Unless Administrative Agent shall have been notified in writing by a Lender prior to the applicable Advance Date that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Percentage of the Advance to be made on such Advance Date, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on such date, and Administrative Agent shall (subject to the terms of this Agreement and provided such Lender has made the amount available to Administrative Agent) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by a Defaulting Lender on the Advance Date, Administrative Agent shall promptly notify Borrower of such fact by telephone (promptly confirmed in writing by e-mail), and neither Administrative Agent nor any of the Non-Defaulting Lenders shall have any obligation to make such corresponding amount available to Borrower. Nothing in this Section 2.4(c) shall be deemed to relieve any Lender from its obligations to fulfill its Commitment hereunder or to prejudice any rights and remedies which Borrower, Administrative Agent or any applicable Non-Defaulting Lender may have against a Defaulting Lender. Each Defaulting Lender shall indemnify Borrower, Administrative Agent and the Non-Defaulting Lenders and hold each of them harmless from and against any and all loss, cost, liability, damage or expense, including reasonable attorneys’ fees and court costs arising out of such Defaulting Lender’s failure to fund the Pro Rata Percentage of the applicable Advance.

(d) No Lender and/or participant in the Loan shall be responsible for any default by any other Lender, but a Defaulting Lender shall be responsible for its own default and the indemnity provided for in the last sentence of Section 2.4(c) in its obligation to make the Advances hereunder.

(e) If any Lender (a “Defaulting Lender”) fails to make available to Administrative Agent such Lender’s Pro Rata Percentage of any Advance on the applicable Advance Date as and when required hereunder (each such undelivered amount, a “Defaulted Lender Advance”), (i) Administrative Agent shall immediately provide notice thereof to the applicable Non-Defaulting Lenders and to Borrower, and (ii) one or more of the applicable Non-Defaulting Lenders (each, a “Performing Lender”) may elect (but shall have no obligation), by notice to Administrative Agent (and Administrative Agent shall immediately notify Borrower and the other Non-Defaulting Lender of such notice from a Performing Lender), to make the Defaulted Lender Advance. If there is one or more Performing Lenders with respect to any Defaulted Lender Advance, then, without otherwise limiting any rights and remedies of Borrower, Administrative Agent and the applicable Non-Defaulting Lenders with respect to the applicable Defaulting Lender, the applicable Defaulting Lender shall pay to the applicable Performing Lender(s) interest on the applicable Defaulted Lender Advance at a rate equal to the Default Rate. Such interest shall accrue and be payable from the date the applicable Defaulting Lender first became obligated to make the applicable Defaulted Lender Advance until payment of the applicable Defaulted Lender Advance is made in full (the Defaulted Lender Advance, together with interest thereon at the Default Rate from the date such amount was due until repaid is referred to, collectively, as the “Defaulted Lender Obligation”). If the applicable Defaulting Lender repays the applicable Defaulted Lender Obligation, then the applicable Defaulting Lender shall be deemed to have made the applicable Advance when the same was originally due and shall no longer be a Defaulting Lender with respect to such Advance.

(f)   If a Defaulting Lender fails, as and when required hereunder, to make its Pro Rata Percentage of any Advance or fails to pay any other sum payable to Administrative Agent hereunder or becomes the subject of a Bail-In Action, then such Defaulting Lender’s share of any and all amounts payable to the Defaulting Lender under the Loan Documents shall be immediately subordinated to the applicable Non-Defaulting Lenders’ share therein, and such Defaulting Lender’s Commitment Percentage shall be voted by the applicable Non-Defaulting Lenders based upon a fraction, the numerator of which is each Non-Defaulting Lender’s Commitment Percentage and the denominator of which is the aggregate of the Commitment Percentages all applicable Non-Defaulting Lenders, all without necessity for executing any further documents. Upon any such failure, in addition to Administrative Agent’s other legal and equitable rights and remedies, Administrative Agent may withhold and apply any and all amounts payable to such Defaulting Lender under the Loan Documents in such order of priority as Administrative Agent shall determine in its sole discretion to: (i) purchase for such Defaulting Lender its Pro Rata Percentage of any Advance or pay any sum payable hereunder that such Defaulting Lender was obligated but failed to pay pursuant to this Agreement; and/or (ii) reimburse the applicable Performing Lenders and/or Administrative Agent for any other sums, costs, expenses or disbursements payable by such Defaulting Lender hereunder. Upon any actual payment (when payable in accordance with Section 2.4(e)) by such Defaulting Lender of the applicable Defaulted Lender Obligation and any other sums then payable by such Defaulting Lender under the Loan Documents, its share in the Advances and in the Loan Documents and proceeds thereof and its Commitment Percentage (for all purposes of the Loan Documents, including voting) thereupon shall immediately be restored to equal priority with that of the other Lenders, but these provisions shall not effect a rescission of any vote of such Defaulting Lender’s Commitment Percentage made prior thereto or apply to any Defaulting Lender following the replacement of such Defaulting Lender with a Replacement Lender.

(g) If any Lender fails to make its Pro Rata Percentage of any Advance as and when required by this Agreement (a “Advance Default”), the applicable Non-Defaulting Lenders shall have no further obligation to make the applicable Advance except as set forth in the following sentence of this Section 2.4(g). With respect to each Advance Default as to which one or more Performing Lenders have elected to make the Defaulted Lender Advance, as to which Borrower has funded (or will simultaneously fund) through an Equity Payment or as to which a Replacement Lender has funded (or will simultaneously fund), each Non-Defaulting Lender shall make its related Pro Rata Percentage of such Advance that it was otherwise obligated to make when and as otherwise required to be made by such Lender. It shall be a condition precedent to each Non-Defaulting Lender’s obligation to fund its Pro Rata Percentage of an Advance that either Borrower or one or more Lenders or Replacement Lenders fund the Defaulted Lender Advance, and accordingly no Lender shall be deemed a Defaulting Lender on the basis of having refused to fund its Pro Rata Percentage of an Advance if such condition precedent is not satisfied. In addition, at any time following an Advance Default, Borrower may arrange for a Replacement Lender pursuant to Section 2.19 hereof with respect to the Defaulting Lender’s Pro Rata Percentage of all Advances that Defaulting Lender had failed to make.

(h) Each Lender hereby irrevocably designates Administrative Agent as its attorney-in-fact, coupled with an interest, to execute any such instruments and documents as Administrative Agent deems necessary to effect any assignment of any Defaulting Lender’s obligation to make Advances to any Replacement Lender arranged by Borrower pursuant to Section 2.19 with respect to any Advance Default. No such assignment shall release or relieve the applicable Defaulting Lender of any liability for its breach of this Agreement or under the indemnity set forth in Section 2.4(c).

2.5 Term and Extension Option.

(a) The term of the Loan (the “Term”) shall commence on the Closing Date and terminate and expire on the Maturity Date. The entire outstanding principal amount of the Loan, together with accrued and unpaid interest thereon and all other amounts due to Administrative Agent and Lenders hereunder and under the other Loan Documents (including, if applicable, the Minimum Multiple), shall be payable by Borrower in full on the Maturity Date.

(b) Extension Options. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for two (2) extension terms of one (1) year each (such options, the “First Extension Option” and “Second Extension Option”, as applicable, and, each individually, an “Extension Option” and, collectively, the “Extension Options”), upon satisfaction of each of the following conditions, which shall each apply to each Extension Option unless otherwise noted herein:

(i) Borrower shall have given Administrative Agent written notice (the “Extension Confirmation”) of Borrower’s exercise of the applicable Extension Option by no later than thirty (30) days prior to the then applicable Maturity Date but not earlier than one hundred twenty (120) days prior to the then applicable Maturity Date;

(ii) on or before the then applicable Maturity Date, Borrower shall have paid or caused to be paid to Administrative Agent the non-refundable Extension Fee with respect to the applicable Extension Option;

(iii) no Event of Default shall have occurred which remains uncured on the then applicable Maturity Date;

(iv)   Administrative Agent shall have received a Title Continuation dated as of the then applicable Maturity Date;

(v) if a Springing LIBOR Event or an Alternative Rate Trigger has occurred and the existing Interest Rate Cap Agreement is scheduled to expire prior to the Maturity Date (as extended pursuant to the exercise of such Extension Option), (A) Borrower shall obtain and deliver to Administrative Agent, not later than three (3) Business Days prior to the then applicable Maturity Date, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, which Replacement Interest Rate Cap Agreement(s) (w) shall have a strike price such that, after giving effect to the capped rate, the minimum Debt Service Coverage Ratio for the Property is at least 1.15:1.00, (x) shall be effective commencing on the first day of the applicable Extension Term, (y) shall have a notional amount equal to the then outstanding principal amount of the Loan and (z) shall have a maturity date no earlier than the Maturity Date (as extended pursuant to the exercise of such Extension Option), and (B) Borrower shall deliver to Administrative Agent on or prior to the then applicable Maturity Date a collateral assignment of such Replacement Interest Rate Cap Agreement(s) substantially in the form attached hereto as Exhibit D;

(vi) [intentionally omitted];

(vii) subject to the last unnumbered paragraph of this Section 2.5, (A) with respect to the First Extension Option, the Property shall have achieved a Debt Yield of not less than six and one half percent (6.50%), and (B) with respect to the Second Extension Option, the Property shall have achieved a Debt Yield of not less than seven and one-quarter percent (7.25%);

(viii) all of the conditions precedent to the extension of the term of the Mezzanine Loan (other than the extension of the term of this Loan) shall have been (or concurrently with the extension hereunder will be) satisfied pursuant to and in accordance with the Mezzanine Loan Documents;

(ix) [intentionally omitted];

(x) all required Reserves shall have been replenished in amounts consistent with the applicable requirements set forth in this Agreement and otherwise in a manner reasonably satisfactory to Administrative Agent;

(xi)   no event shall have occurred which would result in a Material Adverse Effect; and

(xii) Borrower shall have paid all reasonable, actual, out-of-pocket costs and expenses incurred by Administrative Agent in connection with the exercise by Borrower of the Extension Option;

provided, however, if any of the foregoing tests set forth in clause (vii) above are not satisfied, Borrower shall have the right either (A) to prepay a portion of the Loan pursuant to the terms of Section 2.12(a) hereof in an amount necessary to satisfy such tests or (B) to deposit Cash into an account established and maintained at Cash Management Bank by Administrative Agent under the sole dominion and control of Administrative Agent for the benefit of Lenders (the “Extension Account”) and/or deliver a Letter of Credit to Administrative Agent (such Cash or Letter of Credit so delivered, “Extension Collateral”), in either or both cases in an amount such that, if such Extension Collateral were applied to prepay the Loan, the Loan Amount would be reduced to an amount which satisfies the foregoing tests set forth in clause (vii), as applicable. If Borrower deposits Extension Collateral in the form of Cash with Administrative Agent, such deposit shall be held in the Extension Account, and all interest earned thereon shall become part of the Extension Collateral. Upon Administrative Agent’s satisfaction that the foregoing tests set forth in clause (vii), as applicable, have been satisfied without regard to the Extension Collateral, then, promptly following the request of Borrower and provided that no Event of Default shall then exist, Administrative Agent shall disburse the Extension Collateral to Borrower if held in the form of Cash or, if held in the form of a Letter of Credit, Administrative Agent shall return such Letter of Credit to Borrower.

2.6 Interest on the Loan Prior to Maturity.

(a) The Loan shall bear interest prior to the Maturity Date at a rate per annum equal to the Interest Rate for the applicable Interest Period.

(b) Interest on the Loan shall be payable prior to the Maturity Date (i) in arrears with respect to each Advance, on each Payment Date, commencing on the Payment Date in the first month immediately following the Closing Date and (ii) on any prepayment on a date other than a Payment Date (solely on the principal amount prepaid).

2.7 Intentionally Omitted.

2.8 General Provisions as to Payments.

(a) On each Payment Date through the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders, accrued and unpaid interest at the Interest Rate on each of the Notes.

(b) Intentionally omitted.

(c) Borrower shall make each payment of principal of, and interest on, the Loan and of fees hereunder, not later than 3:00 p.m. (New York time) on the date when due, in immediately available funds in lawful money of the United States of America, delivered to Administrative Agent by wire transfer to such accounts at such banks as Administrative Agent may designate from time to time.

(d) Subject to Section 2.15, all amounts due hereunder shall be payable, without any counterclaim, setoff or deduction whatsoever.

(e) The entire outstanding principal amount of the Notes, all accrued and unpaid interest thereon and all other fees and sums then payable hereunder or under the Loan Documents, including, if applicable, the Minimum Multiple, shall be due and payable in full on the Maturity Date.

(f)   Administrative Agent shall distribute to each Lender its ratable share of each such payment received by Administrative Agent for the account of Lenders on the next Business Day following the day received by Administrative Agent in Cash. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. If and to the extent that Administrative Agent shall receive any such payment for the account of the Lenders on any Business Day, and Administrative Agent shall not have distributed to any Lender its applicable share of such payment on the immediately following Business Day, Administrative Agent shall distribute such amount to such Lender together with interest thereon, for each day from the date such amount should have been distributed to such Lender until the date Administrative Agent distributes such amount to such Lender, at the Federal Funds Rate (any such interest at the Federal Funds Rate payable by Administrative Agent to any Lender shall be payable by Administrative Agent out of its own funds and neither Borrower nor any Guarantor shall have any obligation to pay, or reimburse Administrative Agent, for any such amount required to be paid by Administrative Agent).

(g) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment by Borrower is due to Administrative Agent, for the benefit of the Lenders, hereunder that Borrower shall not make such payment in full when due, Administrative Agent may assume that Borrower will make such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that Borrower shall not have so made such payment in full when due, each Lender shall repay to Administrative Agent forthwith on demand such amount distributed to such Lender and not paid by Borrower, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the Federal Funds Rate.

(h) Nothing contained in this Agreement shall be deemed to impose upon Hotel Lessee any liability to make any payment due under the Notes.

2.9 Funding Losses. If Borrower fails to borrow any Advance or, subject to Section 2.12(a), prepay any portion of the Loan after Borrower has given irrevocable notice thereof to Administrative Agent in accordance with the terms of this Agreement, then, in any such event, Borrower shall reimburse Administrative Agent for the account of each applicable Lender, within ten (10) Business Days after written demand therefor, for any resulting out-of-pocket loss or expense actually incurred by such Lender (or by a participant in the Loan), including any out-of-pocket loss actually incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay, as the case may be, provided that Administrative Agent shall have delivered to Borrower from such Lender a certificate as to the amount of such actual out-of-pocket loss or expense and the calculation thereof, which certificate shall be conclusive in the absence of manifest error.

2.10 Calculation of Interest and Fees. All interest and fees shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed in the Interest Period or other period for which the calculation is being made.

2.11 Default Interest; Late Payment Charge and Usury Savings.

2.11.1   Default Interest. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue interest at the Default Rate.

2.11.2   Application of Payments. Upon the occurrence and during the continuance of an Event of Default, any repayments of the Debt, may, at Administrative Agent’s option, be applied first to repay any amounts advanced by Administrative Agent and/or Lenders pursuant to the applicable provisions of the Loan Documents, together with any interest at the Default Rate or other charges, fees, expenses and obligations as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal (if any) then due and payable.

2.11.3   Late Payment Charge. If any principal (other than principal due on the Maturity Date), interest or other recurring monthly payments due under the Loan Documents is not paid by Borrower when due, Borrower shall pay to Administrative Agent for the account of Administrative Agent and/or the Lenders, as the case may be, within five (5) Business Days of written demand by Administrative Agent to Borrower, a late payment charge (a “Late Payment Charge”) in amount equal to the lesser of (i) five percent (5%) of such unpaid sum or (ii) the maximum amount permitted by applicable law. Borrower shall pay the applicable Late Payment Charge in order to defray the expense incurred by Administrative Agent in handling and processing such delinquent payment and to compensate Administrative Agent and/or Lenders for the loss of the use of such delinquent payment and such Late Payment Charges shall not be added to the principal amount of the Loan and shall not bear interest, but shall be secured by this Agreement, the Security Instrument and the other applicable Loan Documents to the extent permitted by applicable law. Any Late Payment Charges shall be in addition to and not in lieu of any interest that accrues at the Default Rate as a result of an Event of Default.

2.11.4   Usury Savings. This Agreement and the Notes are subject to the express condition that, at no time shall interest be charged, or Borrower be required or obligated to pay interest, on the outstanding principal balance of the Loan at a rate which could subject Administrative Agent and/or the Lenders to civil or criminal liability as a result of such interest rate being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the outstanding principal balance of any Note at a rate in excess of the Maximum Legal Rate, then the Interest Rate or the Default Rate for such Note, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under such Note. All sums paid or agreed to be paid to Administrative Agent for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for as long as the Loan is outstanding.

2.12 Mandatory and Voluntary Prepayments.

(a) Voluntary Prepayments. Borrower may prepay the Loan in whole or in part, without penalty or premium (other than payment of the Minimum Multiple as provided below), upon at least ten (10) Business Days’ prior written notice to Administrative Agent, which notice (each, a “Prepayment Notice”) shall specify the Business Day upon which such prepayment shall be made (each such date, a “Prepayment Date”) and may be revoked by Borrower by written notice to Administrative Agent up until and including the Prepayment Date (provided that Borrower pays all actual out-of-pocket costs and expenses incurred by Administrative Agent or any Lender on account of such revocation), provided that, together with such principal prepayment, Borrower pays: (A) all accrued and unpaid interest on the applicable portion of the Loan being prepaid to and including the applicable Prepayment Date, (B) all other sums then due and payable by Borrower under the Loan Documents with respect to the portion of the Loan being prepaid, (C) if such Prepayment Date is not a Payment Date, all interest that would have accrued on the applicable portion of the Loan being prepaid through the last day of the Interest Period within which such Prepayment Date occurs, and (D) contemporaneous with such prepayment of the Loan in full (or a portion thereof, as the case may be) Borrower shall also cause the Mezzanine Borrower to prepay the Mezzanine Loan or a corresponding percentage thereof based on the Loan Percentage Share in accordance with the provisions of the Mezzanine Loan Agreement. If the Minimum Multiple has not been satisfied as of the date of final repayment of the Loan, Borrower’s final prepayment or repayment of the Loan in full shall, in addition to all amounts required above, include the amount necessary to satisfy the Minimum Multiple and such amount shall be distributed by Administrative Agent to the Lenders. Upon receipt of a Prepayment Notice pursuant to this Section 2.12, Administrative Agent shall promptly (but in no event more than one (1) Business Day after Administrative Agent’s receipt of such written notice) notify each Lender of the contents thereof and of such Lender’s ratable share of the principal amount of such prepayment. Except as otherwise provided above, no portion of the Mezzanine Loan shall be prepaid until the Loan has been repaid in full.

(b) Prepayments after Event of Default. If, following the occurrence and during the continuance of an Event of Default, Borrower, a purchaser at foreclosure or any other Person tenders payment of all or any part of the outstanding principal balance of the Loan, or if all or any portion of the outstanding principal balance of the Loan is recovered by Administrative Agent for the account of the Lenders after such Event of Default, Borrower, such purchaser at foreclosure or such other Person (as the case may be) shall pay (A) interest at the Default Rate on the outstanding principal amount of the Loan through the last day of the Interest Period within which such tender or recovery occurs, and (B) all other sums then due and payable under the Loan Documents (including Late Payment Charges and the Minimum Multiple). Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt made concurrently with the occurrence of an Event of Default or while an Event of Default is continuing shall be applied to the Debt in such order and priority as may be determined by Administrative Agent on behalf of the Lenders in its sole discretion.

(c) No Right to Reborrow. The Loan is not a “revolving” loan and, therefore, Borrower may not borrow, repay and reborrow hereunder.

(d) Adjustment of Debt Yield and Debt Service Coverage Ratio Requirements. In the event that Administrative Agent, in its sole discretion, approves any prepayment of the Mezzanine Loan which is not accompanied by a concurrent pro rata prepayment of the Loan, Administrative Agent may require, as a condition to granting such approval, that Borrower enter into a modification to this Agreement, in form and substance reasonably satisfactory to Administrative Agent, which, among other things, shall provide for the modification of any Debt Yield and Debt Service Coverage Ratio requirement thresholds provided for herein in a manner sufficient, in Administrative Agent’s determination, to account for the applicable prepayment of the Mezzanine Loan.

2.13 LIBOR Unascertainable. If Administrative Agent advises by written notice thereof to Borrower and Lenders that an Alternative Rate Trigger has occurred, then each such Lender’s obligation to maintain interest based on LIBOR shall be suspended and the Interest Rate applicable to such Lender’s Note shall be based on the Alternative Rate. Computation of the Interest Rate based on the Alternative Rate for such Lender’s Note shall continue until Administrative Agent determines that the circumstances giving rise to Administrative Agent’s substitution of the Alternative Rate Index for LIBOR no longer exist. Administrative Agent shall promptly notify Borrower and Lenders of each such determination.

2.14 Illegality. If, after the Closing Date, any applicable law, rule or regulation is adopted, or any change is made in any existing applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency issued after the Closing Date (a “Regulatory Change”) shall make it unlawful for any Lender (or its Lending Office) to make, maintain or fund its LIBOR Loans at the LIBOR Rate, and such Lender shall so notify Administrative Agent (and such determination is consistently applied by such Lender to similarly situated loans and similar borrowers), Administrative Agent shall forthwith give written notice thereof to the other Lenders and Borrower, whereupon (a) the obligation of such Lender to make LIBOR Loans shall be suspended, and (b) each outstanding LIBOR Loan made by such Lender shall be converted into an Alternative Rate Loan on the first day of the immediately succeeding Interest Period or within such earlier period as required by applicable law. If, pursuant to the terms of this Section 2.14, a Lender’s Note is bearing interest at the Alternative Rate and the Regulatory Change which resulted in such Note bearing interest at the Alternative Rate shall no longer exist or be effective or applicable to such Lender, such Lender shall give written notice thereof to Administrative Agent and Borrower, and such Lender’s Note shall bear interest at the LIBOR Rate commencing on the first day of the next succeeding Interest Period. Notwithstanding the foregoing, before giving any notice to Administrative Agent pursuant to this Section 2.14, the applicable Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous in any material respect to such Lender. Each Lender or Administrative Agent, as applicable, shall promptly notify Borrower in writing of each such determination made pursuant to the terms of this Section 2.14.

2.15 Increased Cost and Reduced Return.

(a) If any Regulatory Change shall hereafter impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any LIBOR Loan any such requirement reflected in the Reserve Requirements)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the London interbank market any other condition affecting such Lender’s LIBOR Loans or its obligation to make LIBOR Loans, and the result of any of the foregoing is to materially increase the cost to such Lender (or its Lending Office) of making or maintaining any LIBOR Loan, or to materially reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under the Loan Documents with respect thereto, then, within ten (10) Business Days after written demand by such Lender (with a copy to Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts (based upon a reasonable allocation thereof by such Lender to LIBOR rate loans made by such Lender), and provided that such Lender is generally exercising rights similar to those set forth in this Section 2.15(a) against other borrowers similarly situated to Borrower, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction to the extent reasonably allocable to such Lender’s LIBOR Loans.

(b) Except with respect to taxes, if any Lender shall have determined reasonably and in good faith that the occurrence, after the Closing Date, of any Regulatory Change regarding capital adequacy has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such Regulatory Change regarding capital adequacy (taking into consideration the policies of such Lender and its parent with respect to capital adequacy) by an amount deemed by such Lender to be material (and such determination is consistently applied by such Lender to similarly situated loans and similar borrowers), then from time to time, within ten (10) Business Days after written demand by such Lender (with a copy to Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, and provided that such Lender is generally exercising rights similar to those set forth in this Section 2.15(b) against other borrowers similarly situated to Borrower, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Each Lender shall promptly notify Borrower and Administrative Agent in writing of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 2.15 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise disadvantageous in any material respect to such Lender. A certificate of any Lender claiming compensation under this Section 2.15 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining any such amount, each such Lender may use any reasonable averaging and attribution methods.

2.16 Taxes.

(a) Any and all payments by Borrower to or for the account of any Lender or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, withholdings, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, other than Excluded Taxes (collectively, “Taxes”). If Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable by Borrower under this Agreement or any Note or participation therein to any Lender or Administrative Agent, (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions and withholding applicable to additional sums payable under this Section 2.16), such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and withholdings, (iii) Borrower shall pay the full amount deducted and withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Administrative Agent, at its address referred to in Section 20.6, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment as shall be reasonably satisfactory to Administrative Agent).

(b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes, intangibles, recording, mortgage recording and transfer taxes, and any other excise or property taxes, or charges or similar levies which arise from any extension of credit hereunder, any payment made under this Agreement or any Note or participation therein by Borrower to Administrative Agent or any Lender or from the execution and delivery of any Loan Document or the performance of Borrower’s obligations under any Loan Document, or the exercise of remedies by Administrative Agent or any Lender under any Loan Document (hereinafter referred to as “Other Taxes”) except, Excluded Taxes.

(c) Borrower agrees to indemnify each Lender and Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or Administrative Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto. Payment under this indemnification shall be made within ten (10) Business Days from the date such Lender or Administrative Agent (as the case may be) makes written demand therefor to Borrower, specifying in reasonable detail the nature and amount of such Taxes and Other Taxes.

(d) Each of Administrative Agent, each Lender and each participant organized under the laws of a jurisdiction outside the United States (each, a “Non-U.S. Lender”), (i) on or prior to the date of its execution and delivery of this Agreement in the case of each Non-U.S. Lender listed on the signature pages hereof, (ii) on or prior to the date on which it becomes a Lender in the case of each other Non-U.S. Lender, (iii) in the case where a Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), the date upon which such Non-U.S. Lender designates the New Lending Office, (iv) upon the obsolescence or invalidity of any form previously delivered and (v) from time to time thereafter if requested in writing by Borrower (but only as long as such Non-U.S. Lender remains lawfully able to do so), shall provide Borrower with two (2) copies of the Internal Revenue Service Form W-8 EXP, W-8IMY (with applicable attachments), W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, properly completed and duly executed by such Non-U.S. Lender, certifying that such Non-U.S. Lender is entitled to receive payments hereunder free from, or subject to a reduced rate of withholding of U.S. federal income tax. In addition to providing Borrower with two (2) copies of the Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate, or any successor form, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not (and shall not be) a bank for purposes of Section 881(c) of the Code, is not (and shall not be) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not (and shall not be) a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify Borrower and Administrative Agent in the event any such representation is no longer accurate. Each of Administrative Agent, each Lender and each participant that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code (each, a “U.S. Lender”), other than a U.S. Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall (i) on or prior to the date of its execution and delivery of this Agreement in the case of each U.S. Lender listed on the signature pages hereof, (ii) on or prior to the date on which it becomes a U.S. Lender, in the case of each other U.S. Lender, (iii) in the case where a U.S. Lender changes its applicable lending office by designating a New Lending Office, the date upon which such U.S. Lender designates the New Lending Office, (iv) upon the obsolescence or invalidity of any form previously delivered, and (v) from time to time thereafter if reasonably requested in writing by Borrower, deliver to Borrower an accurate, complete and signed copy of the Internal Revenue Service Form W-9 or successor form, certifying that such U.S. Lender is on the date of delivery thereof entitled to an exemption from United States backup withholding tax. Unless Borrower has received such forms or other documents required by this Section 2.16(d), Borrower or Administrative Agent, as the case may be, shall withhold amounts as required by applicable requirements of law from such payments at the applicable statutory rate. Each Non-U.S. Lender and U.S. Lender shall promptly notify Borrower and Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to Borrower (or any other form or certification adopted by the U.S. taxing authorities for such purpose). If the form provided by a Non-U.S. Lender or a U.S. Lender at the time such Non-U.S. Lender or a U.S. Lender first became a party to this Agreement or at any time thereafter (other than by reason of a change in United States law or a change in the terms of any treaty to which the United States is a party after the date such Lender first became a party to this Agreement) indicates a United States interest withholding tax rate in excess of zero (or would have indicated such a withholding tax rate if such form had been submitted and completed accurately and completely and either was not submitted or was not completed accurately and completely), or if a Non-U.S. Lender or a U.S. Lender otherwise is subject to United States withholding tax at a rate in excess of zero at any time for any reason (other than by reason of a change in United States law or regulation or a change in any treaty to which the United States is a party after the date such Lender first became a party to this Agreement), withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.16(a). In addition, any amount that otherwise would be considered “Taxes” or “Other Taxes” for purposes of this Section 2.16 shall be excluded therefrom if the U.S. Lender or Non-U.S. Lender has changed the Lending Office and such amount would not have been incurred had such transfer or change not been made.

(e) For any period with respect to which a U.S. Lender or Non-U.S. Lender has failed to provide Borrower with the appropriate form pursuant to Section 2.16(d), such U.S. Lender or Non-U.S. Lender shall not be entitled to indemnification under Section 2.16 with respect to Taxes. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as the case may be), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made in FATCA after the Closing Date.

(f)   Each Lender shall promptly notify Borrower and Administrative Agent in writing of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 2.16 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise disadvantageous in any material respect to such Lender. A certificate of any Lender claiming compensation under this Section 2.16 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods (and such determination shall be consistently applied by such Lender to similarly situated loans and similar borrowers).

(g) If Administrative Agent or a Lender shall become aware that a Lender is entitled to claim a refund from a Governmental Authority in respect of Taxes (including Other Taxes) as to which such Lender has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, Administrative Agent or such Lender shall notify Borrower promptly of the availability of such refund claim and shall make a timely claim to such taxation authority for such refund. If a Lender receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes (including Other Taxes) as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall, within thirty (30) days from the date of such receipt pay over the amount of such refund or permanent net tax benefit to Borrower, net of all reasonable out-of-pocket expenses of such Lender and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that Borrower, upon the request of such Lender agrees to repay the amount paid over to Borrower (plus penalties, interest or other reasonable charges) to such Lender in the event such Lender is required to repay such refund to such taxation authority or loses such net tax benefit.

2.17 Intentionally Omitted.

2.18 Lending Installations. Each Lender may book its Advances at one or more Lending Installations selected by it from time to time, and may change its Lending Installations from time to time by written notice to Borrower, but no such selection or change shall affect the liability of such Lender or result in Borrower being obligated to pay increased costs under this Agreement or the other Loan Documents to Administrative Agent or any Lender in excess of those that would be payable had the Lending Installation not been changed. All terms of this Agreement and of the other Loan Documents shall apply to any such Lending Installation as if it were a Lender hereunder, and, if a Lender so selects Lending Installation(s), this Agreement shall be deemed held by such Lender for the benefit of its selected Lending Installation(s).

2.19 Replacement Lender. If (a) Borrower receives notice from any Lender requesting increased costs or additional amounts under Sections 2.15 or 2.16, (b) any Lender is affected in the manner described in Section 2.13 or 2.14 or (c) a Lender becomes a Defaulting Lender, then in each case, Borrower shall have the right, as long as no Event of Default shall have occurred and be continuing and unless, in the case of clause (a) above, such Lender has removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or agreed to waive and otherwise forego any right it may have to any payments provided for under any such provision in respect of such conditions, to replace in its entirety such Lender (the “Replaced Lender”) upon prior written notice to Administrative Agent and such Replaced Lender, with one or more other Lenders or Eligible Assignee(s) (each, a “Replacement Lender”) reasonably acceptable to Administrative Agent; provided, however, that, at the time of any replacement pursuant to this Section 2.19, the Replaced Lender and the Replacement Lender shall enter into (each Lender hereby unconditionally agreeing to enter into) an Assignment and Acceptance (appropriately completed), pursuant to which (i) the Replacement Lender shall acquire all of the Commitment Percentage and outstanding Advances of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Advances of the Replaced Lender; and (ii) Borrower shall pay to the Replaced Lender any other amounts payable to the Replaced Lender under this Agreement (including amounts payable under Sections 2.13, 2.14, 2.15 or 2.16 which have accrued to the date of such replacement). Upon the execution of the Assignment and Acceptance(s), the payment to Administrative Agent of an administrative fee for processing such assignment in the amount of $3,500 and the delivery to the Replacement Lender of a Note executed by Borrower, the Replacement Lender shall automatically become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to any indemnification provisions under this Agreement, each of which shall survive as to such Replaced Lender. It is understood and agreed that if any Replaced Lender shall fail to enter into an Assignment and Acceptance in accordance with the foregoing, it shall be deemed to have entered into such an Assignment and Acceptance and each Lender hereby irrevocably designates Administrative Agent as its attorney-in-fact, coupled with an interest, to execute such Assignment and Acceptance on its behalf.

2.20 Release on Payment in Full. If Borrower shall pay or cause to be paid and satisfied, the principal of and interest on the Notes in full at maturity or as otherwise permitted in accordance with the terms of the Loan Documents and all other Debt (including, if applicable, the Minimum Multiple) payable to Administrative Agent and the Lenders under the Loan Documents by Borrower or secured by the Security Instrument or by the other Loan Documents (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Loan Note(s) in full, then (a) Administrative Agent shall release the Lien of this Agreement and the other applicable Loan Documents upon the Account Collateral and the Rate Cap Collateral (or the portions thereof allocable to the Loan), and (b) Administrative Agent shall satisfy and release of record the Security Instrument, the Assignment of Leases and all related UCC financing statements and (c) all the other Loan Documents shall be discharged (unless such Loan Document by its terms is expressly intended to survive repayment of the Loan). At the written request of Borrower, in connection with repayment of the Loan, the Lenders shall assign their respective Notes and Administrative Agent shall assign the Security Instrument to Borrower or to any other Person at Borrower’s direction and without representation or warranty by, or recourse to, Administrative Agent or the Lenders (except that (i) each Lender shall represent that the assignment of such Lender’s Note has been duly authorized and that it have not otherwise assigned or encumbered all or any portion of its Note, (ii) Administrative Agent shall represent that such release and termination or assignment has been duly authorized and that it has not assigned or encumbered all or any portion of the Security Instrument or the other Loan Documents and (iii) Administrative Agent shall deliver a pay-off letter in customary form), all of the foregoing being at the sole cost, preparation and expense of Borrower. Concurrently with such release and satisfaction or assignment of the Loan Documents, Administrative Agent will return, or cause Lenders to return, to Borrower the original Notes (and all original insurance policies, if any, relating to the Property which may be held by Administrative Agent), any amounts held in escrow pursuant to this Agreement or any of the other Loan Documents, or otherwise, and any part of the Property, the Account Collateral or the Rate Cap Collateral (or the portions thereof allocable to the Loan) that may be in its possession and, on the written request and at the expense of Borrower, will execute and deliver such instruments of release and satisfaction or assignment, as the case may be, (including appropriate UCC-3 termination statements) in recordable form prepared by Borrower and as may reasonably be requested by Borrower to evidence such release and satisfaction, or assignment, as the case may be, and any such instrument, when duly executed by Administrative Agent and, if appropriate, duly recorded or filed, as the case may be, by Borrower in the places where the Security Instrument or other applicable Loan Documents are recorded or filed, as the case may be, shall conclusively evidence the release and satisfaction or assignment, as the case may be, of the Security Instrument and the other applicable Loan Documents.

2.21 Release of Units. Provided that no Event of Default has occurred and is continuing under this Agreement, Administrative Agent shall release any of the Hotel Unit, the Parking Unit, the Residential Unit and/or either of the Retail Units from the Liens of the Security Instrument and the other Loan Documents (if the same have not yet been released) upon satisfaction of each of the following conditions with respect to such Unit proposed to be released:

(a) [intentionally omitted];

(b) Administrative Agent shall have received not less than thirty (30) days’ prior written notice of the proposed release;

(c) Administrative Agent shall have received a copy of the executed Bona Fide Sales Contract with respect to such Unit to be released;

(d) contemporaneous with such release there shall be a sale of such Unit pursuant to the applicable Bona Fide Sales Contract;

(e) the Unit to be released will constitute one or more tax lots separate and distinct from the tax lot or lots applicable to the remaining portion of the Property encumbered by the Liens of the Security Instrument and the other Loan Documents (or, upon recording of the deed in connection with the sale, the Unit to be released will be entitled to and assigned a separate tax folio number under Section 193.0237 of the Florida Statutes as contemplated by Section 14.1 of the Master Declaration);

(f)   Administrative Agent shall have received (i) not less than five (5) Business Days’ prior to the proposed closing date for the sale of the applicable Unit, a pro forma settlement statement reflecting (A) the gross consideration to be received by Borrower with respect to such sale, (B) the applicable Net Sales Proceeds and (C) the applicable Minimum Release Price (as such term is defined herein and in the Mezzanine Loan Agreement) with respect to such Unit, and (ii) on or prior to the closing date for the sale of the applicable Unit, a final signed settlement statement substantially in the form previously provided to Administrative Agent;

(g) Administrative Agent shall have received by wire transfer of immediately available funds the Minimum Release Price for such Unit, which Minimum Release Price shall be applied by Administrative Agent in accordance with Section 2.12(a);

(h) after giving effect to such release, each SPE Entity shall continue to be a Single Purpose Entity;

(i) the Parking Unit shall be subject to a parking and access easement and/or other agreement providing for use by the owners and/or occupants of the Units in form and substance reasonably satisfactory to Administrative Agent (if such use rights are not otherwise addressed in the Master Declaration approved by Administrative Agent);

(j) if the Hotel Unit will remain subject to the Lien of the Security Instrument, then, after giving effect to the application of (1) the applicable Minimum Release Price in accordance with clause (g) above and (2) the applicable Minimum Release Price (as defined in the Mezzanine Loan Agreement) in accordance with Section 2.21(g) of the Mezzanine Loan Agreement, (i) the Debt Yield shall be equal to or greater than 10.5% and (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.50:1.00, provided that, for purposes of this clause (j), (x) the Debt Yield and Debt Service Coverage Ratio shall be determined by Administrative Agent using UNCF with respect to the Hotel Unit only, (y) the Debt Yield shall be determined by Administrative Agent using the applicable Allocated Loan Amount for the Hotel Unit as the denominator for such calculation, and (z) for purposes of Administrative Agent’s determination of the Debt Service Coverage Ratio, the Pro Forma Debt Service shall be determined based on the applicable Allocated Loan Amount for the Hotel Unit;

(k) if the Residential Unit will remain subject to the Lien of the Security Instrument, then, after giving effect to any release of a Unit hereunder and the application of (1) the applicable Minimum Release Price in accordance with clause (g) above and (2) the applicable Minimum Release Price (as defined in the Mezzanine Loan Agreement) in accordance with Section 2.21(g) of the Mezzanine Loan Agreement, (i) the Debt Yield shall be equal to or greater than 8.0% and (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.25:1.00, provided that, for purposes of this clause (k), (x) the Debt Yield and Debt Service Coverage Ratio shall be determined by Administrative Agent using UNCF with respect to the Residential Unit only, (y) the Debt Yield shall be determined by Administrative Agent using the applicable Allocated Loan Amount for the Residential Unit as the denominator for such calculation, and (z) for purposes of Administrative Agent’s determination of the Debt Service Coverage Ratio, the Pro Forma Debt Service shall be determined based on the applicable Allocated Loan Amount for the Residential Unit;

(l) if either Retail Unit will remain subject to the Lien of the Security Instrument, then, after giving effect to any release of a Unit hereunder and the application of (1) the applicable Minimum Release Price in accordance with clause (g) above and (2) the applicable Minimum Release Price (as defined in the Mezzanine Loan Agreement) in accordance with Section 2.21(g) of the Mezzanine Loan Agreement, (i) the Debt Yield shall be equal to or greater than 8.5% and (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.35:1.00, provided that, for purposes of this clause (l), (x) the Debt Yield and Debt Service Coverage Ratio shall be determined by Administrative Agent using UNCF with respect to the Retail Unit(s) remaining subject to the Lien of the Security Instrument only, (y) the Debt Yield shall be determined by Administrative Agent using the applicable Allocated Loan Amount for the Retail Unit as the denominator for such calculation, and (z) for purposes of Administrative Agent’s determination of the Debt Service Coverage Ratio, the Pro Forma Debt Service shall be determined based on the applicable Allocated Loan Amount for the Retail Unit;

(m)   if the Parking Unit will remain subject to the Lien of the Security Instrument, then, after giving effect to any release of a Unit hereunder and the application of (1) the applicable Minimum Release Price in accordance with clause (g) above and (2) the applicable Minimum Release Price (as defined in the Mezzanine Loan Agreement) in accordance with Section 2.21(g) of the Mezzanine Loan Agreement, (i) the Debt Yield shall be equal to or greater than 8.5% and (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.35:1.00, provided that, for purposes of this clause (m), (x) the Debt Yield and Debt Service Coverage Ratio shall be determined by Administrative Agent using UNCF with respect to the Parking Unit only, (y) the Debt Yield shall be determined by Administrative Agent using the applicable Allocated Loan Amount for the Parking Unit as the denominator for such calculation, and (z) for purposes of Administrative Agent’s determination of the Debt Service Coverage Ratio, the Pro Forma Debt Service shall be determined based on the applicable Allocated Loan Amount for the Parking Unit; and

(n) all reasonable, out-of-pocket expenses actually incurred by Administrative Agent in connection with the sale and release of such Unit (including, without limitation, the reasonable fees and disbursements of Administrative Agent’s counsel), shall be paid by Borrower on demand.

Notwithstanding anything to the contrary contained herein, to the extent that any of the conditions set forth in clauses (j) through (m) of this Section 2.21 shall fail to be satisfied in connection with any proposed release, if requested by Borrower in writing, Administrative Agent may, in its reasonable discretion, agree to reallocate the applicable Allocated Loan Amounts in a manner that would permit the failed condition to be satisfied, provided that such reallocation shall not cause any other condition in clauses (j) through (m) not to be satisfied.

Upon the release of any Unit from the Liens of the Security Instrument and the other Loan Documents pursuant to this Section 2.21, any Reserve Funds held in any Reserve Account with respect to such released Unit shall be disbursed to Borrower. At the request and sole cost and expense of Borrower and subject to the approval of Administrative Agent, the release of a Unit hereunder may be structured in such a manner to facilitate the purchaser’s financing of such released Unit, including, splitting the Note and Security Instrument into separate notes and mortgages evidencing and securing the allocated Loan value for each Unit and assigning such new note and mortgages to a new lender.

III.   CONDITIONS TO CLOSING.

The obligation of Lenders to close the Loan pursuant to the Loan Documents is subject to the fulfillment by, or on behalf of, Borrower or waiver by Administrative Agent in its sole and absolute discretion of the following conditions precedent on the Closing Date, it being agreed that the initial Advance of the Floor Funding shall be conclusive evidence that all conditions set forth in this Article III have been satisfied or waived unless provided to the contrary in a post-closing obligations letter executed and delivered by Borrower to Administrative Agent:

3.1 Loan Documents. Administrative Agent shall have received an original counterpart of this Agreement, and an original of the Notes and all of the other Loan Documents required to be delivered as of the Closing Date, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and each of the other parties thereto, and, in the case of this Agreement, in proper form for filing by the Title Company in the Recording Office, with a written instruction to the Title Company to file the same prior to the recording of any of the other Loan Documents.

3.2 Security Instrument and Recordable Documents. Administrative Agent shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as to create, in the reasonable judgment of Administrative Agent, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Administrative Agent, subject only to the Permitted Encumbrances.

3.3 UCC Financing Statements. Administrative Agent shall have received evidence that the UCC financing statements relating to the Security Instrument and other applicable Loan Documents have been delivered to the Title Company for filing in the applicable jurisdictions.

3.4 Guarantees; Indemnities. Guarantor shall have executed and delivered to Administrative Agent the Recourse Guaranty, the Payment Guaranty, the Carry Guaranty and the Environmental Indemnity.

3.5 Representations, Warranties and Compliance. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed as of the Closing Date.

3.6 Title Insurance. Administrative Agent shall have received the Title Policy dated as of the Closing Date. The Title Policy shall (a) provide coverage in the amount of the Loan, (b) insure Administrative Agent that the Security Instrument creates a valid first priority Lien on the Property, in each case free and clear of all exceptions from coverage other than the Permitted Encumbrances, (c) contain the endorsements and affirmative coverages as Administrative Agent may require to the extent the same are available in the State, including a “pending disbursements” clause in customary form and as otherwise reasonably acceptable to Administrative Agent, and (d) name Administrative Agent, its successors and assigns, for the ratable benefit of the Lenders as the insured. Administrative Agent also shall have received evidence that all premiums in respect of the Title Policy have been paid.

3.7 Survey. Administrative Agent shall have received a current Survey for the Property, dated no earlier than sixty (60) days prior to the Closing Date, certified as Administrative Agent may then require.

3.8 Zoning; Governmental Approvals; Building Permits. Administrative Agent shall have received a zoning report concerning applicable zoning approvals, in such form as Administrative Agent may require.

3.9 Intentionally Omitted.

3.10 Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Administrative Agent, for the benefit of the Lenders, has a valid and, upon recording of the Security Instrument, perfected first Lien on the Property as of the Closing Date, subject only to Permitted Encumbrances, and Administrative Agent shall have received satisfactory evidence thereof.

3.11 Related Documents. Each additional document not specifically referenced in this Agreement, but relating to the transactions contemplated herein and required to be executed and/or delivered by Borrower to Administrative Agent pursuant to the terms of this Agreement or the other Loan Documents as of the Closing Date, shall have been duly authorized, executed and delivered by all parties thereto and Administrative Agent shall have received and approved copies thereof.

3.12 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Administrative Agent certified copies of all such organizational documentation related to Borrower and certain of its Affiliates as have been requested by Administrative Agent, including such good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Administrative Agent.

3.13 Legal Opinions. Administrative Agent shall have received an Opinion of Counsel with respect to the due authorization, execution and enforceability of the Loan Documents executed by Borrower and the Guarantor and opinions with respect to such other matters as Administrative Agent shall reasonably require.

3.14 Appraisal. Administrative Agent shall have received an Appraisal.

3.15 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

3.16 Independent Director Certificate. Administrative Agent shall have received an executed certificate in form and substance satisfactory to Administrative Agent from each Independent Director of an SPE Entity.

3.17 Transaction Costs. Borrower shall have paid or reimbursed Administrative Agent for all title insurance premiums, recording and filing fees, costs of environmental reports, appraisals and other reports, reasonable fees and costs of Administrative Agent’s counsel and all other reasonable, third party, out-of-pocket costs and expenses incurred in connection with the origination of the Loan, including the reasonable, out-of-pocket fees and expenses of the Construction Consultant.

3.18 Other Payments and Fees; Origination Fee. All payments, deposits or escrows required to be made or established by Borrower under this Agreement and the other Loan Documents on or before the Closing Date shall have been paid.

3.19 Material Adverse Effect. As of the Closing Date, (a) no event or condition which has had a Material Adverse Effect shall have occurred, and (b) none of Borrower, Mezzanine Borrower, any Guarantor or Sponsor shall be the subject of any bankruptcy, reorganization or insolvency proceeding.

3.20 Reports. Administrative Agent shall have received the Environmental Report, the Engineering Report and a report from Administrative Agent’s insurance consultant, each of which report shall be satisfactory in form and substance to Administrative Agent.

3.21 Financial Statements; Tax Statements; Operating Statements. Administrative Agent shall have received certified copies of financial statements, operating statements, balance sheets and supporting documentation with respect to the Property, Borrower, Sponsor and Guarantor as requested by Administrative Agent, each in form and substance reasonably satisfactory to Administrative Agent.

3.22 Tax Lot. Administrative Agent shall have received evidence that the Land constitutes one (1) or more separate tax lots, which evidence shall be in form and substance reasonably satisfactory to Administrative Agent.

3.23 Intentionally Omitted.

3.24 Insurance. Administrative Agent shall have received certified policies, valid certificates of insurance or other acceptable evidence with respect to the policies of insurance required to be obtained by Borrower as of the Closing Date pursuant to the terms of this Agreement, and evidence of the payment of all Insurance Premiums then due and payable with respect to such policies.

3.25 Evidence of Utility Service. Administrative Agent shall have received evidence that all utility services and facilities necessary for the operation of the Project are available at or proximate to the boundaries of the Land, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities and means of access between the Land and public ways.

3.26 Mezzanine Loan Closing. The closing of the Mezzanine Loan shall have been simultaneously consummated, and all of Mezzanine Loan Documents to be executed and delivered as of the Closing Date shall have been executed and delivered by each party thereto.

3.27 Compliance with Legal Requirements. Administrative Agent shall have received evidence that the Property complies in all material respects with all applicable Legal Requirements as of the Closing Date.

3.28 Credit Reports and Searches. Administrative Agent shall have received credit reports and UCC, lien, litigation bankruptcy and judgment searches concerning Borrower, Guarantor, Mezzanine Borrower, Sponsor and such other Persons as may be required by Administrative Agent.

3.29 Management Agreements. Administrative Agent shall have received and approved of each Management Agreement.

3.30 Conditions in Other Loan Documents. Mezzanine Borrower shall have satisfied all of the closing conditions set forth in the Mezzanine Loan Agreement and Mezzanine Lender shall have made the initial Mezzanine Loan Advance simultaneously with the Advance of the Floor Funding by Lenders.

3.31 HVCRE. Borrower shall have demonstrated to Administrative Agent’s satisfaction that Borrower has contributed equity or incurred costs in connection with and allocable entirely to the Property such that the Loan is not classified as HVCRE.

3.32 Intentionally Omitted.

3.33 Miscellaneous. Administrative Agent or its counsel shall have received such other and further approvals, opinions, documents and information as Administrative Agent or its counsel may have reasonably requested, including the Loan Documents in form and substance satisfactory to Administrative Agent and its counsel, together with all reports, certificates, affidavits and other information, in form and substance reasonably satisfactory to Administrative Agent, as each may reasonably require to evidence compliance by Borrower with the terms and conditions to be complied with by Borrower at or prior to the Closing Date.

IV.   CONDITIONS TO ALL SUBSEQUENT ADVANCES.

4.1 Conditions Precedent to Advances. Other than any Interest/OpEx Advances made to pay (1) Debt Service due and payable on the Loan, (2) any other sums due and payable to Administrative Agent or the Lenders under the Loan Documents, (3) any Impositions due and payable, (4) any Insurance Premiums due and payable, or (5) any other Qualifying Interest/OpEx Payment Obligations, in each case, in accordance with Section 4.4.5 (assuming, in each case, no Event of Default is continuing), no Lender shall be obligated to make an Advance of any portion of the Loan after the Closing Date, unless (x) all of the following conditions are satisfied or (y) Administrative Agent, in its sole discretion, has elected to waive any such conditions, in each case, as of the applicable Advance Date (it being agreed that Borrower shall be entitled to receive the applicable Advance from Lenders upon the satisfaction of the following conditions):

(a) Satisfaction of Conditions for Closing. All conditions set forth in a post-closing letter relating to the conditions in Article III shall have been satisfied by Borrower or unconditionally waived by Administrative Agent in writing.

(b) Representations and Warranties. The representations and warranties made by Borrower in Article VI and in any other Loan Documents shall be true and correct in all material respects as of such Advance Date with the same effect as if made on such date, except in cases where any such representations and warranties (i) were expressly made as of and applicable only to the Closing Date, (ii) are matters that by their nature can no longer be true and correct as a result of the passage of time or (iii) became untrue since last being made and prior to such Advance Date because of a change in facts or circumstances, which change of facts or circumstances does not independently create a Default or would not be reasonably expected to constitute or result in a Material Adverse Effect.

(c) Mezzanine Advances. The amount of the Mezzanine Loan equal to the applicable Loan Percentage Share of the aggregate advances requested under the Loan and the Mezzanine Loan shall be advanced simultaneously by Mezzanine Lender to Mezzanine Borrower in accordance with the Mezzanine Loan Agreement.

(d) Intentionally Omitted.

(e) Security Instrument and Recorded Documents. The Security Instrument shall constitute a valid first lien on the Property for the full amount of the Loan advanced to and including the date of each such subsequent Advance, free and clear of all Liens except for Permitted Encumbrances.

(f)   No Event of Default. As of such Advance Date, (i) no Event of Default hereunder shall have occurred and be continuing and (ii) no Default of which Administrative Agent shall have provided Borrower with written notice shall have occurred and be continuing.

(g) Draw Request. Administrative Agent shall have received a Draw Request in accordance with the requirements of Sections 2.3 and 4.3, together with all documents required to be delivered with such Draw Request pursuant to Section 4.3.

(h) Intentionally Omitted.

(i) Intentionally Omitted.

(j) Intentionally Omitted.

(k) Title Continuation. Administrative Agent shall have received a notice of Title Continuation, which Title Continuation or endorsement shall state that since the immediately preceding Advance there have been no changes in the state of title to the Property except as permitted hereunder.

(l) Environmental Compliance. Administrative Agent shall have received evidence of Borrower’s compliance with all recommendations, if any, set forth in the Environmental Reports or any future environmental report or assessment requested by Administrative Agent under the terms of the Environmental Indemnity. By undertaking any of the measures identified in and pursuant to this Section 4.1(l), Administrative Agent shall not be deemed to be exercising any control over the operations of Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower for purposes of incurring or being subject to liability therefor.

(m)   Intentionally Omitted.

(n) Intentionally Omitted.

(o) Intentionally Omitted.

(p) Payment of Fees. Administrative Agent shall have received, or will receive from the Advance, payment for all fees payable by Borrower to Administrative Agent with respect to the Advance pursuant to the Loan Documents, including, the reimbursement of reasonable, out-of-pocket fees and expenses of Administrative Agent’s outside legal counsel in connection with such Draw Request, in each case, to the extent then due and payable.

(q) Intentionally Omitted.

(r)   Intentionally Omitted.

(s)   Intentionally Omitted.

(t) Intentionally Omitted.

(u) HVCRE. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, Administrative Agent shall not be obligated to authorize any Advance hereunder which could, in Administrative Agent’s or the Lenders’ sole discretion, cause the Loan to be classified as HVCRE.

(v) Miscellaneous. Administrative Agent shall have received all documents, reports, certificates, affidavits and other information, in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent reasonably may require to evidence compliance by Borrower with the terms and conditions to be complied with by Borrower in connection with the disbursement of the applicable Advance.

4.2 Additional TI/LC Funding Requirements.

(a) In addition to the conditions set forth in Section 4.1.1, each of the following must be satisfied (or waived by Administrative Agent in its sole discretion) as a condition to Lenders’ obligation to make any TI/LC Advance hereunder:

(i) The applicable Lease for which such TI/LC Advance is requested shall be a TI/LC Advance Qualified Lease, and Administrative Agent shall have received a copy of such Lease; provided that the foregoing shall not be required in connection with TI/LC Advances requested by Borrower with respect to Preparation Work.

(ii) Such TI/LC Advances shall occur no more frequently than once per month (and shall be made concurrently with any Hotel Unit Work Advance requested by Borrower during the applicable month), and shall not be in increments amounting, in the aggregate with any Hotel Unit Work Advance being made concurrently therewith, to less than $50,000 (with the exception of the final TI/LC Advance with respect to a particular Lease, which may be less).

(iii) In no event shall Lenders be obligated to make any TI/LC Advances with respect to any individual TI/LC Advance Qualified Lease (i) for the payment of Tenant Improvement costs in excess, in the aggregate, of $200 per rentable square foot of space demised pursuant to such TI/LC Advance Qualified Lease or (ii) for the payment of Leasing Commissions in excess, in the aggregate, of an amount equal to six percent (6%) of the aggregate fixed rent payable under such TI/LC Advance Qualified Lease during the term thereof.

(iv)   If Borrower is requesting such TI/LC Advance, in whole or in part, to fund any Tenant Improvements, the first disbursement request in respect of such Tenant Improvements shall be accompanied by each of the following:

(A)   if applicable and not previously delivered to Administrative Agent, copies of any applicable general construction contract for the design or construction of such Tenant Improvements;

(B) if applicable and not previously delivered to Administrative Agent, Borrower’s budget for such Tenant Improvements; and

(C) if applicable and if not previously delivered to Administrative Agent, the plans and specifications for such Tenant Improvements.

(v) If Borrower is requesting such TI/LC Advance, in whole or in part, to fund any Tenant Improvements, the work and/or materials to be paid for from the proceeds therefrom have been purchased, performed at, will be stored at, and/or are or will be incorporated into the demised premises under the applicable Lease and, if reasonably required by Administrative Agent, the Construction Consultant has verified the same to Administrative Agent.

(vi)   If Borrower is requesting such TI/LC Advance, in whole or in part, to fund any Tenant Allowance, Borrower shall provide evidence reasonably acceptable to Administrative Agent that the conditions to Borrower’s obligation to pay such Tenant Allowance under the terms of the applicable Lease have been satisfied; provided that Borrower shall only be required to provide such evidence as the applicable tenant is required to deliver to Borrower pursuant to the terms of its Lease.

(vii) If Borrower is requesting such TI/LC Advance, in whole or in part, to fund any Leasing Commission, Borrower shall provide evidence reasonably acceptable to Administrative Agent that such Leasing Commission (or the applicable portion thereof to be paid from the requested TI/LC Advance) is due and payable to the applicable broker or leasing agent.

(b) At any time after Administrative Agent shall have determined that the Property has achieved a Debt Yield that is at least seven percent (7.00%) for two (2) consecutive calendar quarters, Borrower shall have the right, exercisable by written notice to Administrative Agent, to receive a final TI/LC Advance in the amount of the remaining TI/LC Allocation, in which event (x) the Lenders shall make such final TI/LC Advance to Borrower (subject to satisfaction of the conditions in Sections 4.1) within ten (10) days following Administrative Agent’s receipt of such notice from Borrower, and (y) Lenders shall have no further obligation to make TI/LC Advances under and pursuant to this Agreement.

(c) At any time after Administrative Agent shall have determined, in its reasonable discretion, that (i) the entirety of the rentable square footage contained in the Retail Units has been leased pursuant to Leases entered into in accordance with this Agreement, (ii) all Tenant Improvements required to be completed pursuant to such Leases have been completed and fully paid for, (iii) all Tenant Allowances provided for in such Leases have been fully funded, and (ii) all Leasing Commissions provided for in such Leases have been fully paid, then Borrower shall have the right, exercisable by written notice to Administrative Agent, to reallocate any amount remaining in the TI/LC Allocation to the Interest/OpEx Allocation and/or the Hotel Unit Work Allocation, without duplication, in which event Lenders shall have no further obligation to make TI/LC Advances under and pursuant to this Agreement.

4.3 Additional Hotel Unit Work Advance Funding Requirements.

(a) In addition to the conditions set forth in Section 4.1.1, each of the following must be satisfied (or waived by Administrative Agent in its sole discretion) as a condition to Lenders’ obligation to make any Hotel Unit Work Advance hereunder:

(i) Such Hotel Unit Work Advance shall be in accordance with the Hotel Unit Work Budget; provided that Borrower shall have the right to reallocate cost savings from any line item to the contingency line item, and from the contingency line item to any other line items in the Hotel Unit Work Budget; provided, further, that no amounts may be reallocated to pay any Affiliate of Borrower without the prior written approval of Administrative Agent.

(ii) Such Hotel Unit Work Advances shall occur no more frequently than once per month (and shall be made concurrently with any TI/LC Advance requested by Borrower during the applicable month), and shall not be in increments amounting, in the aggregate with any TI/LC Advance being made concurrently therewith, to less than $50,000 (with the exception of the final Hotel Unit Work Advance, which may be less).

(iii) In no event shall Lenders be obligated to make any Hotel Unit Work Advance which, taken together with all prior Hotel Unit Advances, would exceed the total Hotel Unit Work Allocation.

(iv)   If Borrower is requesting such Hotel Unit Work Advance, in whole or in part, to fund any hard costs in connection with Hotel Unit Work, the first disbursement request in respect of such hard costs shall be accompanied by copies of any applicable construction contracts entered into by Borrower, construction proposals, design drawings, conceptual drawings and/or scopes of work, in any such case, which reasonably describe the Hotel Unit Work to be performed in respect of such Hotel Unit Work Advance;

(v) If Borrower is requesting such Hotel Unit Work Advance, in whole or in part, to fund any soft costs in connection with Hotel Unit Work, the work and/or materials to be paid for from the proceeds therefrom have been purchased, performed at, will be stored at, and/or are or will be incorporated into the Hotel Unit and, if reasonably required by Administrative Agent, the Construction Consultant has verified the same to Administrative Agent.

(b) At any time after Administrative Agent shall have determined that the Property has achieved a Debt Yield that is at least seven percent (7.00%) for two (2) consecutive calendar quarters, Borrower shall have the right, exercisable by written notice to Administrative Agent, to receive a final Hotel Unit Work Advance in the amount of the remaining Hotel Unit Work Allocation, in which event (x) the Lenders shall make such final Hotel Unit Work Advance to Borrower (subject to satisfaction of the conditions in Sections 4.1) within ten (10) days following Administrative Agent’s receipt of such notice from Borrower, and (y) Lenders shall have no further obligation to make Hotel Unit Work Advances under and pursuant to this Agreement.

(c) At any time after Administrative Agent shall have determined, in its reasonable discretion, that all Hotel Unit Work has been fully completed and all Hotel Unit Work Costs have been fully paid, then Borrower shall have the right, exercisable by written notice to Administrative Agent, to reallocate any amount remaining in the Hotel Unit Work Allocation to the Interest/OpEx Allocation and/or the TI/LC Allocation, without duplication, in which event Lenders shall have no further obligation to make Hotel Unit Work Advances under and pursuant to this Agreement.

4.4 Borrowing Procedures.

4.4.1 Draw Requests. Borrower shall submit to Administrative Agent draw requests (each, a “Draw Request”) substantially in the form required pursuant to Section 4.4.2 not less than ten (10) Business Days prior to the applicable Advance Date and no more frequently than once in each calendar month. All Draw Requests shall have been approved by Borrower. If Administrative Agent shall determine that one or more requirements of this Agreement are not satisfied with respect to any Draw Request submitted by Borrower, Administrative Agent will promptly deliver written notice to Borrower detailing any such requirements that have not been satisfied. Notwithstanding anything to the contrary contained herein, Administrative Agent and Lenders acknowledge that Borrower may submit, on behalf of both Borrower and Mezzanine Borrower, a single Draw Request (as such term is defined hereunder and under the Mezzanine Loan Agreement) addressed to both Administrative Agent and Mezzanine Administrative Agent, rather than separate Draw Requests as contemplated under the terms of this Agreement and the Mezzanine Loan Agreement.

4.4.2 Required Documentation. Each Draw Request submitted hereunder shall include the following:

(a) a requisition letter in the form set forth in Exhibit C-1, which shall be executed by an Authorized Representative of Borrower;

(b) a requisition spreadsheet in the form set forth in Exhibit C-2, setting forth the purposes and amounts of the TI/LC Costs and/or Hotel Unit Work Costs, as applicable, to be included in the applicable TI/LC Advance and/or the Hotel Unit Work Advance, as applicable;

(c) an executed borrowing certificate in the form set forth in Exhibit C-3;

(d) conditional or final lien waivers, as applicable, for any work performed prior to the applicable Advance Date for (i) any Hotel Unit Work, Tenant Improvement work or Preparation Work performed by Borrower, and (ii) any Tenant Improvement work performed under a Lease by Tenant or other party that permits Borrower, as landlord, to request such lien waivers; and

(e) for any Draw Request relating to the final 10% of Tenant Improvement work to be performed under a TI/LC Advance Qualified Lease, Borrower shall request and otherwise use commercially reasonable efforts to obtain a tenant estoppel letter, in form and substance reasonably satisfactory to Administrative Agent; provided, however, that obtaining such tenant estoppel letter shall not be a condition precedent to the funding of such final Draw Request, so long as Borrower shall deliver a certificate executed by an Authorized Representative of Borrower certifying as to the matters to be contained in such tenant estoppel letter, including, without limitation, that such Tenant Improvements were completed and paid for (or will be paid for with proceeds from such requested TI/LC Advance) in accordance with the terms of the applicable TI/LC Advance Qualified Lease.

4.4.3 Intentionally Omitted.

4.4.4 One Advance Per Month. Other than Interest/OpEx Advances to pay Debt Service in accordance with this Agreement, Administrative Agent and Lenders shall have no obligation to make Advances more often than once in each calendar month except that Administrative Agent, in its sole discretion, shall have the right but not the obligation, to make and to require Lenders to make Advances more than once per month for Administrative Agent’s third party expenses (including fees and expenses of Construction Consultant and reasonable attorneys’ fees and disbursements), Impositions and Insurance Premiums when due under the Loan Documents as more particularly described in Section 4.4.5.

4.4.5 Advances to Pay Interest, Fees and Operating Expenses.

(a) Subject to the terms of this Agreement, including Section 4.4.5(b), the Interest/OpEx Allocation may be used to pay interest on the Loan and any other sums due and payable by Borrower with respect to the Loan pursuant to any of the Loan Documents. The foregoing authorization shall apply both to the period prior to the satisfaction of the conditions set forth in Section 4.1 and the period thereafter. Interest/OpEx Advances shall be subject to the terms and conditions of this Section 4.4.5 and such other provisions of this Agreement specifically relating to the Interest/OpEx Allocation (including Section 2.5(b)(i)). Subject to Section 4.4.5(b), Borrower hereby irrevocably requests that Administrative Agent and the Lenders make an Interest/OpEx Advance, on each Payment Date, to pay (A) Debt Service due hereunder on such Payment Date, (B) fees, costs, expenses and other amounts that are then due and payable by Borrower pursuant to the Loan Documents on such Payment Date (including Impositions and Insurance Premiums), provided that Borrower has not otherwise paid (or notified Administrative Agent that it will pay) such amounts when due and payable, (C) Operating Expense deficits in accordance with the Approved Annual Operating Budget, (D) Permitted Operating Expense Deficits and (E) Extraordinary Expenses reasonably approved by Administrative Agent (collectively, “Qualifying Interest/OpEx Payment Obligations”). Notwithstanding the foregoing, Borrower shall have the right, but not the obligation, to directly pay from its own funds any Qualifying Interest/OpEx Payment Obligations (any such direct payment made by Borrower, an “Interest/OpEx Borrower Payment”). If Borrower shall make an Interest/OpEx Borrower Payment, then, at Borrower’s election, the Interest/OpEx Allocation shall be reduced by the amount of such Interest/OpEx Borrower Payment (each such amount, a “Reallocated Interest/OpEx Amount”) and any Reallocated Interest/OpEx Amount shall in turn be available to Borrower as TI/LC Advances and/or Hotel Unit Work Advances. Administrative Agent shall give Borrower notice of any Interest/OpEx Advance made on any Payment Date pursuant to this Section 4.4.5(a) promptly following such Payment Date, and any Interest/OpEx Advance so made shall be deemed to be an Advance made to and received by Borrower and shall be added to the unpaid principal balance of the Notes. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent and the Lenders shall have no obligation to make any Interest/OpEx Advances with respect to Qualifying Interest/OpEx Payment Obligations if an Event of Default is continuing. No such Interest/OpEx Advance shall be deemed to cure or waive any Default or Event of Default that may then exist. The authorization hereby granted shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Administrative Agent and/or Lenders to make any Interest/OpEx Advances in accordance with the terms of this Section 4.4.5(a). Neither Administrative Agent nor any Lender shall be deemed to be authorized to make any Interest/OpEx Advance on any Payment Date with respect to any Qualifying Interest/OpEx Payment Obligations that have otherwise been paid by Borrower when due and payable and nothing contained in this Section 4.4.5(a) shall be deemed to prevent Borrower from paying Qualifying Interest/OpEx Payment Obligations from its own funds.

(b) Subject to Borrower’s right to pay the same directly as provided in Section 4.4.5(a), Administrative Agent agrees that Debt Service due and payable on the Loan on any Payment Date and budgeted Operating Expense deficits and Permitted Operating Expense Deficits shall be paid as follows: (A) first, as an Interest/OpEx Advance to the extent of amounts remaining in the Interest/OpEx Allocation, (B) second, subject to the terms of Section 17.6, from the Excess Cash Flow Reserve Account, to the extent of the amount then on deposit therein, and (C) third, from a current payment from Borrower as and when monthly interest payments are due.

(c) At any time after Administrative Agent shall have determined that the Property has achieved a Debt Yield that is at least seven percent (7.00%) for two (2) consecutive calendar quarters, Borrower shall have the right, exercisable by written notice to Administrative Agent, to receive a final Interest/OpEx Advance in the amount of the remaining Interest/OpEx Allocation, in which event (x) the Lenders shall make such final Interest/OpEx Advance to Borrower (subject to satisfaction of the conditions in Sections 4.1) within ten (10) days following Administrative Agent’s receipt of such notice from Borrower, and (y) Lenders shall have no further obligation to make Interest/OpEx Advances under and pursuant to this Agreement.

V.   CASH MANAGEMENT.

5.1 Cash Management.

5.1.1 Cash Management Account. As of the Closing Date, Administrative Agent, on Borrower’s behalf pursuant to the Account Control Agreement, has established and shall thereafter maintain with Cash Management Bank, in the name of Borrower for the benefit of Administrative Agent on behalf of the Lenders, as secured party, an account (the “Cash Management Account”), which has been established as a deposit account. The Cash Management Account and each Reserve Account and the funds deposited therein shall serve as additional security for the Loan. In recognition of Administrative Agent’s security interest in the funds deposited into the Cash Management Account, the Cash Management Account shall identify Administrative Agent as a secured party. The Cash Management Account shall be under the sole dominion and control of Administrative Agent (as provided in the Account Control Agreement and this Agreement) and be named as follows: “1350 S Dixie LLC f/b/o Starwood Property Mortgage Sub-12-A, L.L.C., as secured party and Administrative Agent - Cash Management Account”. Borrower agrees that, prior to the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full), the terms and conditions of the Account Control Agreement shall not be amended or modified without the prior written consent of Administrative Agent (which consent Administrative Agent may grant or withhold in its sole discretion). As of the Closing Date, Administrative Agent, on Borrower’s behalf pursuant to the Account Control Agreement, has established and shall thereafter maintain, in the name of Borrower, as debtor, for the benefit of Administrative Agent on behalf of the Lenders, as secured party, the following accounts, each of which shall be (a) a “deposit account” as defined in Section 9-102(a)(29) of the UCC, (b) under the sole dominion and control of Administrative Agent and, in recognition of Administrative Agent’s Security Interest granted herein and in the Account Control Agreement, be named as set forth below and (c) an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement (collectively, the “Reserve Accounts”):

(i) an account for the retention of Account Collateral in respect of Impositions (the “Tax Reserve Account”);

(ii) an account for the retention of Account Collateral in respect of Insurance Premiums (the “Insurance Reserve Account”);

(iii) an account for the retention of Account Collateral in respect of Proceeds as more fully set forth in Section 8.2 (the “Proceeds Reserve Account”);

(iv)   intentionally omitted;

(v) an account for retention of Account Collateral in respect of FF&E (the “FF&E Reserve Account”);

(vi)   intentionally omitted;

(vii) the Extension Account for the retention of Extension Collateral funded by Borrower pursuant to Section 2.5(b);

(viii) the Replacement Reserve Account for the retention of Replacement Reserves funded by Borrower pursuant to Section 17.4;

(ix)   the Excess Cash Flow Reserve Account for Excess Cash Flow deposited pursuant to Section 5.1.6(a)(ix).

5.1.2 Collection Accounts.

(a) As of the Closing Date, Borrower has (i) pursuant to the Lockbox Agreement (General Collection Account), established and will thereafter maintain with Lockbox Bank, in the name of Borrower for the benefit of Administrative Agent on behalf of Lenders, as secured party, a certain collection account for the collection of certain proceeds from the Property as and to the extent more particularly set forth herein (the “General Collection Account”), and (ii) pursuant to the Lockbox Agreement (Retail Collection Account), established and will thereafter maintain with Lockbox Bank, in the name of Borrower for the benefit of Administrative Agent on behalf of Lenders, as secured party, a certain collection account for the collection of proceeds from the Retail Units only (the “Retail Collection Account”). On or prior to December 9, 2021, Hotel Lessee shall, and Borrower shall cause Hotel Lessee to, pursuant to the Lockbox Agreement (Hotel Collection Account), establish and will thereafter maintain with Lockbox Bank, in the name of Hotel Lessee for the benefit of Administrative Agent on behalf of Lenders, as secured party, a certain collection account for the collection of proceeds from the Hotel Unit only (the “Hotel Collection Account”, and together with the General Collection Account and the Retail Collection Account, each a “Collection Account” and, collectively, the “Collection Accounts”). Each of the Collection Accounts shall be established and maintained as a non-interest-bearing deposit account. The Collection Accounts and the funds deposited therein shall serve as additional security for the Loan. In recognition of Administrative Agent’s security interest in the funds deposited into the Collection Accounts, Borrower and Hotel Lessee, as applicable, shall identify each of the Collection Accounts with the name of Administrative Agent, as secured party. Each of the General Collection Account and the Retail Collection Account shall be under the sole dominion and control of Administrative Agent (as provided in the applicable Lockbox Agreement and this Agreement) and be named as follows: “1350 S Dixie LLC f/b/o Starwood Property Mortgage Sub-12-A, L.L.C., as secured party and Administrative Agent – General Collection Account” and “1350 S Dixie LLC f/b/o Starwood Property Mortgage Sub-12-A, L.L.C., as secured party and Administrative Agent – Retail Collection Account”, respectively. The Hotel Collection Account shall be under the sole dominion and control of Administrative Agent (as provided in the applicable Lockbox Agreement and this Agreement) and be named as follows: “NRI Real Token Tenant, LLC f/b/o Starwood Property Mortgage Sub-12-A, L.L.C., as secured party and Administrative Agent – Hotel Collection Account”. Borrower and Hotel Lessee each agrees that, prior to the satisfaction in full of the Debt, the terms and conditions of any Lockbox Agreement shall not be amended or modified without the prior written consent of Administrative Agent (which consent Administrative Agent may grant or withhold in its sole discretion). Pursuant to the Lockbox Agreement (General Collection Account), (i) during the continuance of a Cash Management Period, all amounts on deposit in the General Collection Account shall be transferred on a daily basis by the Lockbox Bank to the Cash Management Account, and (ii) if no Cash Management Period is in effect, all amounts on deposit in the General Collection Account shall be transferred on a daily basis by the Lockbox Bank to the Borrower Operating Account. Pursuant to the Lockbox Agreement (Retail Collection Account), (i) during the continuance of an Event of Default, all amounts on deposit in the Retail Collection Account shall be transferred on a daily basis by the Lockbox Bank to the Cash Management Account, and (ii) if no Event of Default in continuing, all amounts on deposit in the Retail Collection Account shall be transferred on a daily basis by the Lockbox Bank to the Borrower Operating Account or, if requested pursuant to written notice by Borrower to Administrative Agent and Lockbox Bank, a separate account controlled by Retail Manager. Pursuant to the Lockbox Agreement (Hotel Collection Account), (i) during the continuance of an Event of Default, all amounts on deposit in the Hotel Collection Account shall be transferred on a daily basis by the Lockbox Bank to the Cash Management Account, and (ii) if no Event of Default in continuing, all amounts on deposit in the Hotel Collection Account shall be transferred on a daily basis by the Lockbox Bank to the to an operating account (which shall be in Hotel Lessee’s name, under the sole dominion and control of Hotel Lessee, and in which neither Administrative Agent nor Lenders shall have a security interest) designated from time to time by Hotel Lessee (the “Hotel Lessee Operating Account”). Pursuant to the applicable Lockbox Agreement, the Lockbox Bank will agree to transfer the full amount of the available balance on deposit in the Collection Accounts by federal wire transfer once every Business Day throughout the Term (including throughout any applicable Extension Period) to the Cash Management Account, the Borrower Operating Account (or separate account controlled by Retail Manager) and/or the Hotel Lessee Operating Account, as applicable.

(b) During the continuance of any Cash Management Period during which the Management Condition is satisfied, all Revenues generated by the F&B Space, Hotel Unit, Residential Unit and Parking Unit, as applicable, shall be remitted to or otherwise collected directly by the Hotel Manager, F&B Manager, Residential Manager and Parking Manager, as applicable. Borrower shall, or shall otherwise cause the F&B Manager, Residential Manager and the Parking Manager, as applicable, to deposit all Distributable Proceeds payable to Borrower pursuant to the applicable Management Agreement directly into the General Collection Account as and when such amounts are required to be paid to Borrower. Hotel Lessee shall, or shall otherwise cause the Hotel Manager to, deposit all Distributable Proceeds payable to Hotel Lessee pursuant to the Hotel Management Agreement directly into the Hotel Collection Account as and when such amounts are required to be paid to Hotel Lessee.

(c) During the continuance of any Cash Management Period during which a Management Condition is not satisfied for the F&B Space, Hotel Unit, Residential Unit or the Parking Unit, Borrower shall, or shall cause F&B Manager, Residential Manager and Parking Manager, as applicable, to (x) deliver written instructions (which may be revoked upon the satisfaction of the applicable Management Condition) to all Tenants under Leases with respect to the F&B Space, the Residential Unit and the Parking Unit, as applicable, to deliver all Revenues payable thereunder directly to the General Collection Account (which irrevocable written instruction shall be substantially in the form of the instruction letter attached hereto as Exhibit B-3 (a “Tenant Direction Letter”), (y) deliver written instructions (which may be revoked upon the satisfaction of the applicable Management Condition) to all Payors with respect to the F&B Space, the Residential Unit and the Parking Unit, as applicable, to deliver all Revenues directly to the General Collection Account, which irrevocable written instruction shall be substantially in the form of the instruction letter attached hereto as Exhibit B-2 (a “Payor Direction Letter”), and (z) deposit all amounts received by Borrower or the applicable Manager constituting Revenues into the General Collection Account within one (1) Business Day after receipt by Borrower or the applicable Manager, as applicable. During the continuance of any Cash Management Period during which the Management Condition is not satisfied for the Hotel Unit, Hotel Lessee shall, or shall cause Hotel Manager to, (1) deliver a Tenant Direction Letter (which may be revoked upon the satisfaction of the applicable Management Condition) to all Tenants under Leases with respect to the Hotel Unit to deliver all Revenues payable thereunder directly to the Hotel Collection Account, (y) deliver a Payor Direction Letter to all Payors with respect to the Hotel Unit to deliver all Revenues directly to the Hotel Collection Account, and (3) deposit all amounts received by Hotel Lessee or Hotel Manager constituting Revenues into the Hotel Collection Account within one (1) Business Day after receipt by Borrower or Hotel Manager, as applicable. Notwithstanding the foregoing provisions of this Section 5.1.2(c), once the applicable Management Condition is satisfied and for as long as such Management Condition remains satisfied, such Tenant Direction Letters and Payor Direction Letters may be revoked by the applicable Manager and the provisions of Section 5.1.2(b) shall apply with respect to the applicable Unit.

(d) Borrower shall, or shall cause Retail Manager to, (i) deliver a Tenant Direction Letter to all Tenants under Leases for all or any portion of the Retail Units, and (ii) deposit all amounts received by Borrower or Retail Manager constituting Revenues from the Retail Units into the Retail Collection Account within one (1) Business Day after receipt by Borrower or the Retail Manager, as applicable. If Borrower shall have executed a Lease for all or any portion of the Retail Units in accordance with this Agreement, Borrower shall send a copy of each Tenant Direction Letter then required to be sent pursuant to this Section 5.1.2(d), together with reasonable evidence that the same has been sent, to Administrative Agent within ten (10) Business Days after Borrower’s receipt of a temporary certificate of occupancy with respect to the Retail Units. Without the consent of Administrative Agent, neither Borrower nor Retail Manager shall terminate, amend, revoke or modify any Tenant Direction Letter, or direct or cause any Tenant with respect to the Retail Units to pay any amount constituting Revenues in any manner other than as provided in the related Tenant Direction Letter. Borrower shall, or shall otherwise cause Retail Manager to, deposit all Distributable Proceeds payable to Borrower pursuant to the Retail Management Agreement directly into the General Collection Account as and when such amounts are required to be paid to Borrower.

(e) To the extent that Borrower, Hotel Lessee or any Person on Borrower’s or Hotel Lessee’s behalf, holds any Revenues, whether in accordance with this Agreement or otherwise, (i) such amounts shall be deemed to be collateral for the Debt and shall be held in trust for the benefit of Administrative Agent, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Hotel Lessee. Notwithstanding anything to the contrary contained herein or in any other Loan Document, and except as otherwise provided in Section 5.1.2(f) hereof, if Borrower or Hotel Lessee shall receive any amounts payable to Borrower or Hotel Lessee pursuant to any Management Agreement or otherwise from the Property, Borrower or Hotel Lessee, as applicable, shall deposit all such amounts received by Borrower or Hotel Lessee into the Collection Account within one (1) Business Day after receipt.

(f)   Notwithstanding anything to the contrary contained herein or in any other Loan Document, prior to the date that the Hotel Collection Account has been established, if Borrower or Hotel Lessee shall receive any amounts payable to Borrower or Hotel Lessee pursuant to any Management Agreement or otherwise from the Property, Borrower or Hotel Lessee shall deposit all such amounts received by Borrower Hotel Lessee into the Cash Management Account within one (1) Business Day after receipt.

5.1.3 Pledge of Account Collateral.

(a) To secure the full and punctual payment and performance of the Debt in connection with the Loan, upon creation of the Collateral Accounts, Borrower and Hotel Lessee each hereby collaterally assigns, grants a security interest in and pledges to Administrative Agent for the benefit of Lenders, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower and Hotel Lessee, as applicable, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(i) the Collateral Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including all deposits and/or wire transfers, from time to time deposited or held in, credited to or made to the Collateral Accounts;

(ii) all interest, dividends, cash, instruments, securities entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and

(iii) to the extent not covered by clauses (i) or (ii) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

(b) In addition to the rights and remedies herein set forth, Administrative Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(c) This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law. Borrower and Hotel Lessee each agrees to confirm the provisions hereof and enter into any other agreements, financing statements and documents reasonably requested by Administrative Agent to further evidence, secure and perfect its interests in the Collateral Accounts, the Account Collateral and all other assets of Borrower or Hotel Lessee.

5.1.4 Maintenance of Collateral Accounts.

(a) Borrower, Hotel Lessee and Administrative Agent agree that the Collection Account will be and will be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Administrative Agent shall have “control” (within the meaning of Section 9-104(a)(2) of the UCC) over the Collection Account and (iii) such that neither Borrower, Hotel Lessee nor Manager shall have any right of withdrawal from the Collection Account and, except as provided herein, no Account Collateral shall be released to Borrower, Hotel Lessee or Manager from the Collection Accounts. Without limiting Borrower’s and Hotel Lessee’s obligations under the immediately preceding sentence, Borrower and Hotel Lessee shall only establish and maintain the applicable Collection Accounts with a financial institution that has executed an agreement substantially in the form of the Lockbox Agreement or in such other form acceptable to Administrative Agent in its sole discretion.

(b) Borrower and Administrative Agent agree that each of the Cash Management Account and the Reserve Accounts will be and will be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Administrative Agent shall have “control” (within the meaning of Section 9-104(a)(2) of the UCC) over the Cash Management Account and each Reserve Account, and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Cash Management Account or the Reserve Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from the Cash Management Account or the Reserve Accounts. Without limiting Borrower’s obligations under the immediately preceding sentence, Administrative Agent shall only establish and maintain the Cash Management Account and the Reserve Accounts with a financial institution that has executed an agreement substantially in the form of the Account Control Agreement or in such other form acceptable to Administrative Agent in its sole discretion.

(c) Intentionally Omitted.

(d) Borrower and Administrative Agent agree that the Extension Account will be and will be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Administrative Agent shall have “control” (within the meaning of Section 9-104(a)(2) of the UCC) over the Extension Account, and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Extension Account and, except as provided herein, no Account Collateral shall be released to Borrower from the Extension Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Administrative Agent shall only establish and maintain the Extension Account with a financial institution that has executed an agreement substantially in the form of the Account Control Agreement or in such other form acceptable to Administrative Agent in its sole discretion.

5.1.5 Eligible Accounts. The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement, the Lockbox Agreement and the Account Control Agreement. Borrower or Hotel Lessee, as applicable, shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.

5.1.6 Application of Funds in Collateral Accounts.

(a) As long as no Event of Default shall have occurred and be continuing (but subject, if an Event of Default exists, to the provisions of Section 5.1.8), subject to Section 5.1.7 with respect to the application of amounts in the Excess Cash Flow Reserve Account toward the payment of monthly Aggregate Debt Service, Administrative Agent on each Payment Date occurring during the continuance of a Cash Management Period, shall direct the Cash Management Bank to apply funds on deposit in the Cash Management Account that are not yet deposited into a Reserve Account as follows (it being agreed that, notwithstanding anything to the contrary contained herein, on each ensuing Payment Date, all Excess Cash Flow then in the Excess Cash Flow Reserve Account shall be re-applied as follows):

(i) First, to the extent not paid directly by the applicable Manager or Borrower to Administrative Agent, to the Tax Reserve Account, if then so required pursuant to Section 17.1, funds in an amount equal to the then applicable Monthly Tax Reserve Amount in accordance with Section 17.1;

(ii) Second, to the extent not paid directly by the applicable Manager or Borrower to Administrative Agent, to the Insurance Reserve Account, if then so required pursuant to Section 17.2, funds in an amount equal to the then applicable Monthly Insurance Reserve Amount in accordance with Section 17.2;

(iii) Third, to the extent not paid directly by the applicable Manager or Borrower to Administrative Agent, to Administrative Agent in an amount sufficient to pay Debt Service on the Loan on such Payment Date;

(iv)   Fourth, as long as the Mezzanine Loan remains outstanding, to Mezzanine Administrative Agent in an amount sufficient to pay the applicable portion of the Aggregate Debt Service on the Mezzanine Loan due on such Payment Date, which amount shall be deemed to be distributed by Borrower to Mezzanine Borrower as set forth in Section 21.14 hereof;

(v) Fifth, to the FF&E Reserve Account, if then so required pursuant to Section 17.3, funds in an amount equal to the then applicable Monthly FF&E Reserve Amount to the FF&E Reserve Account;

(vi)   Sixth, without duplication of payment of Operating Expenses paid by the applicable Manager pursuant to the applicable Management Agreement or Borrower or Hotel Lessee directly, to an operating account (which shall be in Borrower’s name, under the sole dominion and control of Borrower, and in which neither Administrative Agent nor Lenders shall have a security interest) designated from time to time by Borrower (the “Borrower Operating Account”), funds in an amount equal to the monthly Operating Expenses (other than any Operating Expenses to be paid from the Tax Reserve Account, the Insurance Reserve Account, the FF&E Reserve Account or the Replacement Reserve Account) for the then current month in accordance with the Approved Annual Operating Budget;

(vii) Seventh, to the extent not paid directly by the applicable Manager or Borrower to Administrative Agent, to the Replacement Reserve Account, if then so required pursuant to Section 17.4, funds in an amount equal to any Replacement Monthly Deposit required to be deposited pursuant to Section 17.4 to the Replacement Reserve Account;

(viii) Eighth, to Administrative Agent, funds to pay any other amounts, if any, then due to Administrative Agent and/or the Lenders under the Loan Documents;

(ix)   Ninth, as long as the Mezzanine Loan remains outstanding, to Mezzanine Administrative Agent funds to pay any other amounts, if any, then due to the Mezzanine Administrative Agent and/or the Mezzanine Lenders under the Mezzanine Loan Documents, other than (x) repayments of principal and (y) interest in excess of the Interest Rate (as defined in the Mezzanine Loan Agreement), which amount shall be deemed to be distributed by Borrower to Mezzanine Borrower as set forth in Section 21.14 hereof;

(x) Tenth, without duplication of payment of Operating Expenses paid by any Manager pursuant to the applicable Management Agreement or by Borrower or Hotel Lessee directly, to the Borrower Operating Account, funds in an amount equal to pay (a) Permitted Operating Expense Deficits, and (b) any Extraordinary Expenses previously approved in writing by Administrative Agent, in its reasonable discretion, if any; and

(xi)   Eleventh, provided no Cash Management Period exists, any amounts remaining after allocation for items (i) through (x) above (“Excess Cash Flow”) shall be deposited into the Borrower Operating Account and, if and for as long as a Cash Management Period exists all Excess Cash Flow shall be deposited into the Excess Cash Flow Reserve Account and shall be held in the Excess Cash Flow Reserve Account in accordance with the terms hereof and released to Borrower only if a Cash Management Termination Event occurs.

(b) If Administrative Agent shall reasonably determine that there will be insufficient amounts in the Cash Management Account to make any of the transfers required pursuant to Sections 5.1.6(a)(i)-(x) (a “Shortfall”), on such applicable Payment Date, Lenders shall make an Interest/OpEx Advance to the extent of amounts remaining in the Interest/OpEx Allocation. If, notwithstanding the foregoing, there remains any Shortfall, Administrative Agent shall provide written notice to Borrower of such insufficiency and, within ten (10) Business Days after receipt of said notice and prior to the expiration of any grace period applicable to such payment, Borrower shall deposit into the Cash Management Account an amount equal to such Shortfall after taking into account any funds which accumulate in the Cash Management Account during such ten (10) Business Day period. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower shall not be deemed to be in Default hereunder or thereunder (and no Event of Default shall be deemed to have occurred), and no Late Payment Charge shall be payable, in the event funds sufficient for a required transfer are held in the Cash Management Account or the appropriate Reserve Account and Administrative Agent or Cash Management Bank fails to timely make any transfer to or from such Reserve Account as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower.

(c) Notwithstanding anything to the contrary contained herein or in the Security Instrument, to the extent that Borrower or Hotel Lessee shall fail to pay any documentary stamp tax, intangibles tax, mortgage recording tax, or payments-in-lieu thereof, costs, expenses or other amounts pursuant to Section 20.12 of this Agreement within the time period set forth therein, Administrative Agent shall have the right, at any time, with prior written notice to Borrower and Hotel Lessee, to withdraw from the Collection Account or the Cash Management Account, as the case may be, an amount equal to such unpaid taxes, costs, expenses and/or other amounts as described in such notice and pay such amounts to the Person(s) entitled thereto.

5.1.7 Payments from Reserve Accounts. Borrower and Hotel Lessee each irrevocably authorizes Administrative Agent to make and, provided no Event of Default shall have occurred and be continuing (but subject, if an Event of Default exists, to the provisions of Section 5.1.8), Administrative Agent hereby agrees to instruct Cash Management Bank to make, the following payments and/or remittances from the Reserve Accounts to the extent of the monies on deposit therefor:

(a) from and after such time as Borrower is required, pursuant to Section 17.1, to deposit the Monthly Tax Reserve Amount into the Tax Reserve Account, funds from the Tax Reserve Account to Administrative Agent sufficient to permit Administrative Agent to pay Impositions, on or prior to the respective due dates therefor, and Administrative Agent shall so pay such funds to the Governmental Authority or other Person having the right to receive such funds;

(b) from and after such time as Borrower is required, pursuant to Section 17.2, to deposit the Monthly Insurance Reserve Amount into the Insurance Reserve Account, funds from the Insurance Reserve Account to Administrative Agent sufficient to permit Administrative Agent to pay Insurance Premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument, on or prior to the respective due dates therefor, and Administrative Agent shall so pay such funds to the insurance company having the right to receive such funds;

(c) on each Payment Date, funds on deposit in the Excess Cash Flow Reserve Account to Administrative Agent sufficient to pay the monthly Debt Service then due, it being understood and agreed that any funds in the Excess Cash Flow Reserve Account be applied to payments of monthly Debt Service prior to application of funds in any other Reserve Account or from any other source for such purpose (other than Interest/OpEx Advances from Lenders or Equity Payments from Borrower);

(d) as and to the extent provided in Section 8.2.5, funds from the Proceeds Reserve Account to Administrative Agent sufficient to permit Administrative Agent to pay the amounts required pursuant to Section 8.2.5;

(e) from and after such time as Borrower or Hotel Lessee is required, pursuant to Section 17.3 to deposit the Monthly FF&E Reserve Amount into the FF&E Reserve Account, funds from the FF&E Reserve Account to Administrative Agent sufficient to permit the applicable Manager to purchase required FF&E on or prior to the dates required under the Hotel Management Agreement;

(f)   from and after such time as Borrower is required, pursuant to Section 17.4, to deposit the Replacement Monthly Deposit into the Replacement Reserve Account, funds from the Replacement Reserve Account to Borrower in accordance with Section 17.4 sufficient to pay for Replacements; and

(g) on each Payment Date, funds on deposit in the Excess Cash Flow Reserve Account to Mezzanine Administrative Agent sufficient to pay the portion of monthly Aggregate Debt Service applicable to the Mezzanine Loan then due.

Without duplication of payment of Operating Expenses paid by Hotel Manager, F&B Manager, Residential Manager or Parking Manager pursuant to the applicable Management Agreement, Borrower hereby covenants and agrees that amounts disbursed to Borrower from the Cash Management Account for payments of Operating Expenses or Extraordinary Expenses shall be used only for payments made (or to be made) by Borrower, Hotel Lessee or Manager for the payment of expenses for which such disbursements were made, including expenses incurred in the ordinary course of business of the ownership and operation, maintenance, repair, managing and leasing of the Project or for the payment of expenditures provided for in the applicable Approved Annual Operating Budget, or as otherwise reasonably approved by Administrative Agent.

5.1.8 Event of Default. Without in any way limiting Administrative Agent’s rights and remedies under the Loan Documents, after the occurrence and during the continuance of an Event of Default, Administrative Agent may direct, in its sole and absolute discretion, the Account Banks to allocate all available funds on deposit in the Collateral Accounts, or any of them, to Administrative Agent for: (a) the payment of the Debt in such order and priority as Administrative Agent may determine; (b) deposit into a reserve for Operating Expenses, Impositions, Insurance Premiums, capital expenses, costs and expenses of maintenance, repairs and restoration, and other expenditures relating to the use, management, operation or leasing of the Property; and/or (c) the payment of any other Protective Advances incurred by Administrative Agent or any Lender in connection with such Event of Default, or expended by Administrative Agent or any Lender to protect or preserve the value of the Property.

5.1.9 Cash Management Bank; Lockbox Bank.

(a) Administrative Agent shall have the right, at Borrower’s sole cost and expense, to replace the Cash Management Bank and/or the Lockbox Bank, as the case may be, with a financial institution reasonably satisfactory to Borrower in the event that (i) the Cash Management Bank and/or the Lockbox Bank, as the case may be, fails, in any material respect, to comply with the Account Control Agreement and/or the Lockbox Agreement, as applicable, (ii) the Cash Management Bank and/or the Lockbox Bank, as the case may be, named herein is no longer the Cash Management Bank and/or the Lockbox Bank, as the case may be, or (iii) the Cash Management Bank and/or the Lockbox Bank, as the case may be, is no longer an Approved Bank. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right, at Borrower’s sole cost and expense, to replace Cash Management Bank and/or the Lockbox Bank at any time upon notice to Borrower. If the Lockbox Bank is replaced pursuant to this Section 5.1.9(a), Administrative Agent shall make commercially reasonable efforts to give Borrower as much advance notice of such event so as to permit Borrower, Hotel Lessee and Manager to notify each Tenant paying Revenues to the Lockbox Bank pursuant to a Tenant Direction Letter of such change in Lockbox Bank and Collection Account. Borrower and Hotel Lessee shall cooperate with Administrative Agent in connection with (A) the appointment of any replacement Cash Management Bank and/or the Lockbox Bank, as the case may be, in accordance with this Section 5.1.9(a), (B) the execution by any replacement Cash Management Bank and Borrower of a replacement Account Control Agreement substantially similar to the Account Control Agreement previously executed by Borrower, (C) the execution by any replacement Lockbox Bank and Borrower or Hotel Lessee, as applicable, of a replacement Lockbox Agreement substantially similar to the Lockbox Agreement previously executed by Borrower or Hotel Lessee, (D) the issuance of replacement Tenant Direction Letters to each Tenant, (E) the delivery to Administrative Agent of an original of each such document under clause (B) and/or (C), and (F) the delivery to Administrative Agent of copies of such replacement Tenant Direction Letters under clause (D).

(b) Administrative Agent shall have the right at any time, at its sole cost and expense, to replace the Lockbox Bank with a financial institution selected by Administrative Agent that is an Approved Bank and is reasonably acceptable to Borrower and, in such event, (i) such financial institution and Borrower or Hotel Lessee, as applicable, shall execute and deliver to Administrative Agent a Lockbox Agreement substantially similar to the Lockbox Agreement executed as of the Closing Date or the Modification Date, as applicable, and (ii) Borrower and Hotel Lessee shall cause the issuance of replacement Tenant Direction Letters to each Tenant and the delivery of copies of such replacement Tenant Direction Letters to Administrative Agent.

5.1.10   Account Collateral and Remedies Upon Event of Default.

(a) Subject to Section 5.1.8, upon the occurrence and during the continuance of an Event of Default, without additional notice from Administrative Agent to Borrower, Administrative Agent may, in addition to and not in limitation of Administrative Agent’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as Administrative Agent shall determine in its sole and absolute discretion to pay the Debt, Operating Expenses and/or Capital Expenditures for the Property.

(b) Upon the occurrence and during the continuance of an Event of Default, Borrower and Hotel Lessee each hereby irrevocably constitutes and appoints Administrative Agent as Borrower’s and Hotel Lessee’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower and Hotel Lessee with respect to the Account Collateral, and do in the name, place and stead of Borrower and Hotel Lessee, all such acts, things and deeds for and on behalf of and in the name of Borrower and Hotel Lessee, which Borrower or Hotel Lessee could or might do and which Administrative Agent may deem necessary or desirable to more fully vest in Administrative Agent the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. During the continuance of an Event of Default, Administrative Agent may exercise any of the rights granted to Administrative Agent pursuant to this Section 5.1.10, and any reasonable out-of-pocket expenses of Administrative Agent incurred in connection with the exercise of its rights pursuant to this Section 5.1.10 shall be paid by Borrower.

(c) Except as otherwise provided herein or in any of the other Loan Documents, Borrower and Hotel Lessee each hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with the Account Collateral. Borrower and Hotel Lessee each acknowledges and agrees that ten (10) Business Days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower and Hotel Lessee within the meaning of the UCC.

5.1.11   Transfers and Other Liens. Borrower and Hotel Lessee each agrees that it will not (a) sell or otherwise dispose of any of the Account Collateral or (b) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, other than the Liens and security interests created by the Loan Documents, the Mezzanine Loan Documents and other Permitted Encumbrances.

5.1.12   Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Administrative Agent shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property, it being understood that Administrative Agent shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Administrative Agent, its Affiliates, officers, directors, agents, employees or bailees, except to the extent of the gross negligence or willful misconduct of Administrative Agent or its Affiliates, officers, directors, agents, employees or bailees. In no event shall Administrative Agent be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Administrative Agent’s reasonable control or for indirect, special or consequential damages, in each case, except to the extent of Administrative Agent’s gross negligence or willful misconduct.

5.1.13   Administrative Agent’s Liability.

(a) Administrative Agent shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 5.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Administrative Agent shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Administrative Agent, its employees and officers harmless from and against any actual, out-of-pocket loss, cost or damage (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with the transactions contemplated hereby with respect to the Account Collateral, except as such actual, out-of-pocket loss, cost or damage may be caused by the gross negligence or willful misconduct of Administrative Agent or its Affiliates, employees, officers or agents. Borrower shall have no indemnity obligation pursuant to this Section 5.1.13(a) for any indirect, special or consequential damages.

(b) Administrative Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature reasonably and in good faith believed by it to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Administrative Agent may consult with outside counsel, and the written opinion of such outside counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

5.1.14   Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full). Upon the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full), this security interest shall automatically terminate without further notice from any party and Borrower and Hotel Lessee shall be entitled to the return, upon written request by Borrower, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Administrative Agent shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

VI.   REPRESENTATIONS AND WARRANTIES.

6.1 Borrower General Representations. Borrower represents and warrants, as of the Modification Date, that:

6.1.1 Organization. Each of Borrower and Hotel Lessee is a limited liability company formed under the laws of the State of Delaware, has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware, with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower has duly qualified to do business and is in good standing in the State. Each of Borrower and Hotel Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its property and to transact the businesses in which it is now engaged. The sole business of Borrower is the acquisition, ownership, leasing, use, management, renovation, financing, refinancing, development, construction, operation and maintenance of the Property and activities related thereto, and the sole business of Hotel Lessee is the operation and maintenance of the Hotel Unit and activities related thereto. As of the Modification Date, the organizational and ownership structure of Borrower, Hotel Lessee and Mezzanine Borrower is accurately depicted by the schematic diagram attached hereto as Schedule I up to the highest level of ownership depicted thereon. Neither Borrower nor Hotel Lessee shall change its name, identity, jurisdiction of organization, or entity form, unless it shall have given Administrative Agent thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Administrative Agent to grant, perfect, protect and/or preserve the security interest granted hereunder to Administrative Agent.

6.1.2 Proceedings. Each of Borrower and Hotel Lessee has taken all necessary action to authorize the execution and delivery of this Agreement by Borrower and Hotel Lessee and performance of Borrower’s and Hotel Lessee’s obligations under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, Borrower and Hotel Lessee and constitute legal, valid and binding obligations of Borrower and Hotel Lessee, enforceable against Borrower and Hotel Lessee in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws generally affecting rights of creditors and the enforcement of debtors’ obligations, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.1.3 No Conflicts. The execution, delivery and performance by Borrower and Hotel Lessee of this Agreement and the other Loan Documents to which it they are party will not result (a) in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Hotel Lessee pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower or Hotel Lessee is a party or to which any of Borrower’s or Hotel Lessee’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), or (b) in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower, Hotel Lessee or any of Borrower’s or Hotel Lessee’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Hotel Lessee of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

6.1.4 Litigation. Except as set forth on Schedule V, as of the Modification Date there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Knowledge or Hotel Lessee’s Knowledge, threatened in writing against or affecting Borrower, Hotel Lessee, Mezzanine Borrower, any Guarantor or the Property. The actions, suits or proceedings identified or disclosed, if any, in each case, if determined adversely to Borrower, Hotel Lessee, Mezzanine Borrower or the Property, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

6.1.5 Agreements. Neither Borrower nor Hotel Lessee has received written notice that Borrower or Hotel Lessee is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Hotel Lessee or the Property is bound and which would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Hotel Lessee has any financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Hotel Lessee is a party or by which Borrower, Hotel Lessee or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of owning, leasing, developing, constructing, managing, maintaining, marketing, designing, selling and operating the Property and (b) obligations under the Loan Documents, the Mezzanine Loan Documents to which Borrower or Hotel Lessee is a party, the Permitted Encumbrances and the Permitted Debt. Schedule VIII contains a true, complete and accurate list of all Material Agreements in effect as of the Modification Date. True, complete and correct copies of all Material Agreements listed on such Schedule VIII have been delivered to Administrative Agent and Borrower has delivered true, complete and correct copies of all Material Agreements to Administrative Agent made subsequent to the Modification Date.

6.1.6 Property. Borrower has insurable fee simple title to the Property, free and clear of all Liens whatsoever other than the Liens created by the Loan Documents and other Permitted Encumbrances. Hotel Lessee has insurable leasehold title to the Hotel Unit, free and clear of all Liens whatsoever other than the Liens created by the Loan Documents and other Permitted Encumbrances. The Security Instrument and the Assignment of Leases, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, create (a) a valid, perfected lien on that portion of the Property constituting real property, subject only to the Permitted Encumbrances, and (b) perfected security interests in and to, or perfected collateral assignments of (as applicable), all Revenues and Leases and all personalty which are capable of perfection by such recordation of the Security Instrument, the Assignment of Leases and/or the filing of Uniform Commercial Code financing statements, all in accordance with the terms thereof, in each case, subject only to any Permitted Encumbrances. Except for the Permitted Encumbrances, there are no claims for payment for work, labor or materials affecting the Property or any portion thereof which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents. None of the Permitted Encumbrances will materially and adversely affect (i) the ability of Borrower or Hotel Lessee to pay any of their respective obligations to any Person as and when due, or (ii) the use or operation of the Property as of the Modification Date and thereafter.

6.1.7 No Bankruptcy Filing. Neither Borrower nor Hotel Lessee is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and to Borrower’s Knowledge and Hotel Lessee’s Knowledge, no Person is contemplating the filing of any such petition against Borrower, Hotel Lessee or Mezzanine Borrower.

6.1.8 Full and Accurate Disclosure. To Borrower’s Knowledge and Hotel Lessee’s Knowledge, no statement of fact made by Borrower or Hotel Lessee in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or intentionally omits to state any material fact necessary to make statements contained herein or therein not materially misleading. To Borrower’s Knowledge and Hotel Lessee’s Knowledge, there is no fact which has not been disclosed to Administrative Agent or its counsel which would be reasonably likely to have a Material Adverse Effect. The Persons listed in the definition of “Borrower’s Knowledge” and “Hotel Lessee’s Knowledge” in Section 1.1 hereof includes the Persons charged with the management and development and day-to-day operations of the Property and are Persons who would have knowledge of the subject matter in question, unless such Persons are replaced with advance (or simultaneous) written notice of same as delivered by Borrower to Administrative Agent (except in cases of death, incapacity or immediate termination in which case advance written notice shall not be required).

6.1.9 All Property. The “Property” as defined in the Security Instrument constitutes all of the real property, personal property, equipment and fixtures owned or leased by Borrower or Hotel Lessee as of the Modification Date.

6.1.10 No Plan Assets.

(a) Neither Borrower nor Hotel Lessee maintains a Plan which is subject to Title IV of ERISA; and

(b) Neither Borrower nor Hotel Lessee is a Plan that is subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute Plan assets of one or more such Plans within the meaning of 29 C.F.R. Section 2510.3 101 and neither Borrower nor Hotel Lessee is a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Hotel Lessee are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

6.1.11 Compliance. To Borrower’s Knowledge and Hotel Lessee’s Knowledge and except as set forth on any zoning reports or other third party reports delivered to Administrative Agent, each of Borrower, Hotel Lessee and the Property complies in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Neither Borrower nor Hotel Lessee is in default or in violation in any material respect of any order, writ, injunction, decree or demand which Borrower or Hotel Lessee has received from any Governmental Authority. To Borrower’s Knowledge and Hotel Lessee’s Knowledge, neither Borrower nor Hotel Lessee has committed any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s or Hotel Lessee’s obligations under any of the Loan Documents.

6.1.12 Financial Information. All financial data including the statements of cash flow and income and operating expense, that have been delivered by or on behalf of Borrower or Hotel Lessee to Administrative Agent in respect of the Property (a) are true, complete and correct in all material respects as of the respective dates thereof and (b) fairly represent the financial condition of the Property as of the date of such reports. Neither Borrower nor Hotel Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Hotel Lessee and reasonably likely to have a Material Adverse Effect. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Hotel Lessee from that set forth in said financial statements which has not been disclosed in writing to Administrative Agent.

6.1.13 Condemnation. To Borrower’s Knowledge and Hotel Lessee’s Knowledge, no Taking has been commenced or, to Borrower’s Knowledge or Hotel Lessee’s Knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

6.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. Borrower does not own any “margin stock.”

6.1.15 Not a Foreign Person. Neither Borrower nor Hotel Lessee is a foreign person within the meaning of § 1445(f)(3) of the Code.

6.1.16 Separate Lots. The Property is comprised of one parcel or several parcels which constitutes a separate tax lot or separate tax lots and does not constitute or include a portion of any other tax lot not a part of the Property.

6.1.17 Assessments. There are no pending or, to Borrower’s Knowledge or Hotel Lessee’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property.

6.1.18 Enforceability. The Loan Documents are not subject to any existing right of rescission, set off, counterclaim or defense by Borrower or Hotel Lessee, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Hotel Lessee has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

6.1.19 No Prior Assignment. There are no prior sales, transfers or assignments of the Leases or any portion of the Revenues due and payable or to become due and payable which are presently outstanding following the funding of the Loan.

6.1.20 Insurance. Borrower has obtained and has delivered to Administrative Agent full and accurate copies of all certificates or Policies reflecting the insurance coverages, amounts and other requirements required to be maintained pursuant to this Agreement. Neither Borrower nor Hotel Lessee has, and to Borrower’s Knowledge and Hotel Lessee’s Knowledge, no Person has, done by act or omission anything which reasonably would be expected to impair the coverage of any such Policy.

6.1.21 Permits; Licenses. All certifications, permits, licenses and approvals required in connection with the current development and operation of the Property (collectively, the “Licenses”) have been obtained and are in full force and effect, and true, correct and complete copies of same have been delivered to Administrative Agent.

6.1.22 Flood Zone. Except as disclosed on the Survey, no portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, any flood insurance required under Section 8.1 is in full force and effect.

6.1.23 Boundaries. Except as disclosed on the Survey or permitted by Permitted Encumbrances, all of the Improvements lie wholly within the boundaries and building restriction lines of the Property, and, as of the Modification Date, no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by the Title Policy or constitute Permitted Encumbrances.

6.1.24 Leases. As of the Modification Date, except as set forth on Schedule XII, the Property is not subject to any Leases. Except as set forth in the Title Policy, to Borrower’s Knowledge and Hotel Lessee’s Knowledge, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and Permitted Encumbrances. As of the Modification Date and as of each date on which this representation is deemed remade and except as otherwise disclosed in writing to Administrative Agent by Borrower or Hotel Lessee, the then current Leases are in full force and effect and, to Borrower’s Knowledge and Hotel Lessee’s Knowledge, there are no material defaults (beyond applicable notice and cure periods) thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. Except with respect to the collection of first and last month’s rental payments and/or security deposits under Apartment Leases, no Revenues which constitute rent in respect of the Property have been paid more than one (1) month in advance of its due date, unless Borrower or Hotel Lessee has deposited such advance rent with Administrative Agent as additional security for the obligations of Borrower and Hotel Lessee.

6.1.25 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes, if any, required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the granting and recording of the Security Instrument and the related UCC financing statements have been or will be paid or have been or will be delivered to the Title Company for payment on or prior to the Modification Date. All mortgage, mortgage recording, stamp, intangible or other similar tax (including payments in lieu thereof), if any, required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have been or will be paid or have been or will be delivered to the Title Company for payment on or prior to the Modification Date.

6.1.26 Single Purpose Entity/Separateness. Until the Loan has been paid in full, Borrower and Hotel Lessee each hereby represents, warrants and covenants that each SPE Entity is, shall be, and shall continue to be, a Single Purpose Entity.

6.1.27 Management Agreements; Development Management Agreement.

(a) Management Agreement. Borrower and Hotel Lessee have delivered to Administrative Agent a true, correct and complete copy of each Management Agreement in effect as of the Modification Date. As of the Modification Date, each such Management Agreement is in full force and effect and there are no monetary defaults or material non-monetary defaults (beyond applicable notice and cure periods) thereunder by Borrower or Hotel Lessee or, to Borrower’s Knowledge and Hotel Lessee’s Knowledge, by the other party and, to Borrower’s Knowledge and Hotel Lessee’s Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a monetary default or a material non-monetary default thereunder.

(b) Development Management Agreement. Borrower has delivered to Administrative Agent a true, correct and complete copy of the Development Management Agreement. As of the Modification Date, the Development Management Agreement is in full force and effect and there are no monetary defaults or material non-monetary defaults (beyond applicable notice and cure periods) thereunder by Borrower or, to Borrower’s Knowledge, by the other party and, to Borrower’s Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a monetary default or a material non-monetary default thereunder.

6.1.28 Illegal Activity. No portion of the Property has been or will be purchased by Borrower or Hotel Lessee with proceeds of any illegal activity.

6.1.29 No Change in Facts or Circumstances; Disclosure. All financial statements and rent rolls submitted by Borrower or Hotel Lessee to Administrative Agent in connection with the Loan are accurate, complete and correct in all material respects as of the respective dates thereof. All other material written information, reports, certificates and other documents submitted by Borrower or Hotel Lessee to Administrative Agent in connection with the Loan are, to Borrower’s Knowledge and Hotel Lessee’s Knowledge, accurate, complete and correct in all material respects as of the respective dates thereof. To Borrower’s Knowledge and Hotel Lessee’s Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the Property or the business operations or the financial condition of Borrower or Hotel Lessee, in each case, other than as has been disclosed to Administrative Agent. Borrower and Hotel Lessee have disclosed to Administrative Agent all material facts known to Borrower or Hotel Lessee and have not failed to disclose any material fact known to Borrower or Hotel Lessee that is likely to cause any representation or warranty made herein to be materially misleading. Neither Borrower nor Hotel Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Hotel Lessee and reasonably likely to have a Material Adverse Effect.

6.1.30 Tax Filings. Borrower and Hotel Lessee have each filed or caused to be filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments shown to be due and payable by Borrower or Hotel Lessee on such returns, other than any taxes, fees or other charges the amount or validity of which is being contested in good faith by appropriate proceedings or as otherwise disclosed in the Title Policy.

6.1.31 Solvency/Fraudulent Conveyance. Neither Borrower nor Hotel Lessee (a) has entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. As of the date this representation is made or deemed remade, neither Borrower’s assets nor Hotel Lessee’s assets constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Other than the obligations of Guarantor under the Guarantees, no Borrower Party (other than Borrower or Hotel Lessee) is obligated to make any equity or capital contributions to satisfy the obligations of Borrower and/or Hotel Lessee under this Agreement, except as otherwise required pursuant to the operating agreement of any Constituent Member.

6.1.32 Investment Company Act. Neither Borrower nor Hotel Lessee is (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended; (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

6.1.33 Labor. No organized work stoppage or labor strike is pending or, to Borrower’s Knowledge or Hotel Lessee’s Knowledge, threatened (in writing) by employees and other laborers at the Property. Neither Borrower nor Hotel Lessee (a) is involved in or to Borrower’s Knowledge and Hotel Lessee’s Knowledge, threatened (in writing) with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints; (b) has knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act at the Property; or (c) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property except as disclosed by Borrower or Hotel Lessee to Administrative Agent in advance and in writing and as approved in advance by Administrative Agent (collectively, the “Labor Agreements”).

6.1.34 Brokers. No financial advisors, brokers, underwriters, placement agents, agents or finders have been dealt with by Borrower in connection with the Loan.

6.1.35 No Other Indebtedness. Neither Borrower nor Hotel Lessee has borrowed or received debt financing or other Indebtedness that has not been heretofore repaid in full, other than the Permitted Debt.

6.1.36 Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 81-1746171. Hotel Lessee’s Federal taxpayer identification number is 87-3146324.

6.1.37 Principal Place of Business. Borrower’s and Hotel Lessee’s principal place of business and chief executive office is 1340 South Dixie Highway, Suite 612, Coral Gables, Florida 33146, or as updated and disclosed by Borrower or Hotel Lessee to Administrative Agent in advance and in writing.

6.1.38 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. Borrower and Hotel Lessee each hereby represents, warrants, covenants and agrees as follows:

(a) none of the Borrower Group or, to Borrower’s Knowledge or Hotel Lessee’s Knowledge, any Person who owns any equity interest in or Controls any of the foregoing currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower and Hotel Lessee have each implemented procedures to ensure that no Person who now or hereafter owns any equity interest in Borrower or Hotel Lessee is a Prohibited Person or Controlled by a Prohibited Person, in each case, provided that no representation is made as to any holders of shares traded in a public market;

(b) none of the Borrower Group or, to Borrower’s Knowledge or Hotel Lessee’s Knowledge, any Person who owns any equity interest in or Controls any of the foregoing is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107 56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time, in each case, provided that no representation is made as to any holders of shares traded in a public market; and

(c) if Borrower or Hotel Lessee enters into any Lease at the Property in accordance with the terms of this Agreement, Borrower or Hotel Lessee (or Manager on Borrower’s or Hotel Lessee’s behalf) will implement reasonable procedures to ensure that no Tenant at the Property is a Prohibited Person or owned or Controlled by a Prohibited Person, in each case, provided that no representation is made as to any holders of shares traded in a public market.

6.1.39 Mezzanine Loan Matters. As of the Modification Date, no Default or Event of Default (each as defined in the Mezzanine Loan Agreement) has occurred under the Mezzanine Loan Documents which remains uncured or unwaived.

6.1.40 Hotel Matters. The Hotel Management Agreement is in full force and effect and to Borrower’s Knowledge and Hotel Lessee’s Knowledge, there is no event of default thereunder (beyond all applicable notice and cure periods) by any party thereto and, no event has occurred that, with the passage of time and/or giving of notice, would constitute an event of default thereunder. As of the date hereof, no management fees under the Hotel Management Agreement are due and payable and now delinquent, and neither Borrower nor Hotel Lessee, as of the Modification Date, have any obligations to undertake any capital improvement projects with respect to the Property or otherwise upgrade or alter the Property in any material respect in order to comply with any obligations under the Hotel Management Agreement (in connection with a “property improvement plan” under the Hotel Management Agreement or otherwise). The Hotel Management Agreement represents the full and complete terms and provisions of the contracts entered into between the Hotel Manager and Hotel Lessee (as successor-in-interest to Borrower) which are in effect as of the date hereof, and there are no other amendments, modifications, or other agreements relating thereto. There are no management or similar agreements affecting the Hotel Unit other than the Hotel Management Agreement, and there are no other fee or payment arrangements in connection with the management rights for the Hotel Unit except as set forth in the Hotel Management Agreement.

6.2 Hotel Unit Lease. Borrower and Hotel Lessee have delivered to Administrative Agent a true, correct and complete copy of the Hotel Unit Lease in effect as of the Modification Date. As of the Modification Date, the Hotel Unit Lease is in full force and effect and there are no monetary defaults or material non-monetary defaults (beyond applicable notice and cure periods) thereunder by Borrower or Hotel Lessee, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a monetary default or a material non-monetary default by Borrower or Hotel Lessee thereunder.

6.3 Survival of Representations. Borrower and Hotel Lessee each agrees that (i) all of the representations and warranties of Borrower and/or Hotel Lessee set forth in Section 6.1 and Section 6.2 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the Modification Date and (ii) unless such representations and warranties (a) were expressly made as of and applicable only to the Modification Date, (b) are matters that by their nature can no longer be true and correct as a result of the passage of time or (c) became untrue since last being made and prior to such Advance Date because of a change in facts or circumstances, which change of facts or circumstances does not independently create a Default or would not be reasonably expected to constitute or result in a Material Adverse Effect, the funding of any Advance shall constitute an affirmation that the same remain true and correct in all material respects on the applicable Advance Date, and shall survive for as long as any amount remains owing by Borrower to Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents, unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, the same shall survive for such longer period. All representations and warranties made in this Agreement or in the other Loan Documents by Borrower and/or Hotel Lessee shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or on its behalf.

VII. BORROWER AND HOTEL LESSEE COVENANTS.

7.1 Affirmative Covenants. From the Modification Date and until payment in full of the Loan, Borrower and Hotel Lessee each hereby covenants and agrees with Administrative Agent as follows:

7.1.1 Performance by Borrower and Hotel Lessee. Borrower and Hotel Lessee shall in a timely manner observe, perform and fulfill, in all material respects, each and every covenant, term and provision of each Loan Document executed and delivered by Borrower and/or Hotel Lessee in accordance with the applicable terms thereof.

7.1.2 Existence; Compliance with Legal Requirements. Subject to Borrower’s and Hotel Lessee’s right of contest in accordance with Section 9.3, Borrower and Hotel Lessee shall at all times comply and cause the Property to be in compliance in all material respects with all Legal Requirements applicable to Borrower, Hotel Lessee and the Property and the uses permitted upon the Property. Borrower and Hotel Lessee shall each do or cause to be done all things reasonable and necessary to preserve, renew and keep in full force and effect its existence, and all rights, licenses, permits and franchises to the extent necessary for Borrower and Hotel Lessee to comply in all material respects with all Legal Requirements applicable to it and the Property. Neither Borrower nor Hotel Lessee shall commit, nor shall Borrower or Hotel Lessee knowingly permit any other Person in occupancy of or responsible for the operation or use of the Property to commit, any act or omission which would reasonably be expected to afford the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower and Hotel Lessee each hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture.

7.1.3 Litigation. Borrower and Hotel Lessee shall give prompt written notice to Administrative Agent (after Borrower or Hotel Lessee, as applicable, obtains knowledge of same) of any litigation, investigation or governmental proceedings which are pending and of which Borrower or Hotel Lessee is aware or has been notified or, to Borrower’s Knowledge or Hotel Lessee’s Knowledge, which have been threatened in writing against (a) Borrower, Hotel Lessee, Mezzanine Borrower or, to Borrower’s Knowledge or Hotel Lessee’s Knowledge, the Property which, if determined adversely to such Person or the Property, would be reasonably likely to have a Material Adverse Effect, or (b) any Guarantor which, if determined adversely to such Guarantor, would be reasonably likely to have a Material Adverse Effect.

7.1.4 Single Purpose Entity. Each SPE Entity has been, since the date of its formation, and shall at all times remain a Single Purpose Entity. No SPE Entity shall remove or replace any Independent Director or Independent Manager except for Cause, and in any event not without providing at least five (5) Business Days’ advance written notice thereof to Administrative Agent, in each case, unless such removal or replacement occurs as a result of the death or incapacity of such Independent Director or Independent Manager, or the termination of such individual’s employment with the applicable service provider, in which case Borrower or Hotel Lessee shall provide written notice of the removal and replacement of such Independent Director or Independent Manager promptly following such removal and replacement.

7.1.5 Consents. If Borrower, Hotel Lessee or any other SPE Entity is a corporation, the board of directors of such Person may not take any Material Action unless all of the directors, including the Independent Director shall have participated in such vote. If Borrower, Hotel Lessee or any other SPE Entity is a limited liability company, (a) if such Person is managed by a board of managers or directors, the board of managers or directors of such Person may not take any Material Action unless all of the managers or directors, including the Independent Director or Independent Manager, shall have participated in such vote, (b) if such Person is not managed by a board of managers, the members of such Person may not take any Material Action unless all of the members, including the Independent Directors or Independent Managers, shall have participated in such vote. Furthermore, Borrower’s, Hotel Lessee’s and each other SPE Entity’s formation documents shall expressly state that, for as long as the Loan is outstanding, none of Borrower, Hotel Lessee nor any other SPE Entity shall be permitted to (y) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s, Hotel Lessee’s or any other SPE Entity’s assets other than in connection with the repayment (or prepayment) of the Loan or (z) engage in any other business activity in violation of the Single Purpose Entity requirements set forth in this Agreement, and such restrictions shall not be modified or violated for as long as the Loan is outstanding.

7.1.6 Access to Property. Borrower and Hotel Lessee shall permit agents, representatives and employees of Administrative Agent to inspect the Property or any part thereof, at Administrative Agent’s expense, during normal business hours on Business Days upon reasonable advance notice, subject to the rights of Tenants and occupants of the Hotel Unit (other than Borrower, Hotel Lessee and their Affiliates) and provided that such inspections do not unreasonably interfere with the operation of the Property and such agents, representatives and employees of Administrative Agent comply with all safety and other reasonable rules and requirements instituted by Borrower or Hotel Lessee with respect to the Project and the Property or the then existing Tenants at the Property.

7.1.7 Notices of Events of Default. In addition to all other notices required to be given by Borrower or Hotel Lessee hereunder, Borrower and Hotel Lessee shall give notice to Administrative Agent promptly upon Borrower or Hotel Lessee obtaining actual knowledge of the occurrence of any Event of Default.

7.1.8 Cooperate in Legal Proceedings. Borrower and Hotel Lessee shall reasonably cooperate with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which may affect the rights of Administrative Agent hereunder or under any of the other Loan Documents and, in connection therewith, permit Administrative Agent, at its election, to participate in any such proceedings which may have a Material Adverse Effect.

7.1.9 Perform Loan Obligations. Borrower and Hotel Lessee shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents to which Borrower or Hotel Lessee is a party.

7.1.10 Insurance.

(a) Borrower and Hotel Lessee shall cooperate with Administrative Agent in obtaining for Administrative Agent the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Administrative Agent shall be reimbursed for any reasonable, out-of-pocket expenses actually incurred by Administrative Agent in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

(b) Borrower and Hotel Lessee shall comply in all material respects with all Insurance Requirements and shall not bring or keep or knowingly permit to be brought or kept any article upon any of the Property or cause or knowingly permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Section 8.1.

7.1.11 Further Assurances; Substitute Notes.

(a) Borrower and Hotel Lessee shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Administrative Agent all documents, and take all actions, reasonably required by Administrative Agent from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower or Hotel Lessee intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder. Borrower agrees that it shall, reasonably promptly after written notice from Administrative Agent, reasonably cooperate with Administrative Agent in connection with any request by Administrative Agent to sever any Note into two (2) or more separate substitute notes in an aggregate principal amount up to the aggregate principal amount of the Note being severed and to reapportion the Loan among such separate substitute notes, and Borrower hereby agrees to execute and deliver to Administrative Agent, reasonably promptly after written demand therefor from Administrative Agent, new substitute notes substantially in the same form as the existing Notes to replace the Notes and amendments to or replacements of existing Loan Documents substantially in the same form as such existing Loan Documents to reflect such severance (including if required by Administrative Agent, an amendment to the Security Instrument to cause same to be two (2) or more separate substitute Security Instruments in the aggregate principal amount of up to the Loan Amount and to reapportion the lien of the Security Instrument among such separate substitute Security Instruments, pari passu). Upon receipt of such substitute Notes, Administrative Agent shall mark the replaced Notes with a legend indicating they have been substituted and replaced by such substitute Notes and, upon release of the Lien of the applicable Security Instrument or Security Instruments, shall return (or cause the Lenders to return, as the case may be) the same to Borrower or assign to a bona fide lender providing a refinancing in full of the Loan to Borrower such Notes and Security Instruments as more particularly set forth in this Agreement. Borrower and Hotel Lessee each hereby further agrees, reasonably promptly after written demand therefor from Administrative Agent, to cause such Opinions of Counsel with respect to such substitute notes, Security Instruments, amendments and/or replacements (consistent with the scope and substance of those Opinions of Counsel as delivered in connection with the closing of the Loan) to be delivered to Administrative Agent, and Administrative Agent shall be responsible for all reasonable out-of-pocket fees and expenses incurred in connection therewith. Any such combination of substitute notes may have different principal amounts and interest rates (as long as the weighted average of the interest rates on such substitute Notes is equal to the Spread plus the LIBOR Rate); provided, however, that (i) the maturity date of any such substitute note shall be the same as the scheduled Maturity Date of the Note immediately prior to the issuance of such substitute notes, (ii) there shall be no other changes in the terms of the Loan in a manner which is adverse to Borrower, and (iii) such substitute notes shall not increase Borrower’s obligations or decrease its rights under the Loan Documents.

(b) In addition, Borrower and Hotel Lessee shall, at Borrower’s sole cost and expense (except as otherwise expressly provided for in this Agreement):

(i) execute and deliver, from time to time, such further instruments (including any financing statements under the UCC) as may be reasonably requested by Administrative Agent to confirm the lien of the Security Instrument on Borrower’s and Hotel Lessee’s interest in any Equipment or any Intangibles;

(ii) execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower and Hotel Lessee under the Loan Documents, in each case as Administrative Agent may reasonably require; and

(iii) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time.

(c) If any Note is mutilated, destroyed, lost or stolen, upon Administrative Agent’s furnishing to Borrower a lost note affidavit to such effect from the affected Lender reasonably satisfactory to Borrower, Borrower shall deliver to Administrative Agent for the benefit of such affected Lender, in substitution therefor, a new promissory note containing the same terms and conditions as the mutilated, destroyed, lost or stolen Note with a notation thereon (i) of the unpaid principal and accrued and unpaid interest, and (ii) stating that such promissory note is a duplicate original of the mutilated, destroyed, lost or stolen Note, intended to replace the mutilated, destroyed, lost or stolen Note.

7.1.12 Mortgage Taxes. Borrower or Hotel Lessee shall pay all taxes, if any, payments in lieu of taxes, if any, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than Excluded Taxes.

7.1.13 Business and Operations. Borrower and Hotel Lessee will each continue to engage in the businesses presently conducted by it or contemplated to be conducted by it in accordance with the terms of this Agreement as and to the extent the same are necessary for the ownership, leasing, development, construction, maintenance, management and operation of the Property. Borrower and Hotel Lessee will each qualify to do business and will remain in good standing under the laws of each applicable jurisdiction as and to the extent the same are required for the ownership, leasing, development, construction, maintenance, management and operation of the Property.

7.1.14 Title to the Property. Borrower and Hotel Lessee will each warrant and defend (a) its title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the Lien of the Security Instrument and the Assignment of Leases on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Administrative Agent for any actual losses, out-of-pocket costs, actual damages or out-of-pocket expenses (including reasonable attorneys’ fees and court costs) incurred by Administrative Agent within ten (10)  Business Days of written demand by Administrative Agent if an interest in the Property, other than as permitted hereunder, is claimed by any Person other than pursuant to a Permitted Encumbrance, except to the extent that the Title Company agrees to indemnify Administrative Agent and the Lenders under the Title Policy and Administrative Agent actually receives such amounts from the Title Company.

7.1.15 Costs of Enforcement. If (a) this Agreement or the Security Instrument is foreclosed upon in whole or in part or this Agreement or any Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) a foreclosure occurs with respect to any security agreement prior to or subsequent to this Agreement in which proceeding Administrative Agent is made a party, or a mortgage prior to or subsequent to the Security Instrument in which proceeding Administrative Agent is made a party, or (c) the bankruptcy, insolvency, rehabilitation or other similar proceeding occurs with respect to Borrower or Hotel Lessee or an assignment by Borrower or Hotel Lessee for the benefit of its creditors, then, in each case, Borrower and Hotel Lessee, and their respective successors or assigns, shall be chargeable with and agrees to pay all reasonable, out-of-pocket costs of collection and defense, including reasonable attorneys’ fees and costs, actually incurred by Administrative Agent or Lenders in connection therewith and in connection with any appellate proceeding or post judgment action involved therein.

7.1.16 Estoppel Statement.

(a) Borrower and Hotel Lessee shall, from time to time, upon ten (10) Business Days’ prior written request from Administrative Agent, execute, acknowledge and deliver to Administrative Agent, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and listing such modifications), stating, to Borrower’s Knowledge and Hotel Lessee’s Knowledge, the principal amount outstanding under the Loan, accrued and unpaid interest thereon and containing such other information with respect to Borrower, Hotel Lessee, the Property and the Loan as Administrative Agent may reasonably request. The estoppel certificate shall also state either that no Event of Default exists hereunder or, if any Event of Default shall exist hereunder, specifying such Event of Default and the steps being taken to cure such Event of Default.

(b) Upon prior written request from Administrative Agent, Borrower and Hotel Lessee shall request, and use commercially reasonable efforts to obtain, estoppel certificates from (i) each Tenant under a Retail Lease, (ii) any Manager and (iii) the Development Manager, in each case in form and substance reasonably acceptable to Administrative Agent, provided that Borrower and Hotel Lessee shall not be required to request such certificates more frequently than two (2) times in any calendar year.

7.1.17 No Joint Assessment. Neither Borrower nor Hotel Lessee shall suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

7.1.18 No Further Encumbrances. Borrower and Hotel Lessee shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for Permitted Encumbrances.

7.1.19 Leases.

(a) Subject to Section 7.1.19(b), without the prior written consent of Administrative Agent, Neither Borrower nor Hotel Lessee shall: (i) enter into any Lease; (ii) cancel or terminate (including by exercise of any landlord recapture rights) any Lease; (iii) approve any assignment of any Lease that releases the original Tenant from its obligations under such Lease; (iv) amend or modify in any material respect or waive any material provisions of any Lease (including any amendment, modification or waiver reducing the fixed initial term of any Lease, reducing the rent payable under any Lease, materially changing any renewal provisions of any Lease or materially increasing the obligations of the landlord or materially decreasing the obligations of the Tenant under any Lease or pursuant to which any premises covered by such Lease is surrendered); or (v) cancel or materially modify any guaranty, or, except as may be required under the terms of the applicable Lease, release any security deposit, letter of credit, or other item constituting security pertaining to any Lease.

(b) Notwithstanding the provisions of Section 7.1.19(a) above, provided that no Event of Default shall have occurred and be continuing, after the Closing Date, Administrative Agent’s consent shall not be required as provided above for the execution by Borrower or Hotel Lessee of any Qualified Lease or any assignment, termination, amendment or modification of any Qualified Lease that is not a Qualified Lease Prohibited Amendment, provided that:

(i) on or before the tenth (10th) Business Day of each calendar month, Borrower and Hotel Lessee shall have delivered to Administrative Agent a certificate of Borrower and Hotel Lessee certifying that any applicable Lease (or amendment or modification of a Lease if such amendment or modification adjusts or otherwise affects rent) entered into during the previous calendar month is a Qualified Lease and providing evidence reasonably satisfactory to Administrative Agent that such Lease is a Qualified Lease and satisfies the conditions of this Section 7.1.19(b); provided, however, with respect to Apartment Leases, Borrower shall only be required to deliver to Administrative Agent any reports received by Borrower under the Residential Management Agreement and otherwise use commercially reasonable efforts to cause the Residential Manager to comply with its obligations thereunder;

(ii) a copy of such Lease, amendment or modification is delivered to Administrative Agent promptly after execution thereof together with Borrower’s or Hotel Lessee’s certification that such Lease satisfies the conditions of this Section 7.1.19(b); provided, however, that solely with respect to Apartment Leases, such certification and copies of the Apartment Leases entered into during the preceding two (2) calendar quarters need only be delivered within ten (10) days after the end of each second and fourth calendar quarter as and to the extent such copies are provided to Borrower by the Residential Manager;

(iii) such Lease, amendment or modification does not contain any options to purchase or other similar rights with respect to the ownership of the Property, does not contain any unreasonable restrictions on Borrower’s or Hotel Lessee’s rights to lease remaining portions of the Property or to operate the Hotel Unit as a limited service hotel and does not contain any options for the Tenant thereunder to terminate such Lease prior to the expiration thereof, other than upon a default by Borrower or Hotel Lessee as landlord thereunder or in the event of a substantial Casualty or Taking or other cause;

(iv) such Lease, amendment or modification is entered into on an arm’s-length basis;

(v) such amendment or modification of the applicable Lease is required to be entered into pursuant to the terms of such Lease or each of the following conditions are satisfied: (A) such Lease, as so amended or modified, would continue to satisfy the conditions of this Section 7.1.19(b), including, to the extent that any additional space is demised pursuant to such amendment or modification, with respect to such additional demised space; and (B) such amendment or modification does not otherwise have a Material Adverse Effect.

(c) Except as provided in Section 7.1.19(b), all Leases shall be subject to the prior approval of Administrative Agent, such approval to be in Administrative Agent’s sole discretion. Borrower and Hotel Lessee shall promptly send Administrative Agent copies of any written notices of default received from the Tenant under any Lease, and will use commercially reasonable efforts to enforce (short of terminating such Lease, unless Administrative Agent consents thereto, which consent shall not be unreasonably withheld or unduly delayed) the performance by each Tenant of its obligations under its Lease.

(d) Any request for approval of a Lease, or assignment, termination, amendment or modification of any Lease requiring approval as set forth above shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN SEVEN (7) BUSINESS DAYS AFTER YOUR RECEIPT.” (a “First Lease Approval Request”). Together with any such First Lease Approval request Borrower or Hotel Lessee, as applicable, shall also furnish to Administrative Agent: (i) such biographical and financial information about the proposed tenant and any guarantor of such proposed Lease as Administrative Agent may require, (ii) a copy of the proposed form of Lease (or amendment or modification), and (iii) a summary of the material terms of such proposed Lease (or amendment or modification) including rental terms and the term of the proposed Lease and any options. Administrative Agent shall endeavor to respond promptly to any such request for approval transmitted by Borrower or Hotel Lessee to Administrative Agent. If Borrower or Hotel Lessee shall submit a First Lease Approval Request with the material provided for above in this Section 7.1.19(d), and Administrative Agent shall have failed to approve or disapprove such First Lease Approval Request within seven (7) Business Days after the Administrative Agent’s receipt of such First Lease Approval Request, then Borrower or Hotel Lessee may deliver to the Administrative Agent a second copy of such First Lease Approval Request (a “Second Lease Approval Request”), which Second Lease Approval Request shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “SECOND NOTICE: THIS IS [BORROWER’S] [HOTEL LESSEE’S] SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such Second Lease Approval Request within five (5) Business Days after the Administrative Agent’s receipt of such Second Lease Approval Request, then such Second Lease Approval Request shall be deemed to have been approved by the Administrative Agent.

(e) Except for security deposits, neither Borrower nor Hotel Lessee shall collect rent more than one month in advance. Borrower and Hotel Lessee, at Administrative Agent’s request, shall furnish Administrative Agent with executed copies of all Leases hereafter made (to the extent not theretofore provided to Administrative Agent).

(f) All Leases shall, unless otherwise approved in writing by Administrative Agent, provide that they are subordinate to the Security Instrument and that the Tenant agrees to attorn to Administrative Agent or any purchaser at a sale by foreclosure or power of sale it being understood that such subordination and attornment provisions may also contain standard non-disturbance provisions in favor of the Tenant.

(g) Borrower and Hotel Lessee: (i) shall use commercially reasonable efforts to observe and perform all the obligations imposed upon the landlord under the Leases and shall use commercially reasonable efforts to not do or permit to be done anything to impair the value of the Leases as security for the Debt; (ii) shall use commercially reasonable efforts to enforce all of the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed, short of termination thereof; and (iii) shall not execute any other assignment of the landlord’s interest in the Leases or the Revenues.

7.1.20 Management Agreements.

(a) Management Agreements.

(i) Borrower and Hotel Lessee shall: (A) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under each Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (B) promptly notify Administrative Agent of any material default under any Management Agreement of which it is aware; (C) promptly deliver to Administrative Agent a copy of each material financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Management Agreement, including any material notice that Borrower or Hotel Lessee is required to undertake any capital improvements; and (D) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Manager under each Management Agreement, in a commercially reasonable manner. If any Management Agreement expires or is terminated (without limiting any obligation of Borrower or Hotel Lessee, if any, to obtain Administrative Agent’s consent to any termination prior to the expiration of the applicable term or modification of the applicable Management Agreement in accordance with the terms and provisions of this Agreement), Borrower or Hotel Lessee, as applicable, shall promptly enter into a replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(ii) If Borrower or Hotel Lessee shall be in default (beyond the expiration of any applicable notice or cure periods thereunder) under any Management Agreement or any replacement Management Agreement entered into by Borrower or Hotel Lessee pursuant to the terms and conditions hereof which could reasonably be expected to allow Manager to terminate such Management Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower or Hotel Lessee from any of their respective obligations under the Loan Documents, but subject to the terms of any comfort letter, tri-party agreement or similar agreement then in effect and to which Administrative Agent is a party, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Management Agreement on the part of Borrower or Hotel Lessee to be performed or observed. Administrative Agent and any Person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If the Manager shall deliver to Administrative Agent a copy of any written notice sent to Borrower or Hotel Lessee concerning a default under any Management Agreement, such notice shall constitute full protection to Administrative Agent and its designees for any action taken or omitted to be taken thereby in good faith, in reliance thereon. Any sums expended by Administrative Agent pursuant to this Section 7.1.20(a) shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of the Security Instrument and the other Loan Documents, shall be immediately due and payable upon demand by Administrative Agent therefor and shall bear interest at the Default Rate from the date such cost is so demanded to the date of payment to Administrative Agent.

(iii) Borrower and Hotel Lessee shall promptly upon written request of Administrative Agent (but not more than twice in any twelve (12) month period, unless an Event of Default exists, in which case the foregoing limitation shall not apply), use commercially reasonable efforts to obtain an estoppel certificate from each Manager stating that (A) each Management Agreement is in full force and effect and has not been modified, amended or assigned, (B) neither the Manager thereunder nor Borrower or Hotel Lessee, as applicable, is in default under any of the terms, covenants or provisions of such Management Agreement and such Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Management Agreement, (C) neither such Manager nor Borrower or Hotel Lessee, as applicable, has commenced any action or given or received any notice for the purpose of terminating such Management Agreement, (D) all sums due and payable to such Manager under such Management Agreement, have been paid in full, and (E) such other matters as Administrative Agent may reasonably request.

(iv) Subject to the terms of any tri-party agreement or similar agreement then in effect to which Administrative Agent is a party and the applicable Management Agreement, if (A) any Manager shall become bankrupt or insolvent, or (B) a material default occurs under the applicable Management Agreement on the part of such Manager, after the expiration of any applicable notice and/or cure period, then Borrower shall, at the request of Administrative Agent, but subject to the limitations and restrictions of any Bankruptcy Action and the rights of any Manager under any Management Agreement, including any rights to arbitrate or mediate a default, terminate the Management Agreement and replace such Manager with a Qualified Manager pursuant to a replacement management agreement approved of by Administrative Agent.

7.1.21 Manager.

(a) From and after the opening and operation of any Unit of the Project, Borrower and Hotel Lessee shall provide competent and responsible management for such Unit by a Qualified Manager (or a Manager otherwise approved by Administrative Agent) pursuant to the applicable Management Agreement, in each case satisfying the criteria set forth herein. Unless waived by Administrative Agent in writing, which waiver may be withheld in Administrative Agent’s sole discretion, each Manager shall be a Qualified Manager. Without Administrative Agent’s prior written consent (which consent Administrative Agent shall not unreasonably withhold, condition or delay) both as to the form of any Management Agreement and the identity of a Manager, neither Borrower nor Hotel Lessee shall enter into, modify or amend any Management Agreement, or consent to any change in control or identity of any Manager (to the extent such change in control or identity requires Borrower’s or Hotel Lessee’s consent under the terms of the applicable Management Agreement), or otherwise retain the services of any company to provide property management services at the Project. Administrative Agent and Lenders hereby acknowledge and agree that each of the Management Agreements in effect as of the Closing Date have been approved by Administrative Agent and Lenders.

(b) Without limitation of the foregoing, and except to the extent provided to the contrary in any Management Agreement approved by Administrative Agent, each Management Agreement (or the Assignment of Management executed and delivered by the Manager to Administrative Agent) shall provide (x) for a Management Fee that shall not exceed, in the aggregate, four percent (4%) of Revenues for the Project, and (y) that the Management Agreement shall be terminable at Borrower’s or Hotel Lessee’s option without penalty or premium (A) if an Event of Default shall occur, (B) if a change in control of Manager occurs in violation of the terms of the applicable Management Agreement, (C) subject to any applicable notice and cure periods, if Manager breaches any of its obligations under the Management Agreement, (D) subject to any applicable notice and cure periods, upon the gross negligence, malfeasance or willful misconduct of Manager or (E) if Manager shall become bankrupt or insolvent (each, a “Manager Replacement Event”). If any of the foregoing Manager Replacement Events shall occur, then, subject to the terms, restrictions and conditions of the applicable Management Agreement, if requested in writing by Administrative Agent, Borrower or Hotel Lessee, as applicable, shall terminate the applicable Management Agreement. Upon termination of a Manager in accordance with the foregoing, Borrower or Hotel Lessee, as applicable, shall retain the services of a substitute Qualified Manager acceptable to Administrative Agent. Borrower and Hotel Lessee shall cause each Manager to execute and deliver a subordination agreement reasonably satisfactory to Administrative Agent at the time of execution and delivery of any Management Agreement. Further, if Manager is an Affiliate of Borrower or Hotel Lessee, then the Management Agreement shall satisfy the requirements set forth in this Agreement applicable to transactions between Borrower and Hotel Lessee and their Affiliates. Any delegation of duties to Manager under the Management Agreement shall not stay, relieve or modify any of Borrower’s or Hotel Lessee’s obligations under this Agreement and the other Loan Documents.

(c) Upon the retention of a Qualified Manager, Administrative Agent shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any new management agreement with a Qualified Manager. Any request for approval of a new management agreement shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS AFTER YOUR RECEIPT.” If Administrative shall have failed to approve or disapprove any such first written request for approval delivered in accordance with this Section 7.1.21(c) within ten (10) Business Days after the Administrative Agent’s receipt of such request, then Borrower or Hotel Lessee may deliver to the Administrative Agent a second copy of such initial request for approval, which shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “SECOND NOTICE: THIS IS [BORROWER’S] [HOTEL LESSEE’S] SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such second request within five (5) Business Days after the Administrative Agent’s receipt of such second request, then such request shall be deemed to have been approved by the Administrative Agent.

7.1.22 Development Manager. From and after the Closing Date through the end of the “Term,” as such term is defined in the Development Management Agreement, Borrower shall provide competent and responsible development management for the Project by a Qualified Development Manager pursuant to the Development Management Agreement, in each case satisfying the criteria set forth herein. Unless waived by Administrative Agent in writing, which waiver may be withheld in Administrative Agent’s sole discretion, Development Manager shall be a Qualified Development Manager. Without Administrative Agent’s prior written consent (which consent Administrative Agent shall not unreasonably withhold, condition or delay) both as to the form of the Development Management Agreement and the identity of the Development Manager, Borrower shall not enter into, modify or amend the Development Management Agreement, or consent to any change in control or identity of the Development Manager (to the extent such change in control or identity requires Borrower’s consent under the terms of the Development Management Agreement), or otherwise retain the services of any company to provide development management services for the Project.

(a) Without limitation of the foregoing, and except to the extent provided to the contrary in any Development Management Agreement approved by Administrative Agent, the Development Management Agreement (or the Assignment of Development Management executed and delivered by the Development Manager to Administrative Agent) shall provide (x) for a development management fee that shall not exceed the prevailing amount for compensation for development management of comparable properties in the market where the Property is located, and (y) that the Development Management Agreement shall be terminable at Borrower’s option without penalty or premium (A) if an Event of Default shall occur, (B) if a change in control of Development Manager occurs in violation of the terms of the Development Management Agreement, (C) subject to any applicable notice and cure periods, if Development Manager breaches any of its obligations under the Development Management Agreement, (D) subject to any applicable notice and cure periods, upon the gross negligence, malfeasance or willful misconduct of Development Manager or (E) if Development Manager shall become bankrupt or insolvent (each, a “Development Manager Replacement Event”). If any of the foregoing Development Manager Replacement Events shall occur, then if requested by Administrative Agent, Borrower shall terminate the Development Management Agreement. Upon termination of the Development Manager in accordance with the foregoing, Borrower shall retain the services of a substitute Qualified Development Manager acceptable to Administrative Agent. Borrower shall cause Development Manager to execute and deliver a subordination agreement reasonably satisfactory to Administrative Agent at the time of execution and delivery of the Development Management Agreement. Further, if Development Manager is an Affiliate of Borrower, then the Development Management Agreement shall satisfy the requirements set forth in this Agreement applicable to transactions between Borrower and its Affiliates. Any delegation of duties to Development Manager under the Development Management Agreement shall not stay, relieve or modify any of Borrower’s obligations under this Agreement and the other Loan Documents. The Development Management Agreement in effect as of the Closing Date is hereby approved by the Administrative Agent.

(b) Upon the retention of a Qualified Development Manager, Administrative Agent shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any new development management agreement with such Qualified Development Manager. Any request for approval of a new development management agreement shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN SEVEN (7) BUSINESS DAYS AFTER YOUR RECEIPT.” If Administrative shall have failed to approve or disapprove any such first written request for approval delivered in accordance with this Section 7.1.22(b) within seven (7) Business Days after the Administrative Agent’s receipt of such request, then Borrower may deliver to the Administrative Agent a second copy of such initial request for approval, which shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “SECOND NOTICE: THIS IS BORROWER’S SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such second request within five (5) Business Days after the Administrative Agent’s receipt of such second request, then such request shall be deemed to have been approved by the Administrative Agent.

7.1.23 Termination Fee. If Administrative Agent has the right hereunder to terminate or cause Borrower or Hotel Lessee to terminate any Management Agreement or the Development Management Agreement and a termination fee is required to be paid in connection therewith, Borrower or Hotel Lessee shall pay such fee when due and payable.

7.1.24 Approval of Material Agreements. Borrower and Hotel Lessee shall be required to obtain Administrative Agent’s prior written approval of any and all Material Agreements affecting the Property or the Project entered into after the Closing Date and of any material modification of a Material Agreement, which approval shall not be unreasonably withheld, conditioned, or delayed. Any request for approval of a proposed Material Agreement (or material modification to any Material Agreement) shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS AFTER YOUR RECEIPT.” If Administrative shall have failed to approve or disapprove any such first written request for approval delivered in accordance with this Section 7.1.24 within ten (10) Business Days after the Administrative Agent’s receipt of such request, then Borrower or Hotel Lessee may deliver to the Administrative Agent a second copy of such initial request for approval, which shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “WARNING: THIS IS [BORROWER’S] [HOTEL LESSEE’S] SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such second request within five (5) Business Days after the Administrative Agent’s receipt of such second request, then such request shall be deemed to have been approved by the Administrative Agent.

7.1.25 Hotel Unit Lease. Without Administrative Agent’s prior written consent, not to be unreasonably withheld, conditioned or delayed, neither Borrower nor Hotel Lessee shall (a) modify or amend the Hotel Lease in any material respect, (b) surrender, terminate or cancel the Hotel Unit Lease, or (c) waive or release any of its respective rights and remedies thereunder.

7.1.26 HVCRE. Borrower shall at all times maintain sufficient equity in the Property to ensure that the Loan is not categorized as HVCRE.

7.2 Labor; Environmental Covenants; Vertical Subdivision Covenants.

7.2.1 Vertical Subdivision of the Project.

(a) The Vertical Subdivision Documents shall comply with all applicable Legal Requirements.

(b) Without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed, Borrower shall not:

(i) amend, modify, supplement or terminate any of the Vertical Subdivision Documents;

(ii) sell or offer for sale any Unit except in compliance with the Loan Documents, the Vertical Subdivision Documents and all applicable Legal Requirements; or

(iii) (A) enter into any contract of sale for any Unit except in connection with release of a Unit pursuant to and in accordance with Section 2.21 hereof, unless (1) the same is a bona fide contract in form and substance acceptable to Administrative Agent in its reasonable discretion, (2) the purchaser thereunder is not an Affiliate of Borrower, Hotel Lessee, Mezzanine Borrower or any Guarantor, (3) the sale price will result in Administrative Agent receiving upon the sale an amount greater than or equal to the applicable Minimum Release Price for such Unit, and (4) except for the down payment, the sales price is payable in full by wire transfer of immediately available funds at closing (a contract of sale for any Unit which satisfies all of the foregoing requirements, a “Bona Fide Sales Contract”).

(c) Borrower and Hotel Lessee shall comply in all material respects with all of the terms, covenants and conditions of the Vertical Subdivision Documents.

(d) Borrower shall promptly notify Administrative Agent of any written notices received by Borrower alleging a default by Borrower as declarant or seller, respectively, under, or variance from, or noncompliance with any Vertical Subdivision Document or any Bona Fide Sales Contract exists or is about to occur, and Borrower shall (i) do all such commercially reasonable acts and undertake all such commercial reasonable steps and institute all such commercially reasonable proceedings as may be necessary to cure or avert such default, variance or noncompliance or (ii) dispute the veracity of such allegations and diligently pursue a resolution to such dispute following which, if necessary, Borrower shall take the actions required under clause (c), and Borrower will promptly forward to Administrative Agent copies of any such notices Borrower receives in regard to any of the foregoing matters.

7.2.2 Labor.

(a) Borrower and Hotel Lessee will, in a timely manner, pay (or cause to be paid), or satisfy (or cause to be satisfied) when due all bills, costs, or other obligations incurred by or on behalf of Borrower or Hotel Lessee in connection with the employees employed by Borrower or Hotel Lessee in connection the operation of the Property, including but not limited to any obligations under ERISA, the Multiemployer Pension Plan Amendments Act, the Internal Revenue Code, federal or state wage and hour law, the Labor Agreements, or applicable State or Federal plant closing laws (any such bills, costs, or liabilities a “Labor Liability”). Borrower and Hotel Lessee each further covenants and agrees to deliver to Administrative Agent promptly, and in any event within ten (10) Business Days after receipt thereof by Borrower, Hotel Lessee or any of their Affiliates, a copy of each notice concerning a claim of Labor Liability.

(b) Borrower and Hotel Lessee will comply in all material respects with all applicable state and federal anti-discrimination laws and all applicable state and federal laws regarding the payment of wages and benefits to its employees in connection with the operation of the Property.

7.2.3 Environmental Compliance. Borrower and Hotel Lessee shall at all times diligently perform and complete all required recommendations set forth in the Environmental Reports. By undertaking any of the measures identified in and pursuant to this Section 7.2.3, Administrative Agent shall not be deemed to be exercising any control over the operations of Borrower or Hotel Lessee or the handling of any environmental matter or hazardous wastes or substances of Borrower or Hotel Lessee for purposes of incurring or being subject to liability therefor.

7.3 Negative Covenants. From the Closing Date until the payment and performance in full of all of the obligations of Borrower and Hotel Lessee under the Loan Documents (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the indefeasible satisfaction of the Loan Note(s) in full), Borrower and Hotel Lessee each covenants and agrees with Administrative Agent that it will not do, directly or indirectly, or suffer or permit, any of the following:

(a) Incur Indebtedness. Incur, create, assume or permit any Indebtedness other than Permitted Debt and Indebtedness secured by the Mezzanine Loan Documents to which Borrower or Hotel Lessee is a party or incur, create, assume or permit any other encumbrances other than Permitted Encumbrances;

(b) Encumbrances. Other than Permitted Debt and Permitted Encumbrances, incur, create or assume or permit the incurrence, creation or assumption of any Indebtedness secured by any direct or indirect interest in Borrower, Hotel Lessee, Mezzanine Borrower, except in connection with the Loan and the Mezzanine Loan;

(c) Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower or Hotel Lessee is a party and the acquisition, ownership, use, management, leasing renovation, financing, development, construction, operation and maintenance of the Property, and, to the extent permitted hereunder, the subdivision and sale thereof, and activities related thereto;

(d) Make Advances. Make advances (other than payments to Contractors, subcontractors or other service providers) or make loans to any Person, or hold any investments, except as permitted under this Agreement and the other Loan Documents;

(e) Partition. Partition the Property, other than in connection with the Vertical Subdivision Documents or as expressly permitted under the Loan Documents;

(f) Guarantee Obligations. Guarantee any obligations of any Person;

(g) Transfer Assets. Transfer any material asset other than in the ordinary course of business, or Transfer all or any portion of the Property or any interest therein or permit the Transfer of any direct or indirect interest in Borrower or Hotel Lessee, except in each case as permitted pursuant to the terms of this Agreement or any of the other Loan Documents (including Permitted Debt and Permitted Encumbrances);

(h) Amend Organizational Documents. Other than to reflect Permitted Transfers, amend or modify any organizational documents of any SPE Entity without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed with respect to any amendment or modification that does not affect the status of such SPE Entity as a Single Purpose Entity;

(i) Dissolve. Any SPE Entity to dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person;

(j) Bankruptcy. (i) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to Borrower or Hotel Lessee, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s or Hotel Lessee’s assets other than in connection with the repayment of the Loan, (iii) engage in any other business activity not expressly permitted under the Loan Documents or (iv) solicit the filing of an involuntary bankruptcy petition against Borrower or Hotel Lessee, without in each instance obtaining the prior consent of all of the members, directors and managers of Borrower or Hotel Lessee, as applicable, including the Independent Director or Independent Manager;

(k) ERISA. Engage in any activity that would subject it to regulation under ERISA or qualify as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to ERISA (each, a “Plan”) and Borrower’s and Hotel Lessee’s assets do not and will not constitute Plan assets;

(l) Distributions. Make any distributions to or for the benefit of any of its partners or members or its or their respective Affiliates, other than (i) payments under Affiliate Agreements permitted under Section 7.3(s) (which agreements were expressly approved by Administrative Agent after disclosure to Administrative Agent of such Affiliate’s fees), (ii)  cash distributions to Mezzanine Borrower to the extent permitted hereunder to satisfy the portion of Aggregate Debt Service payable under the Mezzanine Loan, and any other disbursements by Administrative Agent to Mezzanine Administrative Agent pursuant to the terms of the Loan Documents and (iii) distributions of final Advances made from (x) the TI/LC Allocation pursuant to Section 4.2(b), (y) the Hotel Unit Work Allocation pursuant to Section 4.3(b) and (z) the Interest/OpEx Allocation pursuant to Section 4.4.5(c);

(m) Modify Control Agreements. Without the prior consent of Administrative Agent (which consent Administrative Agent may grant or withhold in its sole discretion), execute any modification to the Account Control Agreement or Lockbox Agreement;

(n) Zoning Reclassification. Other than with respect to the current zoning approvals which have been obtained by Borrower prior to the date hereof, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) initiate or consent to any zoning reclassification of any portion of the Property, (ii) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (iii) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

(o) Change of State of Formation. Change the state in which it is formed without first giving Administrative Agent thirty (30) days prior written notice (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to Administrative Agent, as may be necessary to maintain fully the effect, perfection and priority of the security interest of Administrative Agent hereunder in the Account Collateral and the Rate Cap Collateral at all times or otherwise reorganize in a different jurisdiction without the prior written consent of Administrative Agent.

(p) Debt Cancellation. Cancel or otherwise forgive or release any material claim or material Indebtedness owed to it by any Person, except for adequate consideration or in the ordinary course of its business, other than termination of any Leases to the extent permitted under Section 7.1.19;

(q) Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Collection Account as required by Section 5.1, misappropriate any security deposit or portion thereof or intentionally misapply the proceeds of the Loan;

(r) Single Purpose Entity. Fail to be a Single Purpose Entity or take or suffer any action or inaction the result of which would be to cause any SPE Entity to cease to be a Single Purpose Entity;

(s) Affiliate Agreements. Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into or materially modify, change, supplement, alter or amend any agreement between Borrower or Hotel Lessee and any Affiliate of Borrower or Hotel Lessee (an “Affiliate Agreement”), other than any contracts for the providing of goods and services in the ordinary course of Borrower’s or Hotel Lessee’s business and pursuant to the reasonable requirements of Borrower’s or Hotel Lessee’s business and upon fair and reasonable terms which are fully disclosed to Administrative Agent and are no more onerous to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate. Administrative Agent has approved of the Development Management Agreement; or

(t) Name Change. Change its name or otherwise do anything which would make the information set forth in the financing statements covering any of the Property governed by the Uniform Commercial Code materially misleading without immediately notifying Administrative Agent of the same.

(u) Management Agreements; Development Management Agreement. Neither Borrower nor Hotel Lessee shall, without Administrative Agent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel any Management Agreement or the Development Management Agreement; provided, that Borrower or Hotel Lessee may, without Administrative Agent’s consent, replace any Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and Administrative Agent is provided with at least sixty (60) days’ prior written notice; (ii) reduce or consent to the reduction of, or increase or extend or consent to the increase or extension of, the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under any Management Agreement or the Development Management Agreement; (iv) otherwise materially modify, change, supplement, alter or amend, or waive or release any of its rights and remedies, or increase its obligations, under, any Management Agreement in any material respect; (v) suffer or permit the occurrence of continuance a default beyond any applicable cure period under any Management Agreement (or any successor management agreement) if such default permits the manager to terminate or cancel a Management Agreement (or any successor management agreement). Neither Borrower nor Hotel Lessee shall (i) consent to any Manager’s assignment or subcontracting such Manager’s rights, duties or responsibilities under the Management Agreement to any other Person without the express written consent of Administrative Agent, except to the extent expressly permitted without the consent of Borrower or Hotel Lessee, as applicable, under the terms of the Management Agreement, or (ii) grant its consent to the Development Manager under the Development Management Agreement to assign or subcontract its rights, duties or responsibilities under the Development Management Agreement to any other Person without the express written consent of Administrative Agent, except to the extent expressly permitted without the consent of Borrower under the terms of the Development Management Agreement. During the continuance of an Event of Default, neither Borrower nor Hotel Lessee shall exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement or the Development Management Agreement without the prior written consent of Administrative Agent, which consent may be granted, conditioned or withheld in Administrative Agent’s sole discretion.

(v) Labor Matters. Except as may be required by Legal Requirements applicable to Borrower, Hotel Lessee or the Property, neither Borrower nor Hotel Lessee shall enter into or otherwise permit the Property to be affected by any collective bargaining agreements (or modify any collective bargaining agreements in effect as of the date hereof or subsequently approved by Administrative Agent) with employees at the Property without the prior written consent of Administrative Agent.

(w) Trade Names. Neither Borrower nor Hotel Lessee shall change the trade name or names under which it operates the Property as of the Modification Date without Administrative Agent’s prior written consent.

(x) Hotel Budget. Neither Borrower nor Hotel Lessee shall approve (or otherwise cause to be in effect as between Borrower or Hotel Lessee and Manager) any operating, capital, or other expense budget pursuant to the terms and conditions of the Management Agreement unless such budget is consistent in all material respects with the Approved Annual Operating Budget in effect pursuant to this Agreement.

VIII. INSURANCE; CASUALTY; CONDEMNATION; RESTORATION.

8.1 Insurance Requirements.

8.1.1 Coverage and Premiums. Borrower and Hotel Lessee shall obtain and maintain, or cause to be maintained, insurance for Borrower, Hotel Lessee and the Property providing at least the following coverages:

(a) comprehensive all risk or Special Form Perils insurance, including wind/hail/named windstorm, on the Improvements constructed in connection with the Project and, if applicable, the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement means the actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements constructed in connection with the Project and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Twenty-Five Thousand Dollars ($25,000) for all such insurance coverage, except for wind or earthquake which may provide for a maximum deductible of five percent (5%) of the total insurable values; (D) containing “Ordinance or Law Coverage,” including coverage for loss to the undamaged portion of the building, demolition costs and increased costs of construction, in amounts reasonably acceptable to Administrative Agent. In addition, Borrower or Hotel Lessee shall obtain the following additional coverages: (1) if any portion of the Improvements is currently (or at any time in the future is) located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Program as governed by the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each may be amended, with a deductible not greater than Fifty Thousand Dollars ($50,000) (but not greater than an amount equal to the maximum available under the foregoing laws if less), and with such excess limits as Administrative Agent may reasonably require; and (2) if excluded from the comprehensive all risk policy, named windstorm insurance in amounts and in form and substance reasonably satisfactory to Administrative Agent in the event the Property is located in any coastal region, provided that the insurance pursuant to the preceding clauses (1) and (2)  hereof shall be on terms consistent with the comprehensive all risk insurance or Special Form Perils policy required under this Section 8.1.1(a);

(b) commercial general liability insurance, including terrorism, providing broad form comprehensive general liability coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement that is not subject to an aggregate policy cap or sublimit); (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts;

(c) rental loss and/or business income interruption insurance (A) with loss payable to Administrative Agent as its interest shall appear; (B) covering all risks required to be covered by the insurance provided for in Section 8.1.1(a); (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of at least twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Operating Income (in the case of rental loss insurance) and/or 100% of the projected lost net profit, continuing expenses and necessary payroll (in the case of business income interruption insurance) for a period of at least ten (10) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire prior to the end of such period. The amount of such rental loss and/or business income insurance shall be determined at least once each year based on Borrower’s reasonable estimate of the Operating Income for the succeeding ten (10) month period;

(d) at all times during which construction work is being performed at the Property, (A) commercial general liability and umbrella liability insurance covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein, and including Products/Completed Operations coverage through the statute of repose in the local jurisdiction; and (B) the insurance provided for in Section 8.1.1(a) written in a so-called builder’s risk completed value form in such amount as Administrative Agent shall reasonably require (1) on a non-reporting basis, (2) against all risks insured against pursuant to Sections 8.1.1(a), (c) and (f) and including terrorism, (3) including permission to occupy the Property, (4) with an agreed amount endorsement waiving co-insurance provisions, (5) including coverage for loss suffered with respect to signage, materials, equipment, machinery and supplies, in each case owned by Borrower or Hotel Lessee or required to be insured by Borrower or Hotel Lessee, whether on site, in transit or stored offsite, and with respect to temporary structures, hoists, sidewalks, retaining walls and underground property, in each case owned by Borrower or Hotel Lessee or required to by insured by Borrower or Hotel Lessee, and (6) including soft costs that are recurring costs as identified in the then current Approved Annual Operating Budget, which shall include, but not be limited to, delayed opening loss of income/revenue coverage for a period of recovery of not less than eighteen (18) months commencing from the date the Project was to be completed as agreed to by Administrative Agent in its reasonable discretion, as well as real estate property taxes, legal and accounting fees, advertising and promotion expenses, interest on money borrowed and costs to reproduce plans, specifications, blueprints and models in connection with any Restoration following a Casualty and such other recurring soft costs as reasonably required by Administrative Agent. Borrower and Hotel Lessee shall cause any architects and engineers to obtain and maintain professional liability insurance during the period commencing on the date of the architect’s or engineer’s contract and expiring no earlier than two (2) years after completion of services. Such insurance shall be in an amount reasonably acceptable to Administrative Agent and consistent with market standards;

(e) if applicable, worker’s compensation insurance with respect to any employees of Borrower or Hotel Lessee, as required by any Governmental Authority or Legal Requirement and employer’s liability in amounts reasonably acceptable to Administrative Agent;

(f) comprehensive boiler and machinery/equipment breakdown and testing insurance, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under Section 8.1.1(a);

(g) umbrella liability insurance, including terrorism, in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 8.1.1(b) above;

(h) if applicable, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing a combined single limit of no less than $1,000,000;

(i) [intentionally omitted];

(j) the commercial property, construction-related coverages (if applicable), business income, commercial general liability and umbrella liability insurance required under Sections 8.1.1(a), (b), (c), (d) and (g) above shall cover perils of terrorism and acts of terrorism (whether caused by a foreign or domestic source) and Borrower or Hotel Lessee shall maintain commercial property, construction related coverages and business income, commercial general liability and umbrella liability insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 8.1.1(a), (b), (c), (d) and (g) above at all times during the term of the Loan; provided, however, that in the event the insurance required under Sections 8.1.1(a) and (c) above shall contain an exclusion for loss resulting from perils and acts of terrorism, Borrower or Hotel Lessee shall maintain a separate, stand-alone terrorism insurance policy satisfactory to Administrative Agent; provided, further, that, (i) for so long as the Terrorism Risk Insurance Act of 2002 (as extended and modified by the Terrorism Risk Insurance Program Authorization Acts of 2007 and 2015, respectively) (1) remains in full force and effect and (2) continues to cover both foreign and domestic acts of terror, the provisions of such law that define “covered acts” shall determine what is deemed to be included within the required terrorism coverage, and (ii) if such law is not in effect at any time, Borrower and Hotel Lessee shall not be required to pay annual premiums on such terrorism coverage in excess of an amount equal to two hundred percent (200%) of the then-current aggregate insurance premiums payable with respect to one or more standalone policies providing the insurance coverages required under Section 8.1.1 for (without giving effect to the cost of terrorism components of such insurance) as estimated by Administrative Agent (the “Terrorism Premium Cap”) and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, Borrower or Hotel Lessee shall purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; and

(k) upon not less than sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

8.1.2 Policies. All insurance provided for in Section 8.1.1 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Administrative Agent as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of (a) prior to the occurrence of a Securitization, “A-” or better by S&P, and “A3” or better by Moody’s, and “A:X” or better by A.M. Best (but in such case only to the extent that such Rating Agency rates the applicable insurer) or such other insurance company as may be reasonably acceptable to Administrative Agent, and (b) following the occurrence of a Securitization, “A” or better by S&P and “A2” or better by Moody’s (to the extent that Moody’s rates the applicable insurer), or such other insurance company as may be reasonably acceptable to Administrative Agent. Notwithstanding the foregoing, Administrative Agent shall accept James River Insurance Company, rated “A-:XI” by A.M. Best as the insurer for the general liability Policy, provided that the rating of such insurer is not withdrawn or downgraded below the date hereof. The Policies described in Section 8.1.1(a), (c), (d) and (f) hereof (other than those strictly limited to liability protection) shall designate Administrative Agent as mortgagee and loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower or Hotel Lessee to Administrative Agent. Complete copies of the Policies shall be submitted to Administrative Agent upon written request; provided that if such Policies have not been issued by the insurers, Borrower or Hotel Lessee shall request and diligently pursue such Policies and submit to Administrative Agent the Policies upon issuance.

8.1.3 Blanket Policy. Except with respect to the insurance coverage required in Section 8.1.1(d), Borrower shall be permitted to obtain the Policies required under Section 8.1.1 hereof under a “blanket” insurance Policy as long as such policy specifically allocates to the Property the amount of coverage from time to time required hereunder and otherwise provides the same protection as would a separate policy insuring only the Property in compliance with the provisions of Section 8.1.1 hereof. Borrower shall notify Administrative Agent of any material changes to any such blanket Policy maintained by Borrower and associated limits under such Policy, or an aggregation of the insured values covered under such blanket Policy, including the reduction of terrorism, earthquake, flood or wind/hail/named windstorm coverages, and such changes shall be subject to the prior written approval of Administrative Agent, not to be unreasonably withheld, conditioned or delayed.

8.1.4 Insureds. All Policies provided for or contemplated by Section 8.1.1 hereof shall name Borrower or Hotel Lessee, as applicable, as a named insured, contain a waiver of subrogation in favor of Administrative Agent, and, in the case of liability coverages (except for the Policies referenced in Section 8.1.1(e) and (h) hereof), shall name Administrative Agent as the additional insured, as its interests may appear, and in the case of property coverages, including but not limited to all risk, rental loss and/or business income, builder’s risk, boiler and machinery, terrorism and flood insurance, shall contain a standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.

8.1.5 No Cancellation. All Policies provided for in Section 8.1.1 hereof shall: (i) provide that no act or negligence of Borrower or Hotel Lessee, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned; (ii) provide that the Policies shall not be canceled without at least thirty (30) days’ notice to Administrative Agent, except ten (10) days’ notice for non-payment of premium; (iii) provide that the issuers thereof shall give notice to Administrative Agent if the issuers of such Policies elects not to renew ten (10) days prior to its expiration; and (iv) not contain provisions that would make Administrative Agent liable for any Insurance Premiums thereon or subject to any assessments thereunder.

8.1.6 Right to Cure. If at any time Administrative Agent is not in receipt of written evidence that all Policies are in full force and effect, Administrative Agent shall have the right, without prior notice to Borrower or Hotel Lessee, to take such action as Administrative Agent deems necessary to protect its interest in the Property, including the obtaining of such insurance coverages as are required by Administrative Agent and Lenders pursuant to this Section 8.1; and if such action is taken, Administrative Agent shall promptly deliver written notice of same to Borrower. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate. If Borrower or Hotel Lessee thereafter obtains such Policies acquired by Administrative Agent, Borrower may give notice of same and upon Administrative Agent’s reasonable determination that such Policies acquired by Borrower or Hotel Lessee meet the terms of this Agreement, Administrative Agent shall cause the Policies it acquired to be terminated and shall deposit any refunded premiums into the Insurance Reserve Account. Borrower shall promptly forward to Administrative Agent a copy of each written notice received by Borrower or Hotel Lessee of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

8.2 Condemnation and Insurance Proceeds.

8.2.1 Notification. Borrower and Hotel Lessee shall promptly notify Administrative Agent in writing upon obtaining knowledge of (a) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (b) the occurrence of any Casualty to the Property or any portion thereof. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such Casualty or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.

8.2.2 Proceeds. In the event of any Casualty or any Taking, Borrower’s and Hotel Lessee’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the Closing Date) and payments which Borrower or Hotel Lessee may receive or to which Borrower or Hotel Lessee may become entitled with respect to the Property or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance (collectively, “Proceeds”), in connection with any such Taking of, or Casualty to, the Property or any part thereof are hereby assigned by Borrower and Hotel Lessee to Administrative Agent and, except as otherwise herein provided, shall be paid to Administrative Agent. Borrower and Hotel Lessee shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s and Hotel Lessee’s right to receive the direct payment of any Proceeds as herein provided, shall cause the same to be paid directly to Administrative Agent to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of a monetary Default or an Event of Default, Borrower or Hotel Lessee may settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount. Whether or not a monetary Default or an Event of Default shall have occurred and be continuing, Administrative Agent shall have the right to approve, such approval not to be unreasonably withheld, conditioned or delayed, any settlement which might result in any Proceeds in excess of the Casualty Amount and Borrower and Hotel Lessee shall deliver or cause to be delivered to Administrative Agent all instruments reasonably requested by Administrative Agent to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses actually incurred by Administrative Agent (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within ten (10) Business Days after delivery of a written request for reimbursement by Administrative Agent, in connection with the settlement of any claim for Proceeds and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower or Hotel Lessee and may be retained by Borrower or Hotel Lessee pursuant to this Section 8.2, such Proceeds shall, until the completion of the related Restoration, be held in trust for Administrative Agent and shall be segregated from other funds of Borrower or Hotel Lessee to be used to pay for the cost of the Restoration in accordance with the terms hereof, and in the event such Proceeds exceed the Casualty Amount, such Proceeds shall be forthwith paid directly to and held by Administrative Agent in the Proceeds Reserve Account in trust for Borrower or Hotel Lessee, as applicable, in each case to be applied or disbursed in accordance with this Section 8.2. If an Event of Default shall have occurred and be continuing, or if Borrower or Hotel Lessee fails to file and/or prosecute any insurance claim for a period of fifteen (15) Business Days following Borrower’s receipt of written notice from Administrative Agent, Borrower and Hotel Lessee each hereby irrevocably empowers Administrative Agent, in the name of Borrower or Hotel Lessee as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Administrative Agent and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Administrative Agent pursuant to this Section 8.2). Notwithstanding anything to the contrary set forth in this Agreement, and excluding situations requiring prepayment of the Notes, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Property) do not exceed the Casualty Amount, such Proceeds are to be paid directly to Borrower or Hotel Lessee to be applied to Restoration of the Property in accordance with the terms hereof.

8.2.3 Administrative Agent to Take Proceeds. As long as all of the following applicable conditions have been satisfied, Administrative Agent agrees to make Proceeds actually received by Administrative Agent available to Borrower or Hotel Lessee for purposes of paying for the cost of Restoration in accordance with the provisions of Sections 8.2.4 and 8.2.5 below; provided, however, if the Proceeds are less than the Casualty Amount, then such Proceeds (other than the proceeds of any business interruption insurance) will be disbursed to Borrower or Hotel Lessee in one payment for purposes of paying for the costs of Restoration (or, if no Restoration is feasible or necessary, for such purposes as Borrower or Hotel Lessee shall determine:

(a) no Event of Default shall have occurred and be continuing;

(b) solely with respect to a Casualty for which the Proceeds received by Borrower or Hotel Lessee are insurance proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property shall have been damaged, destroyed or rendered unusable as a result of such Casualty;

(c) if the Proceeds are condemnation proceeds, less than ten percent (10%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land or is being taken;

(d) the Hotel Management Agreement shall either remain in full force or, if terminated, shall have been replaced with a replacement Management Agreement in accordance with the terms of this Agreement;

(e) Administrative Agent shall have determined, in its reasonable judgment, that the proceeds of any applicable business interruption insurance (together with any projected revenues and any additional funds on deposit, or to be deposited, with Administrative Agent, other funds of Borrower or Hotel Lessee and any remaining Advances and Mezzanine Advances allocated for such purposes) are sufficient to pay all (i) Aggregate Debt Service coming due under the Loan Documents and the Mezzanine Loan Documents through the end of the Restoration, and (ii) Operating Expenses through the end of the Restoration, unless Borrower deposits into the Cash Management Account any such Shortfall;

(f) Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (i) three (3) months prior to the Maturity Date, (ii) such time as may be required under applicable Legal Requirements, and (iii) the expiration of any business interruption insurance coverage required hereunder, unless Borrower deposits into the Cash Management Account any such Shortfall;

(g) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements in all material respects;

(h) such Casualty or Taking, as the case may be, does not result in the loss of access to the Property or the related Improvements;

(i) the Debt Yield, after giving effect to the Restoration, shall be equal to or greater than the Debt Yield in effect immediately prior to the applicable Casualty or Taking; provided, however, that Borrower shall have the right to satisfy the foregoing requirement by depositing collateral with Administrative Agent in the form of Cash or a Letter of Credit in an amount which, if it were applied to prepay the Loan, would reduce the Loan Amount to an amount which satisfies the foregoing requirement;

(j) the Loan-to-Value Ratio, after giving effect to the Restoration, shall be equal to or less than the Loan-to-Value Ratio in effect immediately prior to the applicable Casualty or Taking; provided, however, that Borrower shall have the right to satisfy the foregoing requirement by depositing collateral with Administrative Agent in the form of Cash or a Letter of Credit in an amount which, if it were applied to prepay the Loan, would reduce the Loan Amount to an amount which satisfies the foregoing requirement;

(k) Borrower or Hotel Lessee shall deliver to Administrative Agent for Administrative Agent’s reasonable approval a reasonably detailed budget certified by Borrower’s or Hotel Lessee’s architect or engineer to accurately describe the entire projected cost of completing the Restoration; and

(l) the Proceeds, together with any cash or cash equivalent deposited by Borrower with Administrative Agent, are sufficient in Administrative Agent’s reasonable discretion to cover the cost of Restoration.

Any Proceeds not made available to Borrower or Hotel Lessee for Restoration due to the foregoing conditions not being satisfied, shall be paid over to Administrative Agent (if not paid directly to Administrative Agent) and any Proceeds remaining after reimbursement of Administrative Agent’s or its Administrative Agent’s reasonable out-of-pocket costs and expenses actually incurred in connection with recovery of any such Proceeds (including reasonable out-of-pocket administrative costs and inspection fees) shall be applied by Administrative Agent to prepay the Notes in accordance with the provisions hereof (but without payment of any penalty, premium or Minimum Multiple), and the balance, if any shall be paid to the Mezzanine Administrative Agent for the benefit of Mezzanine Lender, or if the Mezzanine Loan shall no longer be outstanding or if there is a balance after such application, to Borrower or Hotel Lessee. In addition to the foregoing, if the Proceeds from a Casualty or Taking exceed the Casualty Amount and Administrative Agent elects to apply such Proceeds to prepay the Notes in accordance with the foregoing sentence, then Borrower shall have the right, within ninety (90) days following the date that Administrative Agent applies such Proceeds, to prepay the Loan in full without payment of any prepayment fee, penalty or premium (including any Minimum Multiple) that would otherwise be applicable to such prepayment.

8.2.4 Borrower to Restore.

(a) As long as Proceeds are made available to Borrower or Hotel Lessee by Administrative Agent in accordance with the terms of this Agreement if Administrative Agent is required to make Proceeds available to Borrower or Hotel Lessee pursuant to the terms of this Agreement, promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property, Borrower and/or Hotel Lessee shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are sometimes hereinafter collectively referred to as the “Restoration”). The plans and specifications for the Restoration shall require that the Restoration be done, and Borrower and/or Hotel Lessee shall cause the work to be done, in a commercially reasonable manner substantially similar or better to the quality and character prior to the damage or destruction (provided, however, that in the case of a partial Taking, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower and Hotel Lessee shall not be obligated to restore the Property to the precise condition of the Property prior to any partial Taking of, or Casualty to, the Property, if the Restoration actually performed, if any, or failed to be performed, shall have no Material Adverse Effect on the value of the Property from the value that the Property would have had if the same had been restored to its condition immediately prior to such Taking or Casualty (after taking into account the consequences of the partial Taking). Subject to Borrower’s right to prepay the Loan in full and pursuant to Section 2.20 to cause the Property to be released from the Lien of the Security Instrument, in the event of a Casualty or a partial Taking affecting the Property, Borrower and/or Hotel Lessee shall be obligated to restore the Property in accordance with the provisions of this Section 8.2 whether or not the Proceeds shall be sufficient, provided that the full amount of the Proceeds are made available to Borrower or Hotel Lessee by Administrative Agent in accordance with this Agreement.

(b) If Proceeds are not required to be applied toward payment of the Debt pursuant to the terms hereof, then Administrative Agent shall make the Proceeds which it is holding pursuant to the terms hereof (after deduction of any reasonable out-of-pocket expenses actually incurred by Administrative Agent in connection with the collection thereof and, to the extent the same are not paid within ten (10) Business Days after written request for reimbursement by Administrative Agent, after deduction of an amount equal to interest on such reimbursement amounts at the Default Rate from the date advanced through the date of reimbursement) available to Borrower and/or Hotel Lessee for payment of or reimbursement of Borrower’s and/or Hotel Lessee’s expenses incurred with respect to the Restoration, upon the terms and subject to the conditions set forth in paragraphs (i), (ii) and (iii) below and in Section 8.2.5:

(i) at the time of loss or damage or at any time thereafter while Borrower or Hotel Lessee is holding any portion of the Proceeds, there shall be no continuing monetary Default or Event of Default;

(ii) each of Administrative Agent and an Independent Architect shall have reasonably approved the plans and specifications for the Restoration and any change orders in connection with such plans and specifications; and;

(iii) Administrative Agent shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the Restoration accompanied by Independent Architect’s certification as to such costs and the appropriate plans and specifications for the Restoration. Upon Administrative Agent’s reasonable approval of said costs and any modifications to such plans and specifications, as the case may be, Borrower and/or Hotel Lessee shall restore all Improvements such that when they are materially restored and/or repaired, such Improvements and their contemplated use comply in all material respects with all applicable Legal Requirements, including zoning, environmental and building laws, codes, ordinances and regulations.

8.2.5 Disbursement of Proceeds.

(a) Subject to the introductory paragraph proviso of Section 8.2.3, disbursements of the Proceeds to Borrower and/or Hotel Lessee hereunder shall be made from time to time (but not more frequently than once in any month) by Administrative Agent but only for as long as no monetary Default or Event of Default shall have occurred and be continuing, as the Restoration progresses upon receipt by Administrative Agent of (i) an Officer’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Restoration performed that is the subject of such request, the parties that performed such Restoration and the actual cost thereof, and also certifying that such Restoration and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) evidence reasonably satisfactory to Administrative Agent that (A) all materials installed and work and labor performed in connection with such Restoration that was the subject of the prior disbursement of Proceeds have been paid for in full or will be paid upon receipt of such disbursement, and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by State law as a condition to the payment of a contractor) or any Liens, other than Permitted Encumbrances, on the Property arising out of the Restoration which, subject to Borrower’s right of contest set forth in Section 9.3, have not been either fully bonded to the reasonable satisfaction of Administrative Agent and discharged of record or, in the alternative if Administrative Agent shall in its sole discretion consent in advance thereto, fully insured to the reasonable satisfaction of Administrative Agent by the Title Company which issued the Title Policy, and (iii) an Independent Architect’s certificate certifying performance of the Restoration together with an estimate of the cost to complete the Restoration. No payment made prior to the final completion of the Restoration, as certified by the Independent Architect, except for payment made to contractors whose Restoration shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) of the value of the Restoration performed and materials furnished and incorporated into the Improvements from time to time, and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 8.2.4(b) above, shall be at least sufficient to pay for the estimated cost of completion of the Restoration. Final payment of all Proceeds remaining with Administrative Agent shall be made upon receipt by Administrative Agent of a certification by the Independent Architect as to the completion of the Restoration substantially in accordance with the plans and specifications approved by Administrative Agent, final lien releases, and delivery of a temporary or permanent certificate of occupancy with respect to the Restoration, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.

(b) If, after the Restoration is completed and all costs of completion have been paid, there are excess Proceeds, Administrative Agent shall apply such excess Proceeds with respect to the Taking of or Casualty to the Property to the payment or prepayment of all or any portion of the Debt in accordance with Section 2.11.2 of this Agreement without penalty or premium and any balance thereof shall be disbursed (i) if the Mezzanine Loan is then outstanding, to Mezzanine Administrative Agent for application in accordance with the terms of the Mezzanine Loan Documents, (ii) if the Mezzanine Loan has been repaid in full, to Borrower or Hotel Lessee.

IX. IMPOSITIONS, LIENS AND OTHER ITEMS.

9.1 Borrower and Hotel Lessee to Pay Impositions.

(a) Borrower and Hotel Lessee shall pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. If at any time Administrative Agent reasonably determines, based on applicable Legal Requirements, that any applicable mortgage recording taxes (or payments in lieu thereof) have not been paid with respect to the Property, Borrower agrees that Borrower shall, on demand, pay any such additional mortgage recording taxes. Borrower and Hotel Lessee will deliver to Administrative Agent receipts for payment or other evidence reasonably satisfactory to Administrative Agent that the Impositions have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Impositions would otherwise be delinquent if not paid. Notwithstanding the foregoing, Borrower’s and Hotel Lessee’s obligation to directly pay Impositions for which Administrative Agent is reserving funds pursuant to Section 17.1 (and to provide evidence of the same) shall be suspended for as long as Borrower complies with the terms and provisions of Section 17.1. Nothing contained in this Agreement or the Security Instrument shall be construed to require Administrative Agent to pay any tax, assessment, levy or charge imposed on Borrower or Hotel Lessee in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

(b) Nothing contained in this Agreement shall be deemed to require Borrower or Hotel Lessee to pay any amount, as long as Borrower or Hotel Lessee is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof in accordance with Section 9.3. Notwithstanding anything set forth herein, in no event shall Borrower or Hotel Lessee be permitted under this Section 9.1(b) or under Section 9.3 to enter into a note or other instrument for borrowed money.

9.2 No Liens. Subject to its right of contest set forth in Section 9.3, Borrower and Hotel Lessee shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Administrative Agent, the lienor or any other Person) thereof. Borrower and Hotel Lessee shall do or cause to be done, at the sole cost of Borrower or Hotel Lessee, everything reasonably necessary to fully preserve the priority of the Lien of the Security Instrument against the Property, subject to the Permitted Encumbrances. Upon the occurrence of an Event of Default with respect to its obligations as set forth in this Article IX, Administrative Agent may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Administrative Agent on demand for all such advances pursuant to Section 20.12 (together with interest thereon at the Default Rate).

9.3 Contest. Borrower or Hotel Lessee, at its own expense, may contest (after prior written notice to Administrative Agent) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Impositions, any Liens imposed on the Property, and the application of any Legal Requirement, provided that:

(a) no Event of Default shall exist and be continuing hereunder;

(b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument and any applicable Legal Requirements to which Borrower, Hotel Lessee or the Property is subject;

(c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost;

(d) Borrower or Hotel Lessee shall keep Administrative Agent informed of the status of such contest at reasonable intervals;

(e) if Borrower or Hotel Lessee, as applicable, is not providing security as provided in clause (g) below, adequate reserves with respect thereto are maintained on Borrower’s or Hotel Lessee’s books (as determined by an Independent Accountant);

(f) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded; provided, however, that with respect to any Lien filed by any Contractor in respect of work or services performed or materials supplied to the Property, the same shall be required to be discharged of record (whether by bonding, payment or otherwise) regardless of amount within forty-five (45) days from the date such Lien first encumbers the Property; and

(g) in the case of Impositions and Liens which are not bonded (other than those required to be discharged of record pursuant to subclause (f) hereof or which have been paid in full), during such contest, Borrower or Hotel Lessee shall deposit with or deliver to Administrative Agent either Cash and Cash Equivalents or Letter(s) of Credit in an amount equal to one hundred twenty-five percent (125%) of (i) the amount of Borrower’s or Hotel Lessee’s obligations being contested plus (ii) any additional interest, charge, or penalty arising from such contest.

Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower and Hotel Lessee promptly shall comply with any contested Legal Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Administrative Agent’s reasonable judgment, in imminent danger of being forfeited or lost or Administrative Agent is likely to be subject to civil or criminal damages as a result thereof (and Administrative Agent shall make any deposit held by it in connection therewith available for such compliance by Borrower or Hotel Lessee). Borrower and Hotel Lessee shall promptly upon final determination thereof pay the amount of any such Impositions, or Lien, together with all costs, interest and penalties which may be payable in connection therewith, and comply with any such contested Legal Requirement.

X. TRANSFERS.

10.1 Reliance by Administrative Agent and Lenders. Borrower and Hotel Lessee acknowledge that Administrative Agent and the Lenders have examined and relied on the experience of Borrower and certain of its members and principals in owning, leasing, developing, constructing and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s owning, leasing, development and construction of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Obligations under the Loan Documents. Borrower and Hotel Lessee acknowledge that Administrative Agent and the Lenders have a valid interest in maintaining the value of the Property so as to ensure that, should Borrower or Hotel Lessee default in the repayment of the Debt or the performance of the Obligations, Administrative Agent on behalf of the Lenders can recover the Debt by a sale of the Property.

10.2 No Transfers. Except for Permitted Transfers, without the prior written consent of Administrative Agent, neither Borrower nor Hotel Lessee shall, nor shall Borrower or Hotel Lessee permit to occur, any (a) Transfer of (i) the Property, any part thereof, or any legal or beneficial interest therein, or (ii) any direct or indirect Equity Interest in Borrower, Hotel Lessee, Mezzanine Borrower or Guarantor, or (b) change of Control of Borrower, Hotel Lessee, Mezzanine Borrower or Guarantor which would result in the Control Requirement not being satisfied. Administrative Agent shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Administrative Agent’s consent in violation of this Article X that constitutes an Event of Default. The provisions of this Section 10.2 shall apply to every such Transfer (other than a Permitted Transfer) regardless of whether voluntary or not, or whether or not Administrative Agent has consented to any previous such Transfer.

10.3 Permitted Transfers.

(a) Notwithstanding the foregoing provisions of Section 10.2 or anything else to the contrary contained in this Agreement, the following Transfers (each, a “Permitted Transfer” and, collectively, the “Permitted Transfers”) shall be permitted without Administrative Agent’s prior written consent thereto, but shall be subject to the satisfaction of the terms and conditions precedent set forth below:

(i) The acquisition of the Property (or any portion thereof) by any Person in connection with the exercise of remedies by Administrative Agent or Lenders under the Loan Documents;

(ii) (A) The pledge by Mezzanine Borrower of its direct Equity Interest in Borrower (but not of any direct interest in the Property) to Mezzanine Administrative Agent pursuant to the Mezzanine Loan Documents; and (B) the acquisition of such Equity Interests by any Person in connection with the exercise by Mezzanine Administrative Agent or any Mezzanine Lender of remedies under the Mezzanine Loan Documents in accordance with the terms of the Intercreditor Agreement;

(iii) [Intentionally Omitted];

(iv) Leases entered into in accordance with the terms and conditions of the Loan Documents;

(v) Transfers that occur upon the death or incapacity of a natural person that was the holder of such interest by will or devise, or by operation of law to a member of the immediate family of such interest holder or a trust (or other entity) or family conservatorship established for the benefit of such immediate family member; and

(vi) Transfers (but not pledges, collateral assignments, hypothecations, or encumbrances) (A) of up to forty-nine percent (49%) (in the aggregate) of the direct or indirect Equity Interests in Borrower or Hotel Lessee (excluding managing member and general partner interests, if applicable) to one or more Persons who did not own direct or indirect Equity Interests in Borrower or Hotel Lessee as of the Modification Date; (B) for bona fide estate planning purposes to any trust or trusts for the benefit of any one or more of the foregoing persons described in this clause (v); (C) necessary for compliance with ERISA; (D) of direct or indirect Equity Interests in Borrower or Hotel Lessee to and among Persons owning direct or indirect Equity Interests in Borrower or Hotel Lessee as of the Modification Date; (E) of preferred interests in any real estate investment trust owning a direct or indirect interest in Borrower or Hotel Lessee required in order to maintain such Person’s status as a real estate investment trust; or (F) of non-controlling limited partnership or membership interests in an investment fund;

(b) Any Transfer (other than a Permitted Transfer described in Section 10.3(a)(ii)(B) above) that would cause a transferee (together with its Affiliates) who did not previously own 20% or more of the indirect Equity Interests in Borrower or Hotel Lessee to own twenty percent (20%) or more of the indirect Equity Interests in Borrower or Hotel Lessee shall be subject to Administrative Agent’s customary “Know Your Customer” searches and requirements (including credit history check, litigation, bankruptcy, judgment and other customary searches, which searches shall be satisfactory to Administrative Agent in its reasonable discretion).

(c) With respect to the applicable Permitted Transfers described in Section 10.3(a) above, the following conditions must also be satisfied:

(A) no Event of Default shall then exist and be continuing;

(B) subsequent to each such Transfer, the following conditions have been satisfied: (a) the Control Requirement shall be satisfied, and (b) any transferee shall satisfy each Lenders’ Patriot Act/Know-Your Customer compliance requirements;

(C) each SPE Entity will continue to be a Single Purpose Entity, Borrower will continue to own one hundred percent (100%) of the direct Equity Interests in Hotel Lessee, Mezzanine Borrower will continue to own one hundred percent (100%) of the direct Equity Interests in Borrower (except as otherwise set forth in Section 10.3(a)(ii)), and such Transfer will not result in the termination or dissolution of Borrower, Hotel Lessee, Mezzanine Borrower, by operation of law or otherwise;

(D) if such Transfer results in a Person owning more than forty-nine percent (49%) of the direct or indirect interests in Borrower or Hotel Lessee that did not own such amount prior to such Transfer or results in a change of Control of Borrower or Hotel Lessee, then (1) Administrative Agent shall have received a substantive consolidation opinion in form and content acceptable to Administrative Agent, and (2) if required by Administrative Agent, if such Transfer occurs after a Securitization, Borrower, at Borrower’s sole cost and expense, has delivered (or cause to be delivered) a Rating Agency Confirmation;

(E) Borrower shall have reimbursed Administrative Agent for all reasonable, out-of-pocket expenses (including reasonable attorneys’ fees and expenses) actually incurred by Administrative Agent in connection with such Transfer;

(F) upon request from Administrative Agent, Borrower shall promptly provide Administrative Agent with a revised version of the organizational chart delivered to Administrative Agent in connection with the closing of the Loan to the extent necessary to reflect changes thereto;

(G) if notice to Administrative Agent is not otherwise required pursuant to separate provisions under this Agreement, Borrower shall give Administrative Agent written notice of such Transfer together with an Officer’s Certificate certifying that the requirements of this Section 10.3 have been satisfied, not less than ten (10) Business Days prior to the date of such Transfer; provided, however, that the foregoing requirement shall not apply to any Transfer described in clause (v) of Section 10.3(a) above; provided, further, that if Borrower fails to so notify Administrative Agent of any such Transfer, such failure may be remedied by Borrower by providing Administrative Agent with written notice of such Transfer and such other materials required pursuant to this subclause (F) promptly upon notice of such failure from Administrative Agent.

XI. INTEREST RATE CAP AGREEMENT.

11.1 Interest Rate Cap Agreement. Borrower shall, within thirty (30) days after the occurrence of a Springing LIBOR Event, (a) obtain an Interest Rate Cap Agreement with a term continuing for the remaining Term until the Initial Maturity Date, with an Approved Counterparty and having a strike rate (the “Strike Price”) equal to (or, at Borrower’s option, lower than) two percent (2.0%), and (b) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such Interest Rate Cap Agreement. Upon the occurrence of an Alternative Rate Trigger, Borrower shall, within ten (10) Business Days after conversion of all or a portion of the Loan to an Alternative Rate Loan: (i) provide an Interest Rate Cap Agreement which has the effect of capping the Alternative Rate Index rate at a strike price equal to the no greater than the Alternative Rate Strike Price; and (ii) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such Interest Rate Cap Agreement. Notwithstanding the foregoing, if the Alternative Rate Index is not publicly recognized by ISDA as an alternative to LIBOR (or any other then-applicable Rate Index) and/or ISDA has not approved an amendment to hedge agreements generally providing such Alternative Rate Index as a standard alternative to LIBOR (or any other then-applicable Rate Index), Borrower shall purchase such other hedging product as reasonably determined by Administrative Agent or, in the event such product is not commercially available, Borrower and Administrative Agent shall cooperate to find a mutually agreeable alternative to an Interest Rate Cap Agreement that would afford the applicable Lender(s) substantially equivalent protection from increases in the interest rate.

11.2 Pledge. As security for the full and punctual payment and performance of the Debt when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Administrative Agent and hereby grants to Administrative Agent a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (a) any Interest Rate Cap Agreement; (b) all payments, distributions, disbursements or proceeds due or to become due to Borrower in respect of any Interest Rate Cap Agreement or arising out of any Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (c) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of any Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing.

11.3 Covenants.

(a) Borrower shall comply with all of its obligations under the terms and provisions of any Interest Rate Cap Agreement. All amounts paid by the Counterparty under any Interest Rate Cap Agreement to Borrower or Administrative Agent shall be deposited immediately into an account designated by Administrative Agent in a written notice to the Counterparty and shall constitute collateral for the Debt which Borrower hereby irrevocably authorizes Administrative Agent to be applied by Administrative Agent to pay interest then due and payable under the Loan. Subject to terms hereof, provided that no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, any Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Administrative Agent to enforce Administrative Agent’s rights under any Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below “A-” by S&P or Fitch (if Fitch rates such counterparty) or “A3” by Moody’s, or in the event of any default by the Approved Counterparty under an Interest Rate Cap Agreement, Borrower shall replace the applicable Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement within ten (10) Business Days of notice of such downgrade, withdrawal, qualification or default from Administrative Agent.

(d) If Borrower fails to purchase, maintain and deliver to Administrative Agent an Interest Rate Cap Agreement as and when required hereunder, Administrative Agent may purchase the Interest Rate Cap Agreement and the actual cost incurred by Administrative Agent in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is paid by Borrower to Administrative Agent.

(e) Borrower shall not sell, assign, or otherwise dispose of, or encumber, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, encumbrance, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Administrative Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f) Borrower shall not (i) without the prior written consent of Administrative Agent, modify, amend or supplement the terms of any Interest Rate Cap Agreement, (ii) without the prior written consent of Administrative Agent, except in accordance with the terms of the applicable Interest Rate Cap Agreement, cause the termination of any Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Administrative Agent, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to an Interest Rate Cap Agreement) under any Interest Rate Cap Agreement, (iv) without the prior written consent of Administrative Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to an Interest Rate Cap Agreement), which, without such consent or agreement, would constitute a default under the applicable Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under any Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under any Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to an Interest Rate Cap Agreement), to payment, and (vii) fail to give prompt notice to Administrative Agent of any notice of default given by or to Borrower under or with respect to any Interest Rate Cap Agreement, together with a complete copy of such notice.

(g) In connection with any Interest Rate Cap Agreement, upon written request from Administrative Agent, Borrower shall obtain and deliver to Administrative Agent, within ten (10) days of the issuance date of the Interest Rate Cap Agreement, a legal opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Administrative Agent and its successors and assigns may rely (the “Counterparty Opinion”) which shall provide, in relevant part, that:

(i) the Counterparty and, if applicable, any guarantor of the Counterparty’s obligations, are each duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement, the Acknowledgment and any guaranty of the Interest Rate Cap;

(ii) the execution and delivery of the Interest Rate Cap Agreement and the Acknowledgment by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, the Acknowledgment and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, the Acknowledgment and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

In addition, the Counterparty Opinion shall contain opinions on such other matters relating to the Interest Rate Cap Agreement and the Acknowledgment as are customary and as Administrative Agent shall reasonably require.

XII. MAINTENANCE OF PROPERTY

12.1 Maintenance of Property. Borrower and Hotel Lessee shall each keep and maintain, or cause to be kept and maintained, the Property and every part thereof it owns or controls in reasonably good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by Casualty or Takings, shall not permit or commit any waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower and Hotel Lessee each further covenants to do or cause to be done all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Neither Borrower nor Hotel Lessee shall remove or demolish any Improvement on the Property, except as the same may be necessary in connection with (i) the Project, (ii) an Alteration, (iii) a Restoration in connection with a Taking or Casualty, (iv) activities of operating the Property in the ordinary course or (v) as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.

12.2 Conditions to Alterations. Other than as provided herein with respect to the Improvements, and provided that no Event of Default shall have occurred and be continuing hereunder, Borrower and Hotel Lessee shall have the right to undertake any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) as long as (a) such Alteration is undertaken in compliance with all applicable Legal Requirements and otherwise in accordance with the applicable provisions of the Loan Documents and each Management Agreement, (b) any Material Alteration shall be conducted under the supervision of an Independent Architect and, in connection with any Material Alteration, Borrower or Hotel Lessee shall deliver to Administrative Agent, for approval by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, reasonably detailed plans and specifications and cost estimates therefor, prepared by such Independent Architect, and (c) in the case of any Material Alteration, Administrative Agent shall have given its written consent thereto prior to the commencement thereof (which consent Administrative Agent agrees not to unreasonably withhold, condition or delay, but which may be subject to Administrative Agent’s customary conditions with respect to Alterations (including for example, evidence of required insurance coverage, reimbursement of Administrative Agent’s out-of-pocket review costs and compliance with applicable law)). Such plans and specifications may be revised at any time and from time to time by such Independent Architect, provided that, in the case of any Material Alteration, material revisions of such plans and specifications are approved by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner. All materials used in connection with any Alteration, unless otherwise approved by Administrative Agent, shall not be less than the standard of quality of the materials used at the Property and all materials used shall be in compliance with all applicable Legal Requirements and Insurance Requirements.

XIII. BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION.

13.1 Books and Records. Borrower and Hotel Lessee shall keep and maintain books and records separate from any other Person in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Notes, the Property, and the business and affairs of Borrower and Hotel Lessee relating to the Property, which shall reflect, on a Fiscal Year basis, all items of income and expense in connection with the operation on an individual basis of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Administrative Agent and its authorized representatives shall have the right at reasonable times on a Business Day and upon reasonable notice to examine the books and records of Borrower and/or Hotel Lessee relating to the operation of the Property and to make such copies or extracts thereof as Administrative Agent may reasonably require. Borrower shall pay any reasonable, out-of-pocket costs and expenses actually incurred by Administrative Agent to examine Borrower’s or Hotel Lessee’s accounting records with respect to the Property, as Administrative Agent shall determine to be necessary or appropriate in the protection of Administrative Agent’s and Lenders’ interests under the Loan Documents. Upon Administrative Agent’s reasonable request, Borrower and Hotel Lessee shall provide such other information necessary and sufficient to fairly represent the financial condition of Borrower, Hotel Lessee and the Property.

13.2 Reporting.

13.2.1 Annual Reports. Within one hundred twenty (120)  days following the end of each calendar year (beginning with fiscal year 2021), Borrower shall provide or cause to be provided to Administrative Agent the following: (a) a complete copy of Borrower’s annual financial statements setting forth the financial condition of Borrower, which shall be audited by an Independent Accountant or other Independent certified public accountant reasonably acceptable to Administrative Agent (including an unqualified opinion) in accordance with GAAP (or such other accounting basis acceptable to Administrative Agent and consistently applied) and (b) an Officer’s Certificate from Borrower certifying that such annual financial statements are true and correct in all material respects and fairly present the financial condition of Borrower. Borrower shall deliver Administrative Agent copies of all federal income tax returns filed by Borrower within forty-five (45) days after the filing thereof.

13.2.2 Quarterly and Monthly Reports. Borrower and Hotel Lessee shall provide or cause to be provided to Administrative Agent, reported separately as indicated below:

(a) Quarterly Reporting. Within forty five (45) days following the end of each calendar quarter, (i) quarterly and year-to-date operating statements prepared for each prior quarter, noting Net Operating Income, Operating Income (and any other revenues not already included therein, including all accounts receivables, bad debts and collections), Operating Expenses, and Capital Expenditures (and, upon Administrative Agent’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such prior quarter), and containing a comparison of budgeted income and expenses and the actual income and expenses, together with a detailed explanation of any variances of five percent (5%) or more, all in form satisfactory to Administrative Agent; (ii) a copy of the quarterly statements for the Collection Account and the Cash Management Account; and (iii) a certified rent roll as of the end of the prior calendar quarter; and (iv) an Officer’s Certificate certifying (A) that such statements are true and correct in all material respects and fairly present the financial condition and the results of operations of Borrower, Hotel Lessee and the Property (subject to normal year-end adjustments), and (B) whether any Events of Default then exist (and if so, the nature thereof, the period of time it has existed, and the action then being taken to remedy the same).

(b) Monthly Reporting. Not later than twenty (20) days following the end of each calendar month during the Term, Borrower and Hotel Lessee shall deliver to Administrative Agent:

(i) unaudited financial statements of Borrower and Hotel Lessee, internally prepared in accordance with GAAP including a balance sheet as of the end of such calendar month and a statement of revenues and expenses for such calendar month and for the year to date. Such statements for such calendar month shall be accompanied by an Officer’s Certificate certifying that such statements fairly represent the financial condition and results of operations of Borrower and Hotel Lessee in all material respects. Such financial statements shall contain such other information as shall be reasonably requested by Administrative Agent for purposes of calculations to be made by Administrative Agent pursuant to the terms hereof;

(ii) a rent roll for the Non-Hotel Units, dated as of the last month of such fiscal quarter, showing the current annualized rent for the Non-Hotel Units (as of the date of such rent roll), and the expiration date of each Lease. Such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date;

(iii) a schedule of receivables, bad debts and collections;

(iv) a schedule of any Leases entered into during the calendar month; and

(v) with respect to the Hotel Unit, a report of occupancy for the subject month (including, without limitation, the occupancy rates, average daily room rates and room revenues for such month, a STAR benchmarking report, and, upon Administrative Agent’s request, such other information necessary and sufficient to fairly represent in all material respects the financial position and results of operation of the Hotel Unit during such calendar month.

It is acknowledged by Administrative Agent and Lenders that all financial statements and other financial reporting required pursuant to this Agreement (x) with respect to the Hotel Unit will be provided by Hotel Lessee and (y) with respect to the Non-Hotel Units will be provided by Borrower.

13.3 Management Agreements; Development Management Agreement]. Borrower and Hotel Lessee shall deliver to Administrative Agent, within ten (10) Business Days of the receipt thereof by Borrower or Hotel Lessee, a copy of all material reports prepared by (i) each Manager pursuant to each Management Agreement (including the Annual Operating Budget and any inspection reports, and reports of monthly revenues and fees payable to the Manager and the basis for the calculation thereof) and (ii) Development Manager pursuant to the Development Management Agreement (including reports of monthly revenues and fees payable to the Development Manager and the basis for the calculation thereof).

13.4 Predevelopment Updates. Upon written request of Administrative Agent, Borrower and Hotel Lessee shall deliver to Administrative Agent reasonable monthly updates of the status of all material approvals or licenses (including changes to zoning status) by, or permit applications with, any Governmental Authorities concerning the Project.

13.5 Copies of Documents Relating to Property. Borrower and Hotel Lessee shall deliver to Administrative Agent, within ten (10) Business Days of the receipt thereof by Borrower or Hotel Lessee, as applicable, copies of all material filings, material correspondence, approvals, proposals and similar materials relating or delivered to applicable Governmental Authorities which relate to the Property.

13.6 Other Information. Borrower and Hotel Lessee shall furnish to Administrative Agent, within thirty (30) days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower or Hotel Lessee (including a rent roll) as may be reasonably requested by Administrative Agent. Borrower and Hotel Lessee shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against Borrower, Hotel Lessee or Guarantor which would reasonably be expected to have a Material Adverse Effect.

13.7 Annual Operating Budget. For any partial year period commencing on the Closing Date, and for each Fiscal Year thereafter, Borrower shall submit to Administrative Agent an Annual Operating Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Administrative Agent. The Annual Operating Budget submitted shall be subject to Administrative Agent’s written approval (each such Annual Operating Budget, an “Approved Annual Operating Budget”), which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Administrative Agent objects to a proposed Annual Operating Budget submitted by Borrower, Administrative Agent shall advise Borrower of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such reasonable objections), and Borrower shall promptly revise such Annual Operating Budget and resubmit the same to Administrative Agent. Administrative Agent shall advise Borrower of any objections to such revised Annual Operating Budget within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 13.7 until Administrative Agent approves the Annual Operating Budget. If Administrative Agent transmits in writing any request by Administrative Agent for such additional information as may be reasonable under the circumstances within said ten (10) Business Day Period, then Administrative Agent shall be deemed to have responded on a timely basis. Until such time that Administrative Agent and, as long as the Mezzanine Loan is outstanding, Mezzanine Administrative Agent, approves a proposed Annual Operating Budget, the most recently Approved Annual Operating Budget shall apply; provided, however, that such Approved Annual Operating Budget shall be adjusted to reflect actual increases in Impositions, Insurance Premiums and utilities expenses.

XIV. INTENTIONALLY OMITTED.

XV. SECONDARY MARKET TRANSACTIONS

15.1 Secondary Market Transactions.

(a) Borrower and Hotel Lessee acknowledge and agree that any Lender may, subject to the provisions of this Section 15.1(a), Section 15.1(b), and Article XVI, (i) sell, transfer or assign all or any portion of its interest in the Loan and/or the Loan Documents, (ii) grant or issue one or more participations therein, (iii) create within the Loan Documents one or more senior and subordinate notes or multiple components of such note or notes, and thereafter sell, assign, participate or syndicate all or any part of any variant of the Notes, and/or (iv) consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include all or any portion of the Loan and the Loan Documents (a “Securitization”, and together with any other such sales, transfers, and/or participations described in the foregoing clauses, collectively, a “Secondary Market Transaction”); provided, however, that:

(A) after giving effect to such Secondary Market Transaction, the total maximum principal amount of the Loan and the Mezzanine Loan and/or any Tranches therein created by a Secondary Market Transaction shall not exceed the sum of the Loan Amount and the Mezzanine Loan Amount;

(B) except to the extent set forth in Section 15.2, the Secondary Market Transaction shall not increase (other than with respect to ministerial and other de minimis matters) Borrower’s, Hotel Lessee’s or any Guarantor’s obligations or decrease (other than with respect to ministerial and other de minimis matters) their rights under the Loan Documents;

(C) provided that no Event of Default then exists, prior to the funding in full by a Lender of its Commitment, any assignee or transferee of the unfunded any portion such Lender’s Commitment shall be an Eligible Assignee;

(D) provided no Event of Default then exists, the portion of the Loan subject to each Secondary Market Transaction shall not be less than $25,000,000 or such lesser amount held by the assigning Lender, unless Borrower otherwise consents; and

(E) except to the extent set forth in Section 15.2(c), Borrower shall not be obligated to incur any cost and expense in connection therewith.

If any Lender determines at any time to participate in a Secondary Market Transaction, then at such Lender’s request, Administrative Agent may forward to each actual or potential purchaser, transferee, assignee, servicer, participant or investor in the Loan or such Securities, any Rating Agency, any organization maintaining databases on the underwriting and performance of commercial loans, trustees, and their counsel, and accountants, all documents and information which Administrative Agent now has or may hereafter acquire relating to the Loan, Borrower, Hotel Lessee, any Guarantor, and any direct or indirect equity owner of Borrower or Hotel Lessee, which shall have been furnished to Administrative Agent in connection with the Loan, as such Lender in its reasonable discretion determines necessary or desirable to complete the Secondary Market Transaction; provided that, in each case Administrative Agent shall require that each recipient of such information execute with Administrative Agent a commercially reasonable confidentiality agreement to which Borrower, Hotel Lessee and Guarantor are express third party beneficiaries (a “Confidentiality Agreement”).

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing herein shall prohibit Administrative Agent and Lenders from selling, assigning or otherwise transferring all or any portion of their respective interests in the Loan at any time in the event that Administrative Agent or Lenders are required to sell all or any portion of their respective interests in the Loan in order to comply with applicable Legal Requirements; provided that the foregoing shall not absolve Administrative Agent and/or the applicable Lenders of their obligations to comply with conditions (A) through (C) and (E) above.

(b) Administrative Agent, acting solely for this purpose as non-fiduciary agent of Borrower and Hotel Lessee, shall maintain a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of each of the Notes (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Hotel Lessee, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, including the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Any assignment or sale of all or part of such Note may be effected only by registration of such assignment or sale on the Register. In addition, each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower and Hotel Lessee, maintain a register on which it enters the name of all participants in the Notes held by it and the principal amount (and stated interest thereon) of the portion of the Note which is the subject of the participation (the “Participant Register”). A Note may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Note may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

15.2 Borrower and Hotel Lessee Cooperation.

(a) In connection with any Secondary Market Transaction, upon written request, Borrower and Hotel Lessee shall, at no out-of-pocket cost to Borrower or Hotel Lessee in excess of $5,000 unless promptly reimbursed by the Lenders, execute and deliver to Administrative Agent such reasonable documents, instruments, certificates, financial statements and assignments and use commercially reasonable efforts to do such other reasonable acts and provide such reasonable information, and participate in such meetings and discussions, in each case that are reasonably necessary to facilitate the consummation of each Secondary Market Transaction, including executing and delivering such documents and agreements (and delivering such opinions of counsel with respect thereto as Administrative Agent may reasonably require) necessary to (i) restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or reduce the number of notes, and/or (ii) establish different interest rates between the Loan and the Mezzanine Loan and to require the payment of the Loan and the Mezzanine Loan in such order or priority as may be designated by Administrative Agent (collectively, “Tranches”), and/or (iii) modify the Payment Dates, the Interest Determination Date, and the Interest Period under the Loan Documents; provided, however, that (A) the aggregate principal amount of such Tranches as of their date of creation shall comply with the conditions in clauses (A)-(C) of Section 15.1(a), (B) absent an Event of Default or the application of Proceeds in reduction of the Loan or a voluntary partial prepayment by Borrower, the interest rate of all such Tranches on both the Loan and the Mezzanine Loan shall be set such that, taking into account the then current projected draw schedule, amounts actually funded under each of the Loan and the Mezzanine Loan, and the aggregate amount of interest projected to be paid on the Loan and the Mezzanine Loan, interest on the Loan and the Mezzanine Loan shall be equal to the aggregate amount of the Minimum Multiple and interest that would be paid on a loan which funded on the same draw schedule and had an interest rate equal to the Blended Rate, and (C) neither Borrower nor Hotel Lessee shall be required to take any action that would cause a breach of any term or provision of the Mezzanine Loan Documents. If Borrower or Hotel Lessee fails to cooperate with Administrative Agent within fifteen (15) Business Days of written request by Administrative Agent, Administrative Agent is hereby appointed as Borrower’s or Hotel Lessee’s, as applicable, attorney in fact, coupled with an interest, to execute any and all documents necessary to accomplish such modifications (but in any event the Loan Documents shall be deemed to have been modified to incorporate any such modifications as Administrative Agent may so notify Borrower or Hotel Lessee of in writing) and at Administrative Agent’s option, declare such failure to be an Event of Default.

(b) At no out-of-pocket cost to Borrower or Hotel Lessee in excess of $5,000 unless promptly reimbursed by the Lenders, and at the request of Administrative Agent, Borrower and Hotel Lessee shall provide information, regarding Borrower, Hotel Lessee, Guarantor or the Property which is not in the possession of Administrative Agent and which may be reasonably required by Administrative Agent on behalf of a Lender in order to satisfy the market standards to which Administrative Agent or such Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies or required by applicable Legal Requirements in connection with any such Secondary Market Transaction, including to: (i) provide additional and/or updated information concerning Borrower, Hotel Lessee, any Guarantor, each Manager, Development Manager or the Property, together with appropriate verification and/or consents related to such information through letters of auditors reasonably acceptable to Administrative Agent and the Rating Agencies (the “Updated Information”); (ii) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Administrative Agent (subject to Borrower’s right to limit expenditures or be reimbursed for same by Administrative Agent, as provided in this Article XV) to obtain, collect, and deliver information requested or required by Administrative Agent or the Rating Agencies; (iii) use commercially reasonable efforts to deliver such additional tenant estoppel letters with respect to Retail Leases or, if applicable, estoppels from parties to agreements that affect the Property and who are required to provide the same, which estoppel letters shall be reasonably satisfactory to Administrative Agent and the Rating Agencies; (iv) deliver (1) new or updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Borrower, Hotel Lessee, any SPE Component Entity, Guarantor and their respective Affiliates, and the Loan Documents (including a so-called “10b-5” opinion), and (2) revised organizational documents for Borrower, Hotel Lessee and any SPE Component Entity and certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Hotel Lessee and SPE Component Entity as of the date of the Secondary Market Transaction, which counsel opinions and revisions to organizational documents shall be reasonably satisfactory to Administrative Agent and the Rating Agencies; (v) make such representations and warranties as of the closing date of the Secondary Market Transaction with respect to the Property, Borrower, Hotel Lessee, any SPE Component Entity, Guarantor and the Loan Documents as may be reasonably requested by Administrative Agent or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; (vi) if requested by Administrative Agent, review any information specifically identified by Administrative Agent for review by Borrower regarding the Property, Borrower, Hotel Lessee, any Guarantor, each Manager, Development Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Administrative Agent; and (vii) supply to Administrative Agent updates to such documentation, financial statements and reports which were delivered at or prior to the Closing Date in form and substance reasonably required in order to comply with any applicable securities laws (the “Financial Information”).

(c) Borrower and Hotel Lessee shall not be obligated to incur any cost and expense in excess of $5,000 in connection with complying with the requests made under Section 15.1 or this Section 15.2 and under Sections 15.1 and 15.2 of the Mezzanine Loan Agreement, it being agreed that the reasonable fees and expenses of Borrower’s and Hotel Lessee’s counsel incurred in connection with a Secondary Market Transaction shall be paid by the Lenders.

(d) If, at the time a Disclosure Document is being prepared for a Securitization, Administrative Agent expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower and Hotel Lessee shall furnish to Administrative Agent upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Administrative Agent expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Administrative Agent expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Administrative Agent (A) within ten (10) Business Days after notice from Administrative Agent in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. If requested by Administrative Agent, Borrower and Hotel Lessee shall furnish to Administrative Agent, within ten (10) Business Days after Lender’s request, (1) a list of tenants (if any) (including all affiliates of such tenants) that in the aggregate (y) occupy ten percent (10%) or more (but less than twenty percent (20%)) of the total floor area of the improvements or represent ten percent (10%) or more (but less than twenty percent (20%)) of aggregate base rent, and (z) occupy 20% or more of the total floor area of the improvements or represent twenty percent (20%) or more of aggregate base rent, (2) financial data and/or financial statements for any tenant of the Property (in form and substance sufficient to satisfy the requirements of Item 1112 of Regulation AB as determined by Administrative Agent) if, in connection with a Securitization, Administrative Agent expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor, and (3) such other or additional financial statements, or financial, statistical or operating information, and/or other forms of such information as has been previously provided for such tenants, as Administrative Agent shall determine to be required pursuant to Regulation AB, Regulation S-K or Regulation S-X, as applicable, or any amendment, modification or replacement thereto or other Legal Requirements applicable to the Loan or any such Secondary Market Transaction in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Secondary Market Transaction or as shall otherwise be requested by the Administrative Agent. All financial statements provided by Borrower or Hotel Lessee pursuant to this Section 15.2 shall be prepared in accordance with GAAP and shall meet the requirements of Regulation AB, Regulation S-K, and Regulation S-X, as applicable, and all other applicable Legal Requirements applicable to the Loan or any such Secondary Market Transaction, and shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet all such requirements, and shall be further accompanied by a manually executed written consent of such independent accountants, in form and substance acceptable to Administrative Agent, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial statements shall be certified by the chief financial officer of Borrower or Hotel Lessee, which certification shall state that such financial statements meet the requirements set forth in this Section 9.2.

15.3 Securitization Indemnification.

(a) Borrower and Hotel Lessee each understands that information provided to Administrative Agent by Borrower, Hotel Lessee and/or their respective agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or Exchange Act, and may be made available to investors or prospective investors in the Securities, rating agencies, investment banking firms, any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act (without regard to whether or not such credit rating agency has been engaged by Administrative Agent or its designees in connection with, or in anticipation of, a Securitization), accounting firms, law firms and other third party advisory and service providers relating to the Securitization. Borrower and Hotel Lessee each also understands that the findings and conclusions of any third-party due diligence report obtained by the Administrative Agent, the issuer of any Securitization or any Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder. Borrower and Hotel Lessee shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, delivered to Borrower for its review and comment specifying the sections thereof that Administrative Agent desires Borrower to review, an agreement (A) certifying that Borrower has examined such sections of the Disclosure Documents specified by Administrative Agent relating to Borrower, Hotel Lessee, their Affiliates, the Property, any Affiliated Manager, and Guarantor, and/or the Loan (such sections, “Applicable Sections”) and that no such Applicable Sections contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Applicable Sections, in the light of the circumstances under which they were made, not misleading in any material respect (and provided further that any corrections or updates provided by Borrower to such Applicable Sections shall have been incorporated therein to the extent true and accurate), (B) indemnifying Administrative Agent, the Lenders, the other Indemnified Parties and any Person that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors and officers who have signed the Registration Statement, and each Person that controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and officers, each Person who controls a member of the Lender Group or such placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses (collectively, the “Liabilities”) to which Administrative Agent, any Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Applicable Sections so certified by Borrower or arise out of or are based upon the omission by Borrower to state in such Applicable Sections a material fact required to be stated in such Applicable Sections or necessary in order to make the statements in such Applicable Sections, in light of the circumstances under which they were made, not misleading in any material respect (and provided further that any corrections or updates provided by Borrower to such Applicable Sections shall have been incorporated therein to the extent true and accurate), and (C) agreeing to reimburse Administrative Agent, Lenders, the Lender Group and/or the Underwriter Group for any legal or other expenses incurred by Administrative Agent, Lenders, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Loss arises out of or is based upon any such untrue statement or omission made in the Applicable Sections so certified by Borrower in reliance upon and in conformity with information furnished to Administrative Agent by Borrower, Guarantor, or any of their Affiliates in connection with the preparation of such Applicable Sections or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Hotel Lessee, operating statements and rent rolls with respect to the Property (and provided further that any corrections or updates provided by Borrower to such Applicable Sections shall have been incorporated therein to the extent true and accurate). The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have. In connection with Exchange Act Filings, Borrower shall (i) indemnify Administrative Agent, Lenders, the Lender Group and the Underwriter Group for Liabilities to which Administrative Agent, Lenders, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission to state in the Applicable Sections so certified by Borrower a material fact required to be stated in such Applicable Sections in order to make the statements in such Applicable Sections, in light of the circumstances under which they were made, not misleading in any material respect, and (ii) reimburse Administrative Agent, Lenders, the Lender Group or the Underwriter Group for any legal or other expenses incurred by Administrative Agent, Lenders, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(b) Promptly after receipt by an indemnified party under this Section 9.3 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.3, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.3, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(c) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 9.3 is for any reason held to be unenforceable as to an indemnified party in respect of any Losses (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Section 9.3, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the relative knowledge of Borrower and the applicable issuer(s) of the Securities in connection with the Securitization, and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Administrative Agent, Lenders and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(d) The liabilities and obligations of Borrower, Hotel Lessee, Administrative Agent and Lenders under this Section 9.3 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

15.4 Rating Agency Confirmations. Borrower and Hotel Owner each acknowledges and agrees that if the Loan is part of a Securitization, Administrative Agent may be required to obtain confirmation from one or more Rating Agencies that the granting of certain consents, approvals, or waivers (and certain other actions of Administrative Agent) will not cause a downgrade, withdrawal or qualification of any ratings of the Securities or any class thereof, and that any such consent or approval by Administrative Agent may be conditions upon receipt of such confirmation and the satisfaction of any conditions precedent thereto required by such Rating Agencies. The circumstances under which this might arise include, but are not limited to, request to approve the replacement of a property manager, and requests for approvals of Transfers. Borrower shall be responsible for any and all fees and costs incurred in order to obtain any such Rating Agency confirmation (and Administrative Agent shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation).

15.5 Servicer. At the option of Administrative Agent, the Loan may be serviced by a servicer (any such servicer, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Administrative Agent and Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Administrative Agent and Servicer. Borrower shall not be responsible for payment of any set up fees or any other initial costs relating to or arising under the Servicing Agreement or the monthly non-special servicing fee due to Servicer under the Servicing Agreement; provided, however, Borrower shall be responsible for the payment of any “special servicing”, “workout”, and “liquidation” fees incurred pursuant to the Servicing Agreement in connection with any default or workout of the Loan.

XVI. ASSIGNMENTS AND PARTICIPATIONS.

16.1 Assignment and Acceptance. The parties to each Secondary Market Transaction assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, with (and subject to) the subscribed consent of Administrative Agent. Upon the consummation of any assignment pursuant to this Section 16.1, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements in accordance with Section 7.1.11 so that, if required, a new Note or Notes are issued to the assignee. In connection with any such assignment, the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 (and Borrower shall not be liable for any portion of such $3,500 fee). If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.16. No assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.16 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with Borrower’s prior written consent or by reason of the provisions of Section 2.16 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist. Subject to the provisions of Section 2.16, each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

16.2 Effect of Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the assigning Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (b) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, the assigning Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance.

16.3 Content. By executing and delivering an Assignment and Acceptance, Administrative Agent and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than as provided in such Assignment and Acceptance, Administrative Agent makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (b) Administrative Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or Hotel Lessee or the performance or observance by Borrower or Hotel Lessee of any of their obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (e) such assignee appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Administrative Agent by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (f) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by Administrative Agent.

XVII. RESERVE ACCOUNTS.

17.1 Tax Reserve Account. Subject to Section 4.4.5(a), if Borrower elects to make any portion of any such payment from an Advance, Borrower shall request Advances to pay for Impositions not later than the Payment Date immediately preceding each date on which an installment of Impositions shall be due and payable; provided, however, that, from and after the Payment Date first occurring following written notice from Administrative Agent to Borrower instructing Borrower to begin making deposits to the Tax Reserve Account, and on each Payment Date thereafter, Borrower shall deposit into the Tax Reserve Account, first as set forth in Section 5.1.6(a) and, to the extent such funds are insufficient, second from Interest/OpEx Advances under this Agreement and third from funds provided by Borrower, an amount equal to one-twelfth of the annual Impositions that Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Administrative Agent sufficient funds to pay all such Impositions at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof (hereinafter called the “Monthly Tax Reserve Amount”, and the aggregate amount of funds held in the Tax Reserve Account being the “Tax Reserve Amount”). Notwithstanding the foregoing, but subject to and in accordance with the terms of Section 17.6, (i) Interest/OpEx Advances from the Interest/OpEx Allocation shall first be used to make deposits of the Monthly Tax Reserve Amount, (ii) then amounts available in the Excess Cash Flow Reserve Account shall be utilized to make deposits of the Monthly Tax Reserve Amount, and (iii) then, to the extent such funds are insufficient to fully fund the Monthly Tax Reserve Amount, Borrower shall deposit the balance from its own funds. Administrative Agent will apply the Monthly Tax Reserve Amount to payments of Impositions required to be made by Borrower pursuant to this Agreement and under the Security Instrument, subject to Borrower’s right to contest Impositions in accordance with Section 9.3. In making any payment relating to the Tax Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof until such time as Borrower shall notify Administrative Agent of a potential inaccuracy in any bill, statement or estimate or challenge the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions pursuant to this Agreement, Administrative Agent shall credit such excess against future payments to be made to the Tax Reserve Account. Upon payment of the Impositions, Administrative Agent shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account. Any Tax Reserve Amount remaining on deposit in the Tax Reserve Account upon the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full) shall be disbursed to Mezzanine Administrative Agent for application in accordance with the Mezzanine Loan Documents, or if the Mezzanine Loan shall no longer be outstanding, to Borrower.

17.2 Insurance Reserve Account. Subject to Section 4.4.5(b), if any Borrower elects to make any portion of any such payment from an Advance, such Borrower shall request Advances to pay for Insurance Premiums payable by such Borrower not later than the Payment Date immediately preceding each date on which the Insurance Premiums will be payable for the renewal of the coverage afforded by the applicable Policies upon the expiration thereof; provided, however, that, from and after the Payment Date first occurring following written notice from Administrative Agent to Borrower instructing Borrower to begin making deposits to the Insurance Reserve Account, and on each Payment Date thereafter, Borrower shall deposit into the Insurance Reserve Account, first as set forth in Section 5.1.6(a) and, to the extent such funds are insufficient, second from Interest/OpEx Advances under this Agreement and third from funds provided by Borrower, an amount equal to one-twelfth of the Insurance Premiums payable by Borrower that Administrative Agent reasonably estimates, based on the most recent bill, will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Administrative Agent sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount”, and the aggregate amount of funds held in the Insurance Reserve Account being the “Insurance Reserve Amount”). Notwithstanding the foregoing, but subject to and in accordance with the terms of Section 4.4.5 and 17.6, (i) Interest/OpEx Advances from the Interest/OpEx Allocation shall first be used to make deposits of the Monthly Insurance Reserve Amount, (ii) then amounts available in the Excess Cash Flow Reserve Account shall be utilized to make deposits of the Monthly Insurance Reserve Amount, and (iii) then, to the extent such funds are insufficient to fully fund the Monthly Insurance Reserve Amount, Borrower shall deposit the balance from its own funds. Administrative Agent will apply the Monthly Insurance Reserve Amount to payments of Insurance Premiums required to be made by Borrower pursuant to this Agreement and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof until such time as Borrower shall notify Administrative Agent of a potential inaccuracy in any bill, statement or estimate or challenge the validity of such bill, statement or estimate. If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for Insurance Premiums pursuant to this Agreement, Administrative Agent shall credit such excess against future payments to be made to the Insurance Reserve Account. If at any time Administrative Agent reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay Insurance Premiums by the dates set forth above, Administrative Agent shall notify Borrower of such determination and Borrower shall increase its monthly payments to Administrative Agent by the amount that Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable Policies. Upon payment of such Insurance Premiums, Administrative Agent shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account. Any Insurance Reserve Amount remaining on deposit in the Insurance Reserve Account upon the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full) shall be disbursed to Mezzanine Administrative Agent for application in accordance with the Mezzanine Loan Documents, or if the Mezzanine Loan shall no longer be outstanding, to Borrower.

17.3 FF&E Reserve Account.

(a) Commencing on the Closing Date and on each Payment Date thereafter, Borrower or Hotel Lessee shall deposit with Administrative Agent the applicable percentage of Revenues for each applicable period as set forth in the Hotel Management Agreement, which such amounts will be held in an Eligible Account established by Administrative Agent for the benefit of the Lenders from time to time (the “FF&E Reserve Account”). Amounts so deposited with Administrative Agent shall be disbursed (if at all) as provided in Section 17.3(b) below only for the payment of Approved FF&E Expenditures. Notwithstanding the foregoing, during such period as the Management Condition is satisfied with respect to the Hotel Unit and Hotel Manager is collecting reserves for the payment of Approved FF&E Expenditures pursuant to the Hotel Management Agreement, the requirement for Borrower or Hotel Lessee to make deposits to the FF&E Reserve Account shall be waived. Notwithstanding the foregoing, but subject to and in accordance with the terms of Section 17.6, (i) Interest/OpEx Advances from the Interest/OpEx Allocation shall first be used to make any required deposits in the FF&E Reserve Account, (ii) then amounts available in Excess Cash Flow Reserve Account for shall be utilized to make any required deposits in the FF&E Reserve Account, and (iii) then, to the extent such funds are insufficient, Borrower or Hotel Lessee shall make such deposits from its own funds.

(b) During any period in which Borrower or Hotel Lessee is required to make deposits to the FF&E Reserve Account pursuant to Section 17.3(a) above, Administrative Agent shall disburse funds from the FF&E Reserve Account for the payment of Approved FF&E Expenditures, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Administrative Agent (together with evidence reasonably required by Administrative to evidence satisfaction of the conditions set forth in this Section 17.3(b)) at least ten (10) Business Days prior to the date on which Borrower requests such payment be made; (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default exists; (iii) Administrative Agent shall have received an Officer’s Certificate with all blanks completed and applicable attachments included; (iv) Borrower shall have delivered to Administrative Agent copies of all applicable bills, invoices, receipts and other documentation required by Administrative Agent with respect to Approved FF&E Expenditures for which the disbursement is sought; and (v) at Administrative Agent’s option, Borrower shall furnish Administrative Agent with a title search indicating that the Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and other exceptions to title specifically set forth in the Title Insurance Policy. Administrative Agent shall not be required to make disbursements from the FF&E Reserve Account unless such requested disbursement is in an amount greater than $10,000 (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made). Any amount remaining in the FF&E Reserve Account after the Debt has been paid in full shall be returned to Borrower (provided, however, if at such time Administrative Agent has received written notice that a Mezzanine Loan Event of Default then exists, such funds shall instead be deemed distributed to Borrower and shall be paid to Mezzanine Administrative Agent).

17.4 Replacements and Replacement Funds.

17.4.1 Replacement Reserve. At all times during the Extension Term, commencing on the Payment Date immediately following the Initial Maturity Date, and on each Payment Date thereafter, Borrower shall pay to Administrative Agent the Replacement Monthly Deposit, which is the amount reasonably estimated by Administrative Agent to be due for replacements and repairs required to be made to the Property (collectively, the “Replacements”). The amounts required to be deposited in this Section shall be hereinafter referred to collectively as the “Replacement Reserve,” and shall be held by Administrative Agent in an Eligible Account owned or maintained by Administrative Agent (or its Servicer) entitled “1350 S Dixie LLC for the benefit of Starwood Property Mortgage Sub-12-A, L.L.C., administrative agent for the Lenders – Replacement Reserve” (the “Replacement Reserve Account”).

17.4.2 Disbursements from Replacement Reserve Account. Administrative Agent shall disburse to Borrower the Replacement Reserve from the Replacement Reserve Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Administrative Agent at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid, (b) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Administrative Agent shall have received an Officer’s Certificate (i) stating that all Replacements to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, (ii) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Administrative Agent, (d) at Administrative Agent’s option, Borrower shall furnish Administrative Agent with a title search indicating that the Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and other exceptions to title specifically set forth in the Title Insurance Policy, (e) Borrower shall furnish Administrative Agent with a certificate, qualified to the best of knowledge, reaffirming all representations and warranties of Borrower set forth in this Agreement (or indicating how such have changed) and in the other Loan Documents as of the date of the written request for payment of the Replacement Reserve, and (f) Administrative Agent shall have received such other evidence as Administrative Agent shall reasonably request. Administrative Agent shall not be required to make disbursements from the Replacement Reserve Account unless such requested disbursement is in an amount greater than $10,000 (or a lesser amount if the total amount in the Replacement Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 17.4.

17.4.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

17.5 Intentionally Omitted.

17.6 Excess Cash Flow Reserve Account. During any Cash Management Period, all Excess Cash Flow shall be collected by Administrative Agent for the ratable benefit of the Lenders and all such amounts shall be held by Administrative Agent as additional security for the Loan (the account in which such amounts are held, the “Excess Cash Flow Reserve Account”) and shall be applied in accordance with Section 5.1.6 hereof. Upon the occurrence of a Cash Management Termination Event with respect to any Cash Management Period, any amounts remaining in the Excess Cash Flow Reserve Account shall be released to Borrower. If an Event of Default has occurred and remains outstanding, then Administrative Agent shall apply such funds as determined by Administrative Agent. Any Excess Cash Flow remaining on deposit in the Excess Cash Flow Reserve Account upon the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full, shall be disbursed to Mezzanine Administrative Agent for application in accordance with the Mezzanine Loan Documents, or if the Mezzanine Loan shall no longer be outstanding, to Borrower. Notwithstanding anything to the contrary contained herein, Borrower shall not be entitled to receive any disbursements of amounts on deposit in the Excess Cash Flow Reserve Account as long as any portions of the TI/LC Allocation, the Hotel Unit Work Allocation and/or the Interest/OpEx Allocation remain to be advanced by Lenders hereunder.

XVIII. DEFAULTS.

18.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Debt is not paid in full on the Maturity Date; (B) any regularly scheduled monthly payment of interest hereunder is not paid, provided, that a failure by Borrower to pay any regularly scheduled monthly payment of interest shall not constitute an Event of Default if there are sufficient amounts remaining in the Interest/OpEx Allocation to make such payment in full on the applicable Payment Date and Administrative Agent is required to advance such amount pursuant to this Agreement and fails to advance or pay the same when due; or (C) any prepayment of principal due under this Agreement or the Notes is not paid when due;

(ii) if any deposit to any Collateral Account (other than the Collection Account) required to be made by Borrower or Hotel Lessee pursuant to the terms of this Agreement is not made within ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower;

(iii) subject to Borrower’s and Hotel Lessee’s right to contest as set forth in Section 9.3, if any of the Impositions are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof; provided, that no Event of Default under this clause (iii) shall be deemed to have occurred if no other Event of Default then exists and the funds reserved hereunder for the payment of Impositions are sufficient to pay the same and Administrative Agent fails to pay the same when due;

(iv) if any amount payable by Borrower or Hotel Lessee pursuant to this Agreement, the Notes or any other Loan Document (excluding (A) any of the deposits or payments set forth in clauses (i) through (iii) above and (B) any amount payable by Borrower or Hotel Lessee pursuant to this Agreement, the Notes or any other Loan Document that has an established written notice period or grace or cure period for such payment amount that is separate from this clause (iv)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document and such failure continues for ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower provided, that any failure by Borrower or Hotel Lessee to make a payment hereunder resulting from a Lender’s failure to fund any Advance where all of the conditions to make such Advance set forth in the Loan Documents have been satisfied and such Advance or portion thereof is specifically to be used to make such payment shall not constitute an Event of Default hereunder;

(v) if (A) the Policies required by Section 8.1 are not kept in full force and effect, or (B) certified copies of any of such Policies or certificates of insurance are not delivered to Administrative Agent within ten (10) Business Days after Administrative Agent delivers written request to Borrower therefor; provided that no Event of Default under the foregoing subclause (A) shall be deemed to have occurred if no other Event of Default then exists and the funds reserved hereunder for the payment of Insurance Premiums are sufficient to pay the same and Administrative Agent fails to pay the same when due;

(vi) if a Transfer in violation of Article X shall occur; provided, however, that (A) if (x) such violation is caused as a result of Borrower or Hotel Lessee entering into any Lease (other than any master lease or ground lease with respect to all or any portion of the Property) in violation of the provisions of Section 7.1.19, and (y) such violation is susceptible of being cured and such cure would not result in a material adverse impact on Borrower’s or Hotel Lessee’s ability to performs its obligations under the Loan Documents, or (B) if (x) the applicable Transfer is of a non-Controlling, indirect interest in Borrower or Hotel Lessee and was not made to a Prohibited Person, and (y) Borrower or Hotel Lessee in good faith did not intend to violate Article X hereof, then, in either case, such Transfer shall not constitute an Event of Default if Borrower or Hotel Lessee cures such breach within five (5) Business Days following notice from Administrative Agent;

(vii) if any representation or warranty made by Borrower or Hotel Lessee herein or by Borrower, Hotel Lessee or any Guarantor in any (A) other Loan Document or (B) certificate, financial statement or other instrument, agreement or document made by Borrower, Hotel Lessee or any Guarantor and furnished to Administrative Agent, shall have been false or misleading in any material respect as of the date the representation or warranty was made or is deemed to have been remade, which false or misleading representation or warranty (1) was relied on by Administrative Agent or any Lender and (2) would be reasonably expected to constitute or result in a Material Adverse Effect, provided that no Event of Default under this clause (vii) shall be deemed to have occurred if (x) such false or misleading representation or warranty was unintentionally made to Administrative Agent or any Lender, (y) such false or misleading representation or warranty can be made true and correct by action of Borrower, Hotel Lessee or Guarantor to change the applicable underlying facts or circumstances with respect to such representation or warranty, and (z) within ten (10) Business Days of obtaining knowledge of such false or misleading representation or warranty, Borrower, Hotel Lessee and/or Guarantor, as applicable, undertakes and completes all action necessary to make such representation or warranty true and correct in all material respects;

(viii) if Borrower, Hotel Lessee or any SPE Constituent Entity shall make an assignment for the benefit of creditors;

(ix) if a receiver, liquidator or trustee shall be appointed for Borrower, Hotel Lessee or any SPE Constituent Entity, or if Borrower, Hotel Lessee or any SPE Constituent Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Hotel Lessee or any SPE Constituent Entity, or if any proceeding for the dissolution or liquidation of Borrower, Hotel Lessee or any SPE Constituent Entity shall be instituted (each, a “Bankruptcy Event”), unless such appointment, adjudication, petition or proceeding was involuntary and not consented to or acquiesced in by Borrower, Hotel Lessee or such SPE Constituent Entity and the same is discharged, stayed or dismissed within ninety (90) days;

(x) if Borrower or Hotel Lessee assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi) [intentionally omitted];

(xii) if Borrower or Hotel Lessee shall fail to comply with any covenants set forth in Section 7.1.4; provided, however, that a violation or breach of Section 7.1.4 shall not constitute an Event of Default if (A) such violation or breach is not intentional and (B) such violation or breach is capable of being cured and shall be remedied in a timely manner and in any event within not more than thirty (30) days of Borrower’s Knowledge or Hotel Lessee’s Knowledge, as applicable, thereof;

(xiii) if Borrower or Hotel Lessee shall fail to comply with any covenants set forth in Article VII or Article XII (excluding those specific Sections of Article VII or Article XII covered by another subclause of this Section 18.1(a)), and such failure continues for ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower, provided that no Event of Default under this clause (xiii) shall be deemed to have occurred if such Default is capable of being cured and Borrower or Hotel Lessee has commenced such cure within such ten (10) Business Day period and thereafter diligently continues with such cure to completion within thirty (30) days following delivery of the written notice;

(xiv) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or Hotel Lessee, or any Loan Document to which any Guarantor is a party shall terminate or cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of such Guarantor, or any Lien securing the Debt shall, in whole or in part, cease to be a perfected Lien of the requisite priority, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act or omission of Administrative Agent or any Lender);

(xv) any Management Agreement is terminated and a Qualified Manager is not appointed as a replacement manager pursuant to the provisions of this Agreement within thirty (30) days after such termination, subject to the receipt of Administrative Agent’s approval (or deemed approval) of such appointment as required under and in accordance with the terms of this Agreement;

(xvi) if Borrower or Hotel Lessee shall be in default beyond the expiration of any applicable cure period of any of its obligations under any existing easement, covenant or restriction which affects the Property (including the Vertical Subdivision Documents) and such default has a Material Adverse Effect;

(xvii) if there shall occur any Event of Default under and as defined in any of the other Loan Documents;

(xviii) if a Financial Covenant Event of Default under and as defined in any Guaranty has occurred which is not cured within the applicable notice, grace or cure period (if any) under the terms of the applicable Guaranty; provided that Borrower shall have thirty (30) days to (i) post a letter of credit, cash or other security reasonably satisfactory to Administrative Agent in an amount such that, when added to the Net Worth and Liquidity of Guarantors, such Guarantor Financial Covenant will be satisfied, and/or (ii) replace Guarantor with an Approved Replacement Guarantor;

(xix) if any Guarantor (A) shall make an assignment for the benefit of creditors or (B) is the subject of any Bankruptcy Event, provided that such Guarantor shall have ninety (90) days to cure, discharge, stay or dismiss an involuntary or non-consensual Bankruptcy Event, provided further, that such event shall not constitute an Event of Default if (x) all other remaining Guarantors on all of the Guarantees (i) continue to comply with all financial covenants set forth in the Guarantees and (ii) confirm their agreement to guaranty all of the guaranteed obligations set forth in all Guarantees, including those obligations only guaranteed by the Guarantor effected by such Bankruptcy Event or (y) if the conditions in clause (x) are not satisfied, then within thirty (30) days of such Bankruptcy Event, an Approved Replacement Guarantor satisfies the Approved Replacement Guarantor Conditions;

(xx) if Borrower shall fail to obtain and maintain an Interest Rate Cap Agreement as and when required pursuant to the terms of Article XI of this Agreement;

(xxi) subject in all cases to Excusable Delay, if, after the Hotel Unit opens for business, Borrower or Hotel Lessee ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property) without the prior written approval of Administrative Agent;

(xxii) if (A) a default has occurred and continues beyond any applicable cure period under any Management Agreement if such default permits the Manager to terminate or cancel such Management Agreement, or if Borrower or Hotel Lessee allows or permits the term of any Management Agreement to expire or lapse (unless a replacement Management Agreement has been entered into in accordance with the terms and conditions of this Agreement), or (B) a default has occurred and continues beyond any applicable cure period under the Development Management Agreement if such default permits the Development Manager to terminate or cancel the Development Management Agreement, or if Borrower allows or permits the term of the Development Management Agreement to expire or lapse (unless a replacement Development Management Agreement has been entered into in accordance with the terms and conditions of this Agreement); or

(xxiii) if Borrower or Hotel Lessee shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) through (xxii) above for thirty (30) days after notice thereof from Administrative Agent; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, then, as long as Borrower or Hotel Lessee shall have commenced to cure such Default within such thirty (30) day period and thereafter continuously and diligently prosecutes the curing of such default to completion, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or Hotel Lessee in the exercise of due diligence to cure such Default, which additional period shall not exceed ninety (90) days.

(b) Unless waived in writing by Administrative Agent, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(viii), (a)(ix), (a)(x) or (a)(xix) above), Administrative Agent may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action that Administrative Agent deems advisable to protect and enforce its rights against Borrower, Hotel Lessee and in the Property, including (i) declaring immediately due and payable the entire principal amount of the Loan together with interest thereon and all other sums due by Borrower and/or Hotel Lessee under the Loan Documents, (ii) collecting interest on the principal amount of the Loan at the Default Rate whether or not Administrative Agent elects to accelerate the Notes and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower, Hotel Lessee and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (a)(viii), (a)(ix), (a)(x) or (a)(xix) above, the Debt and all other obligations of Borrower and Hotel Lessee hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and Hotel Lessee each hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Administrative Agent of its right to pursue any other remedies available to it under this Agreement, the Security Instrument, the other Loan Documents or any other Loan Document. Any payment due hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Administrative Agent in the Loan Documents.

18.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and the Lenders against Borrower and/or Hotel Lessee under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or Hotel Lessee or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent or the Lenders permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower and Hotel Lessee each agrees that if an Event of Default is continuing (i) to the extent permitted by law, Administrative Agent and the Lenders shall not be subject to any one action or election of remedies law or rule, (ii) all liens and other rights, remedies or privileges provided to Administrative Agent and the Lenders shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full; and (iii) Administrative Agent and the Lenders may, in their sole discretion, without impairing or otherwise affecting any other rights and remedies of Administrative Agent and the Lenders hereunder, at law or in equity, apply, ex parte, for the appointment of a custodian, trustee, receiver, keeper, liquidator or conservator of the Property or any part thereof, irrespective of the adequacy of the security for the Debt and without regard to the solvency of Borrower, Hotel Lessee or of any Person liable for the payment of the Debt, to which appointment Borrower and Hotel Lessee each does hereby consent and such receiver or other official shall have all rights and powers permitted by applicable law and such other rights and powers as the court making such appointment may confer, but the appointment of such receiver or other official shall not impair or in any manner prejudice the rights of Administrative Agent and the Lenders to receive all Operating Income with respect to the Property pursuant to this Agreement or any other Loan Document.

(b) Upon the occurrence and during the continuance of an Event of Default (but subject to the provisions of Section 5.1.8), with respect to the Account Collateral, Administrative Agent may:

(i) without notice to Borrower or Hotel Lessee, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Debt, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;

(ii) in Administrative Agent’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Administrative Agent may determine in its sole discretion; and

(iv) take all other actions provided in, or contemplated by, this Agreement.

(c) With respect to Borrower, Hotel Lessee, the Account Collateral, the Rate Cap Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to the Property for the satisfaction of any of the Debt, and Administrative Agent may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Debt. In addition, Administrative Agent shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Administrative Agent in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest and such default constitutes an Event of Default, Administrative Agent may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Administrative Agent may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other sums secured by this Agreement or the Security Instrument as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.

(d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Administrative Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Administrative Agent determines, subject, however, to the provisions of Section 5.1.8.

18.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Administrative Agent and the Lenders under this Agreement and the Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent may have against Borrower and/or Hotel Lessee pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in Administrative Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower, Hotel Lessee or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower, Hotel Lessee or Guarantor or to impair any remedy, right or power consequent thereon.

18.4 Costs of Collection. If after and during the continuance of an Event of Default: (a) the Notes or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) an attorney is retained to represent Administrative Agent in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Notes or any of the Loan Documents; or (c) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents; then Borrower shall pay to Administrative Agent all reasonable attorney’s fees, out-of-pocket costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Administrative Agent at the Default Rate.

XIX. EXCULPATION.

19.1 Exculpation.

(a) Subject to the qualifications below, Administrative Agent shall not enforce the liability and obligation of Borrower and Hotel Lessee to perform and observe the obligations contained in the Notes, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Hotel Lessee, except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent to enforce and realize upon its interest under the Notes, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Operating Income or any other collateral given to Administrative Agent pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and Hotel Lessee only to the extent of Borrower’s and Hotel Lessee’s interests in the Property, the Operating Income and in any other collateral given to Administrative Agent in the Loan Documents as security for the Loan, and Administrative Agent, by accepting the Notes, this Agreement, the Security Instrument and the other Loan Documents, agrees for itself and its successors and assigns that it and its successors and assigns shall not sue for, seek or demand any deficiency judgment against Borrower or Hotel Lessee (except to the extent set forth in subclause (vii) below) in any such action or proceeding under, or by reason of, or in connection with, the Notes, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section 19.1(a) shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Administrative Agent to name Borrower and/or Hotel Lessee as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of the Guarantees or any other guaranty made in connection with the Loan or any of the rights and remedies of Administrative Agent and Lenders thereunder; (iv) impair the right of Administrative Agent to obtain the appointment of a receiver; (v) impair the enforcement of the Security Instrument or the Assignment of Leases; (vi) constitute a prohibition against Administrative Agent seeking a deficiency judgment against Borrower or Hotel Lessee in order to fully realize the security granted by the Security Instrument or commencing any other appropriate action or proceeding in accordance with the terms of this Agreement in order for Administrative Agent to exercise its remedies against the Property; or (vii) constitute a waiver of the right of Administrative Agent to enforce the liability and obligation of Borrower and Hotel Lessee under the terms of this Agreement, by money judgment or otherwise, to the extent of any actual out-of-pocket loss, actual damage, out-of-pocket cost and expense, liability, claim or other obligation actually suffered or actually incurred by Administrative Agent or the Lenders (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following but expressly excluding any and all punitive, special and exemplary damages, and any and all consequential damages in the nature of “lost profits” or “lost opportunities” or diminution in value (which diminution in value results solely from general market conditions) (all such liability and obligation of Borrower and Hotel Lessee for any or all of the following being referred to herein as “Borrower Recourse Liabilities”):

(A) fraud or intentional misrepresentation in writing by Borrower, Hotel Lessee, Guarantor or any of the Borrower Group in connection with the Loan;

(B) intentional physical waste of the Property by any of the Borrower Group or any Person at the direction of any of the foregoing;

(C) the removal or disposal of any portion of the Property by Borrower or Hotel Lessee in violation of the Loan Documents after an Event of Default;

(D) the misappropriation or conversion by or at the direction of any of the Borrower Group of (A) any Proceeds, (B) any Revenues, (C) Advances or any funds disbursed from the Collateral Accounts, (D) any Revenues received after an Event of Default, (E) any Revenues paid more than one (1) month in advance; or (F) any Gross Sales Proceeds or Net Sales Proceeds;

(E) failure to pay charges for labor or materials or other charges that create a Lien on any portion of the Property, except to the extent such Lien is subordinate to the Security Instrument and is being contested by Borrower or Hotel Lessee in accordance with the terms of this Agreement;

(F) any unapplied security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Administrative Agent upon a foreclosure of the Property or action in lieu thereof, except to the extent (A) any such security deposits were applied in accordance with the terms and conditions of any of the Leases, or (B) such delivery to Administrative Agent is prohibited by Applicable Law;

(G) failure of Borrower to purchase and maintain any Interest Rate Cap Agreement in accordance with Article XI (it being agreed that Administrative Agent shall have no obligation to purchase an Interest Rate Cap Agreement on behalf of Borrower, and that Lenders’ losses on account of Borrower’s failure to purchase an Interest Rate Cap Agreement are not limited to the cost of such Interest Rate Cap Agreement at the time the same was required to be purchased);

(H) Borrower’s failure to obtain and maintain the fully paid for Policies in accordance with Section 8.1, except (i) as a result of the failure of any Lender to make an Advance for such payment of such Policies when required to have been made by the Lenders pursuant to this Agreement or (ii) during a Cash Management Event, to the extent Revenues are insufficient to pay same;

(I) Borrower’s or Hotel Lessee’s failure to pay all Impositions prior to the same becoming delinquent, except (i) as a result of the failure of any Lender to make an Advance for such payment of such Impositions when required to have been made by the Lenders pursuant to this Agreement or (ii) during a Cash Management Event, to the extent Revenues are insufficient to pay same;

(J) except to the extent the same constitutes a Springing Recourse Event as set forth in Section 19.1(b)(G), the failure of Borrower, Hotel Lessee or any SPE Entity to maintain its status as a Single Purpose Entity; provided, however, the foregoing shall not require any direct or indirect shareholder, partner or member of Borrower, Hotel Lessee or any SPE Entity to make additional capital contributions to Borrower, Hotel Lessee or any SPE Entity, directly or indirectly;

(K) [intentionally omitted];

(L) any litigation disclosed on Schedule V attached hereto;

(M) the occurrence of a voluntary Transfer in violation of this Agreement (other than those that result in a Springing Recourse Event as expressly set forth in clause (H) of the definition of Springing Recourse Event set forth below); and/or

(N) reasonable attorney’s fees and expenses incurred by Administrative Agent or any Lender in connection with the enforcement of its rights and remedies and any legal proceeding filed on account of any of the foregoing clauses (A) through (M).

(b) Notwithstanding anything to the contrary in this Agreement, the Notes or any of the other Loan Documents, (i) Administrative Agent shall not be deemed to have waived any right which Administrative Agent may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower and Hotel Lessee in the event of any of the following (each, a “Springing Recourse Event”):

(A) Borrower, Hotel Lessee or any SPE Entity filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(B) the filing of an involuntary petition against Borrower, Hotel Lessee or any SPE Entity under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any of the Borrower Group or any other Person in which any of the Borrower Group colludes;

(C) any of the Borrower Group soliciting or petitioning creditors for any involuntary petition against Borrower, Hotel Lessee or any SPE Entity from any Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(D) Borrower, Hotel Lessee, any SPE Entity, or any of Borrower Group consenting to or joining in any involuntary petition filed against Borrower, Hotel Lessee or any SPE Entity by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(E) Borrower, Hotel Lessee, any SPE Entity, or any of the Borrower Group consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Hotel Lessee or an SPE Entity or all or any portion of the Property (other than an application by Administrative Agent or any Lender in connection with the enforcement of Administrative Agent’s or any Lender’s remedies under the Loan Documents);

(F) Borrower, Hotel Lessee or any SPE Entity making an assignment for the benefit of creditors;

(G) the failure of Borrower, Hotel Lessee or any SPE Entity to be a Single Purpose Entity, and such failure is cited as a material factor in any order for substantive consolidation of Borrower, Hotel Lessee or such SPE Entity with any other Person provided, however, the foregoing shall not require any direct or indirect shareholder, partner or member of Borrower, Hotel Lessee or any SPE Entity to make additional capital contributions to Borrower, Hotel Lessee or any SPE Entity, directly or indirectly;

(H) other than (i) Permitted Transfers or (ii) Transfers which violate the provisions of this Agreement solely as a result of the failure of Borrower or Hotel Lessee to deliver to Administrative Agent notice or other information required to be delivered in connection with such Transfer (provided that the applicable Transferee is not a Prohibited Person and otherwise qualifies as a permitted transferee in accordance with the provisions of Article X hereof), the occurrence of one or more of the following Transfers in violation of this Agreement beyond applicable notice and cure periods (if any): (A) a voluntary sale, conveyance, master or ground lease, assignment or mortgage of all or any material portion of the fee interest in the Property or (B) a Transfer of the direct or indirect Equity Interests in Borrower or Hotel Lessee that results in a change of Control of Borrower or Hotel Lessee (other than a foreclosure of the Mezzanine Loan);

(I) the voluntary incurrence by Borrower, Hotel Lessee or any SPE Entity of any Indebtedness secured by the Property in violation of this Agreement; and/or

(J) if any Borrower Party, in any judicial or quasi-judicial case, action or proceeding contests (or any Borrower Party colludes with or otherwise assists any other Person, or solicits or causes to be solicited any other Person to contest) the validity or enforceability of the Loan Documents or contests or intentionally hinders, delays or obstructs (or any Borrower Party colludes with or otherwise assists any other Person, or solicits or causes to be solicited any other Person to contest, hinder, delay or obstruct) the pursuit of any rights or remedies by Administrative Agent or Lenders (including the commencement and/or prosecution of a foreclosure action, judicial or non-judicial, the appointment of a receiver for the Property or any portion thereof or any enforcement of the terms of the Assignment of Leases), and a court of competent jurisdiction has determined by a final non-appealable order of the court that such actions taken by such Borrower Party were in bad faith.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, none of (i) any present or future Constituent Member in Borrower or Hotel Lessee, or (ii) any present or future officer, director, employee, trustee, beneficiary, advisor, principal, participant, representative or agent of or in Borrower or Hotel Lessee, or of or in any Person that is or becomes a Constituent Member in Borrower or Hotel Lessee, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the Loan Documents, and Administrative Agent on behalf of itself, the Lenders and their respective successors and assigns, hereby waives any and all such personal liability, provided, however, that the foregoing shall not limit or modify any liability or obligation of any Guarantor under any Guaranty. As used in this Agreement, the term “Constituent Member” shall mean (x) any direct shareholder, member or partner in Borrower or Hotel Lessee and (y) any Person that, indirectly through one or more other corporations, limited liability companies, partnerships, or other entities, is a shareholder, member or partner in Borrower or Hotel Lessee.

XX. MISCELLANEOUS.

20.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Administrative Agent of the Loan and the execution and delivery to Administrative Agent of the Notes, and shall continue in full force and effect as long as all or any of the Debt in connection with the Loan is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower or Hotel Lessee, shall inure to the benefit of the legal representatives, successors and assigns of Administrative Agent.

20.2 Administrative Agent’s Discretion. Whenever pursuant to this Agreement, Administrative Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive.

20.3 GOVERNING LAW.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER, HOTEL LESSEE AND ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND EACH LENDER) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, BORROWER OR HOTEL LESSEE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER, HOTEL LESSEE AND ADMINISTRATIVE AGENT (FOR ITSELF AND ON BEHALF OF EACH LENDERS) EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON-CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER, HOTEL LESSEE AND ADMINISTRATIVE AGENT (FOR ITSELF AND ON BEHALF OF LENDERS) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

20.4 Modification, Waiver in Writing. Any provision of this Agreement, the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower, Hotel Lessee, Administrative Agent and the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders do any of the following: (a) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (b) reduce the principal of or rate of interest on the Loan or any fees specified herein, (c) postpone the date fixed for any payment of principal of or interest on the Loan or any fees hereunder or for any reduction or termination of any Commitment, (d) release the Lien of the Security Instrument or otherwise release any other collateral, except as expressly permitted or required in the Loan Documents, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Section 20.4 or any other provision of this Agreement, (f) except as expressly permitted or required in any Loan Document, release any Guarantor from any obligation pursuant to the Guarantees (as the case may be) or the Environmental Indemnity, or (g) amend the provisions of this Section 20.4 or the definition of “Required Lenders”. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or Hotel Lessee, shall entitle Borrower or Hotel Lessee to any other or future notice or demand in the same, similar or other circumstances.

20.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Administrative Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Administrative Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

20.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery against receipt, or (b) certified or registered United States mail, postage prepaid, return receipt requested or (c) expedited prepaid delivery service, either commercial or United States Postal Service for next Business Day delivery, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 20.6):

If to Administrative Agent:                    STWD 2021-FL2, Ltd.

c/o Starwood Property Trust, Inc.
[***]
[***]
[***]
[***]

With a copy to:                                        STWD 2021-FL2, Ltd.

c/o Starwood Property Trust, Inc.
[***]
[***]
[***]

With a copy to:                                        Sidley Austin LLP
[***]
[***]
[***]

If to Initial Lender:                                  STWD 2021-FL2, Ltd.

c/o Starwood Property Trust, Inc.
[***]
[***]
[***]
[***]

With a copy to:                                        STWD 2021-FL2, Ltd.

c/o Starwood Property Trust, Inc.
[***]
[***]
[***]

With a copy to:                                        Sidley Austin LLP
[***]
[***]
[***]

If to Borrower:                                         1350 S Dixie LLC

c/o Nolan Reynolds International, USA

1340 South Dixie Hwy, Suite 612

Coral Gables, FL 33146

[***]
[***]

With a copy to:                                        Malkerson Gunn Martin LLP

5353 Gamble Drive, Suite 225

St. Louis Park, MN 55416

[***]

[***]

If to Hotel Lessee:                                   1350 S Dixie LLC

c/o Nolan Reynolds International, USA

1340 South Dixie Hwy, Suite 612

Coral Gables, FL 33146

[***]
[***]

With a copy to:                                        Malkerson Gunn Martin LLP

5353 Gamble Drive, Suite 225

St. Louis Park, MN 55416

[***]

[***]

Any party may change the address to which any notice is to be delivered, by furnishing ten (10) days’ prior written notice of such change to the other parties in accordance with the provision of this Section 20.6. All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, or (iii) three (3) Business Days after being deposited in the United States mail as required above, provided that notices to Administrative Agent under Article II shall not be effective until received. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent. Notices may be sent by a party hereto or on its behalf by its attorney.

If Borrower or Hotel Lessee is required to deliver any document or item hereunder (other than an original signed document) and such document or item is posted on a sharefile that Administrative Agent and the Lenders have access to and Borrower delivers notice to Administrative Agent and the Lenders of such availability, then such document or item shall be deemed delivered.

20.7 TRIAL BY JURY. BORROWER, HOTEL LESSEE, LENDERS AND ADMINISTRATIVE AGENT AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER ANY OF THEM, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, INCLUDING ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF BORROWER, HOTEL LESSEE, LENDERS AND ADMINISTRATIVE AGENT HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. EACH OF BORROWER, HOTEL LESSEE, LENDERS AND ADMINISTRATIVE AGENT ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

20.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

20.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.10 Preferences. To the extent Borrower or Hotel Lessee makes a payment or payments to Administrative Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent.

20.11 Waiver of Notice. Neither Borrower nor Hotel Lessee shall be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Administrative Agent to Borrower or Hotel Lessee and except with respect to matters for which Borrower or Hotel Lessee is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower and Hotel Lessee each hereby expressly waives, to the extent permitted by applicable Legal Requirements, the right to receive any notice from Administrative Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower or Hotel Lessee.

20.12 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Administrative Agent upon receipt of written notice from Administrative Agent for all reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the reasonable costs of furnishing all opinions by counsel for Borrower and Hotel Lessee (including any opinions requested by Administrative Agent pursuant to this Agreement); (ii) Administrative Agent’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s and/or Hotel Lessee’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Administrative Agent pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Hotel Lessee, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Borrower or Hotel Lessee under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work out or of any insolvency or bankruptcy proceedings and (viii) procuring Policies pursuant to Section 8.1; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent, other than Borrower’s or Hotel Lessee’s internal administrative costs. Any cost and expenses due and payable to Administrative Agent may be paid from any amounts in the Collection Account or the Cash Management Account.

(b) Borrower will protect, indemnify and save harmless Administrative Agent and the Lenders and all of their respective officers, directors, stockholders, members, partners, employees, agents, successors and assigns (collectively, the “Indemnified Parties”) from and against all actual liabilities, obligations, claims, actual damages, penalties, causes of action, out-of-pocket costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Administrative Agent or its designee of a deed-in-lieu of foreclosure (or an assignment-in-lieu of foreclosure) with respect to the Property, or (ii) an Indemnified Party or its designee taking possession or control of the Property (and only during such period as Administrative Agent maintains such possession or control) or (iii) the foreclosure of the Security Instrument, except in all cases to the extent caused by the actual willful misconduct or gross negligence of the Indemnified Parties (other than such willful misconduct or gross negligence imputed to the Indemnified Parties because of their interest in the Property): (A) ownership of Borrower’s or Hotel Lessee’s interest in the Property, or any interest therein, or receipt of any Revenues or other sum therefrom, (B) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property, (C) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Administrative Agent, and any claim the insurance as to which is inadequate, (D) any Default under this Agreement or any of the other Loan Documents, (E) any failure on the part of Borrower or Hotel Lessee to perform or comply with any of the terms of any Lease or Management Agreement within the applicable notice or grace periods, (F) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (G) any negligence or tortious act or omission on the part of Borrower, Hotel Lessee or any of their respective agents, contractors, servants, employees, sublessees, licensees or invitees, (H) any contest referred to in Section 9.3 hereof, (I) the execution and delivery by Administrative Agent of the Assignment of Development Management Agreement and any alleged or actual obligation or undertaking on the part of Administrative Agent to perform or discharge any of the terms, covenants or agreements contained in the Development Management Agreement, and (J) any act of Administrative Agent under the Assignment of Declarant’s Rights. Any amounts the Indemnified Parties are legally entitled to receive under this Section 20.12 which are not paid within fifteen (15) Business Days after written demand therefor (the “Indemnification Date”) by the Indemnified Parties or Administrative Agent, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Debt secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower and Hotel Lessee shall, at Borrower’s and Hotel Lessee’s expense, resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Administrative Agent promptly after Administrative Agent has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Administrative Agent (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Administrative Agent and Borrower that would make such separate representation advisable; provided, further, that if Administrative Agent shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless there is an actual conflict of interest between such Indemnified Party, on the one hand, and Administrative Agent, on the other hand. As long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Administrative Agent and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld, conditioned or delayed; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Administrative Agent (or such Indemnified Party) has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Administrative Agent or such Indemnified Party may settle such action, suit or proceeding and claim the benefit of this Section 20.12 with respect to settlement of such action, suit or proceeding without Borrower’s consent. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. No Indemnified Party shall settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without notice to Borrower.

(c) Notwithstanding anything to the contrary set forth herein, or in any of the other Loan Documents, neither Borrower, Hotel Lessee nor Guarantors shall be liable for punitive, exemplary, special or consequential damages in the nature of “lost profits” or “lot opportunities” or diminution in value (which diminution in value results solely from general market conditions); provided, however, Borrower, Hotel Lessee and Guarantor acknowledge and agree that any of such damages actually payable by the Lenders or Administrative Agent to a third party shall be considered “actual damages” which are subject to indemnification hereunder.

20.13 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

20.14 Offsets, Counterclaims and Defenses. Any assignee of Administrative Agent’s interest in and to this Agreement, the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Hotel Lessee may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or Hotel Lessee or in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Hotel Lessee.

20.15 Liability of Assignees of Administrative Agent. No assignee of Administrative Agent shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Administrative Agent hereunder. In addition, no permitted assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Administrative Agent hereunder. The limitation of liability provided in this Section 20.15 is (a) in addition to, and not in limitation of, any limitation of liability applicable to the permitted assignee provided by law or by any other contract, agreement or instrument, and (b) shall not apply to any assignee’s gross negligence or willful misconduct.

20.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower, Hotel Lessee, Administrative Agent and the Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower or Hotel Lessee and Administrative Agent or the Lenders nor to grant Administrative Agent or the Lenders any interest in the Property, other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, Borrower, Hotel Lessee and Lenders and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Lenders, Hotel Lessee or Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent on behalf of the Lenders if, in Administrative Agent’s sole discretion and with the consent of the Required Lenders, Administrative Agent and the Required Lenders deem it advisable or desirable to do so.

20.17 Publicity. All news releases, publicity or advertising by Borrower, Hotel Lessee or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced all or in part by the Loan Documents, to Administrative Agent, or any of its Affiliates shall be subject to the prior written approval of Administrative Agent, not to be unreasonably withheld, conditioned or delayed.

20.18 Waiver of Marshaling of Assets. To the fullest extent permitted by law, each of Borrower and Hotel Manager, for itself and its respective successors and assigns, waives all rights to a marshaling of the assets of Borrower, Hotel Lessee, Borrower’s and Hotel Lessee’s members and others with interests in Borrower, Hotel Lessee and of the Property, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent under the Loan Documents to a sale of the Property for the collection of all or any portion of the Debt without any prior or different resort for collection or of the right of Administrative Agent to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

20.19 Waiver of Counterclaim and other Actions. Borrower and Hotel Lessee each hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Administrative Agent on this Agreement, the Notes, the Security Instrument or any other Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Administrative Agent on this Agreement, the Notes, the Security Instrument or any other Loan Document and cannot be maintained in a separate action), provided that the foregoing shall not be deemed a waiver of Borrower’s or Hotel Lessee’s right to assert a good faith defense that Borrower has complied with its obligations under the Loan Documents and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

20.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower and Hotel Lessee each acknowledges that, with respect to the Loan, Borrower and Hotel Lessee shall rely solely on their own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or the Lenders or any parent, subsidiary or Affiliate of Administrative Agent or the Lenders. Administrative Agent shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Administrative Agent of any equity interest any of them may acquire in Borrower or Hotel Lessee, and Borrower and Hotel Lessee each hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s exercise of any such rights or remedies. Borrower and Hotel Lessee each acknowledges that Administrative Agent and the Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, Hotel Lessee or their Affiliates.

20.21 Brokers and Financial Advisors. Borrower, Hotel Lessee and Administrative Agent each hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Hotel Lessee each acknowledges and agrees that it is solely responsible for the payment of any finder’s fees, concessions, commissions or similar fees owing to any Person claiming such compensation by or through Borrower or Hotel Lessee. Borrower shall indemnify, defend and hold the Indemnified Parties harmless from and against any and all claims, liabilities, out-of-pocket costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted directly or indirectly, by or on behalf of Guarantor, Borrower, Hotel Lessee or any Affiliate thereof or was retained directly or indirectly, by or on behalf of Guarantor, Borrower, Hotel Lessee or any affiliate thereof, in connection with the transactions contemplated herein. The provisions of this Section 20.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

20.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto with respect to the Loan and the transactions contemplated hereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

20.23 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

20.24 Limitation of Liability. No claim may be made by Borrower, Hotel Lessee or any other Person against Administrative Agent or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower and Hotel Lessee each hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

20.25 Acquisition of Mezzanine Loan; Prepayment of Mezzanine Loan Prohibited;.

(a) None of the Borrower Group shall acquire or agree to acquire the Mezzanine Loan or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of any interest in the Mezzanine Loan by purchase, transfer, exchange or otherwise, unless such member of the Borrower Group acquires all (and not a part) of the Mezzanine Loan or such interests therein.

XXI. THE ADMINISTRATIVE AGENT.

21.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

21.2 Administrative Agent and Affiliates. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower, Hotel Lessee or any Affiliate of Borrower or Hotel Lessee as if it were not Administrative Agent hereunder.

21.3 Action by Administrative Agent. The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article XVIII.

21.4 Consultation with Experts. Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

21.5 Liability of Administrative Agent. Neither Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Lenders or, where required by the terms of this Agreement, all of the Lenders, or (b) in the absence of its own gross negligence or willful misconduct. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of Borrower or Hotel Lessee; (iii) the satisfaction of any condition specified in Articles III or IV, except receipt of items delivered to Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, electronic transmission, portable document format or other similar writing) believed by it to be genuine or to be signed by the proper party or parties.

21.6 Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder.

21.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

21.8 Successor Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder first accruing or arising after the effective date of such retirement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. At all times during the term of the Loan, the Loan shall be administered by a single administrative agent and, if a Servicer is engaged, by a single Servicer.

21.9 Copies of Notices. Administrative Agent shall deliver to each Lender a copy of any notice sent to Borrower or Hotel Lessee by Administrative Agent in connection with the performance of its duties as Administrative Agent hereunder.

21.10 Intercreditor Agreement.

(a) Each Lender hereby authorizes and instructs Administrative Agent to enter into, exercise its rights under, and perform its obligations under the Intercreditor Agreement. Each Lender hereby assumes, ratifies, undertakes and makes, for the benefit of all Persons who are parties to or intended beneficiaries of the Intercreditor Agreement, all of the covenants, representations and warranties (without regard to any limitations which limit such representations and warranties to the knowledge of Administrative Agent) that are made for or on behalf of such Lender as a “Senior Lender” (as such term is defined in the Intercreditor Agreement) in the Intercreditor Agreement, each of which shall be the direct, personal covenants and representations of such Lender, and hereby certifies and confirms as of the date on which such Lender becomes a party to this Agreement that all representations and warranties that are made for or on behalf of such Lender as a “Senior Lender” in the Intercreditor Agreement are true and correct. Each Lender hereby releases Administrative Agent from any obligation or liability whatsoever with respect to the performance of any such covenants, representations or warranties that are made for or on behalf of such Lender as a “Senior Lender” in the Intercreditor Agreement, and indemnifies and holds harmless Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of any such covenants, representations or warranties that are made for or on behalf of such Lender as a “Senior Lender” in the Intercreditor Agreement or by reason of the failure or any such representations and warranties that are made for or on behalf of such Lender as a “Senior Lender” in the Intercreditor Agreement to be true and correct, provided, however, that no Lender shall be liable for such indemnification to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements have resulted from either (i) an amendment to the covenants, representations or warranties of the “Senior Lenders” in the Intercreditor Agreement to which such Lender did not consent, or (ii) the gross negligence, bad faith or willful misconduct of any Administrative Agent-related Person. Each Lender acknowledges and agrees that its right to transfer its interest in the Loan is further restricted by, and subject to the terms and provisions of, the Intercreditor Agreement and that no Lender shall transfer or pledge any portion of its respective interest in the Loan to Borrower, Hotel Lessee, Mezzanine Borrower or any of their respective “Affiliates” (as such term is defined in the Intercreditor Agreement) in violation of the Intercreditor Agreement. Each of Mezzanine Administrative Agent and each Mezzanine Lender is an intended third-party beneficiary of the provisions of this Section 21.10(a).

(b) Each Lender agrees that all of the rights, benefits, immunities, indemnities, exculpations and other provisions set forth in this Article XXI shall apply to the Intercreditor Agreement, and to Administrative Agent in connection with its exercise its rights, and performance of its obligations, thereunder as if the Intercreditor Agreement were a “Loan Document” for all purposes of this Article XXI.

21.11 Modifications to Section 16.1 and Article XXI. Borrower and Hotel Lessee each acknowledges and agrees that the provisions of this Article XXI and Section 16.1 are intended to govern the relationship among the Lenders and Administrative Agent and the provisions of this Article XXI (other than the last sentence of Section 21.8) and Section 16.1 may accordingly be modified or amended without Borrower’s or Hotel Lessee’s consent, written or otherwise provided such modifications or amendments shall not increase Borrower’s or Hotel Lessee’s’ obligations and liabilities or decrease Borrower’s or Hotel Lessee’s rights under the Loan Documents other than to a de minimis extent.

21.12 Mezzanine Loan Matters.

(a) Notices. Borrower shall deliver to Administrative Agent, promptly after the receipt or delivery, a copy of any notice of default received or sent by Mezzanine Borrower with respect to the Mezzanine Loan, and of any other material written correspondence (including electronically transmitted items) given or received by Mezzanine Borrower or Guarantor to or from the Mezzanine Administrative Agent or its agents.

(b) Independent Approval Rights. If any action, proposed action or other decision is consented to or approved by Mezzanine Administrative Agent, such consent or approval shall not be binding or controlling on Administrative Agent. Borrower and Hotel Lessee each hereby acknowledges and agrees that (i) the risks of Mezzanine Lenders in making the Mezzanine Loan are different from the risks of Lenders in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval, Mezzanine Lender and Lender may reasonably reach different conclusions, and (iii) Administrative Agent has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent set forth herein. Furthermore, the denial by Administrative Agent of a requested consent or approval shall not create any liability or other obligation of Administrative Agent if the denial of such consent or approval results directly or indirectly in a default under the Mezzanine Loan Documents, and Borrower and Hotel Lessee each hereby waives any claim of liability against Administrative Agent arising from any such denial unless Administrative Agent has not complied with any applicable standard for consent. The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Administrative Agent.

(c) Intercreditor Agreement. Borrower and Hotel Lessee each hereby acknowledges and agrees that any intercreditor agreement entered into between Administrative Agent and Mezzanine Administrative Agent will be solely for the benefit of Administrative Agent and Mezzanine Administrative Agent, and that neither Borrower, Hotel Lessee nor Mezzanine Borrower shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. Administrative Agent and Mezzanine Administrative Agent have no obligation to disclose to Borrower, Hotel Lessee or Mezzanine Borrower the contents of any such intercreditor agreement. Borrower’s obligations hereunder are and will be independent of any such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.

21.13 Intentionally Omitted.

21.14 Payments to Mezzanine Lender on behalf of Borrower. Notwithstanding anything to the contrary contained in this Agreement, the Loan Documents, the Mezzanine Loan Documents, the parties hereto acknowledge and agree that, as to any clause or provision contained in this Agreement, the other Loan Documents, the Mezzanine Loan Documents, as applicable, to the effect that payments, distributions or other similar effect are to be made by Borrower to Mezzanine Lender, or applied to the Mezzanine Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lenders shall pay to Borrower, and Borrower shall then immediately distribute to any Mezzanine Borrower, pursuant to and in accordance with the organizational documents of Borrower and applicable law, which distribution shall be immediately payable to Mezzanine Lender, and any such clause or provision shall not be construed as meaning that Borrower is acting on behalf of, holding out their credit for, or paying the obligations of, Mezzanine Borrower, directly or in any other manner that would violate any of the single purpose entity covenants contained in this Agreement or other similar covenants contained in Borrowers’ organizational documents or any Mezzanine Borrower’s organizational documents.

21.15 Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[No Further Text on this Page; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

1350 S DIXIE LLC,
a Delaware limited liability company

By:	/s/ Brent M. Reynolds
Name:	Brent M. Reynolds
Title:	Authorized Representative

HOTEL LESSEE:

NRI REAL TOKEN TENANT, LLC,
a Delaware limited liability company

By:	/s/ Brent M. Reynolds
Name:	Brent M. Reynolds
Title:	Authorized Representative

INITIAL LENDER:

STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C.,
a Delaware limited liability company

By:	/s/ Farid Maluf
Name:	Farid Maluf
Title:	Vice President

ADMINISTRATIVE AGENT:

STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C.,
a Delaware limited liability company

By:	/s/ Farid Maluf
Name:	Farid Maluf
Title:	Vice President

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